SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM T-3/A

(Amendment No. 4)

APPLICATION FOR QUALIFICATION OF INDENTURE

UNDER THE TRUST INDENTURE ACT OF 1939

WorldCom, Inc.

1-800-Collect, Inc.

Access Network Services, Inc.

Access Virginia, Inc.

ALD Communications, Inc.

BC Yacht Sales, Inc.

BCT Holdings, LLC

BCT Real Estate, LLC

BFC Communications, Inc.

Bittel Telecommunications Corporation

Brooks Fiber Communications of Arkansas, Inc.

Brooks Fiber Communications of Bakersfield, Inc.

Brooks Fiber Communications of Connecticut, Inc.

Brooks Fiber Communications of Fresno, Inc.

Brooks Fiber Communications of Idaho, Inc.

Brooks Fiber Communications of Massachusetts, Inc.

Brooks Fiber Communications of Michigan, Inc.

Brooks Fiber Communications of Minnesota, Inc.

Brooks Fiber Communications of Mississippi, Inc.

Brooks Fiber Communications of Missouri, Inc.

Brooks Fiber Communications of Nevada, Inc.

Brooks Fiber Communications of New England, Inc.

Brooks Fiber Communications of New Mexico, Inc.

Brooks Fiber Communications of New York, Inc.

Brooks Fiber Communications of Ohio, Inc.

Brooks Fiber Communications of Oklahoma, Inc.

Brooks Fiber Communications of Rhode Island, Inc.

Brooks Fiber Communications of Sacramento, Inc.

Brooks Fiber Communications of San Jose, Inc.

Brooks Fiber Communications of Stockton, Inc.

Brooks Fiber Communications of Tennessee, Inc.

Brooks Fiber Communications of Texas, Inc.

Brooks Fiber Communications of Tucson, Inc.

Brooks Fiber Communications of Tulsa, Inc.

Brooks Fiber Communications of Utah, Inc.

Brooks Fiber Communications of Virginia

Brooks Fiber Communications-LD, Inc.

Brooks Fiber Properties, Inc.

BTC Finance Corp.

B.T.C. Real Estate Investments, Inc.

BTC Transportation Corporation

Business Internet, Inc.

CC Wireless, Inc.

Chicago Fiber Optic Corporation

Com Systems, Inc.

COM/NAV Realty Corp.

Compuplex Incorporated

Cross Country Wireless, Inc.

CS Network Services, Inc.

CS Wireless Battle Creek, Inc.

CS Wireless Systems, Inc.

Digex, Incorporated

Digex International Holding Company

E.L. Acquisition, Inc.

Express Communications, Inc.

Fibercom of Missouri, Inc.

FiberNet Rochester, Inc.

Fibernet, Inc.

Healan Communications, Inc.

ICI Capital LLC

Institutional Communications Company - Virginia

Intelligent Investment Partners, Inc.

Intermedia Capital, Inc.

Intermedia Communications Inc.

Intermedia Communications of Virginia, Inc.

Intermedia Investment, Inc.

Intermedia Licensing Company

Intermedia Services LLC

J.B. Telecom, Inc.

Jones Lightwave of Denver, Inc.

Marconi Telegraph-Cable Company, Inc.

MCI Canada, Inc.

MCI Communications Corporation

MCI Equipment Acquisition Corporation

MCI Galaxy III Transponder Leasing, Inc.

MCI Global Access Corporation

MCI Global Support Corporation

MCI International Services, L.L.C.

MCI International Telecommunications Corporation

MCI International Telecommunications Holding Corporation

MCI International, Inc.

MCI Investments Holdings, Inc.

MCI Network Technologies, Inc.

MCI Omega Properties, Inc.

MCI Payroll Services, LLC

MCI Research, Inc.

MCI Systemhouse L.L.C.

MCI Transcon Corporation

MCI Wireless, Inc.

MCI WORLDCOM Brands, L.L.C.

MCI WORLDCOM Brazil LLC

MCI WORLDCOM Brooks Telecom, LLC

MCI WORLDCOM Capital Management Corporation

MCI WORLDCOM Communications of Virginia, Inc.

MCI WORLDCOM Communications, Inc.

MCI WORLDCOM Financial Management Corporation

MCI WORLDCOM International, Inc.

MCI WorldCom Management Company, Inc.

MCI WORLDCOM MFS Telecom, LLC

MCI WORLDCOM Network Services of Virginia, Inc.

MCI WORLDCOM Network Services, Inc.

MCI WORLDCOM Receivables Corporation

MCI WORLDCOM Synergies Management Company, Inc.

MCI/OTI Corporation

MCImetro Access Transmission Services LLC

MCImetro Access Transmission Services of Virginia, Inc.

Metrex Corporation

Metropolitan Fiber Systems of Alabama, Inc.

Metropolitan Fiber Systems of Arizona, Inc.

Metropolitan Fiber Systems of Baltimore, Inc.

Metropolitan Fiber Systems of California, Inc.

Metropolitan Fiber Systems of Columbus, Inc.

Metropolitan Fiber Systems of Connecticut, Inc.

Metropolitan Fiber Systems of Dallas, Inc.

Metropolitan Fiber Systems of Delaware, Inc.

Metropolitan Fiber Systems of Denver, Inc.

Metropolitan Fiber Systems of Detroit, Inc.

Metropolitan Fiber Systems of Florida, Inc.

Metropolitan Fiber Systems of Hawaii, Inc.

Metropolitan Fiber Systems of Houston, Inc.

Metropolitan Fiber Systems of Indianapolis, Inc.

Metropolitan Fiber Systems of Iowa, Inc.

Metropolitan Fiber Systems of Kansas City, Missouri, Inc.

Metropolitan Fiber Systems of Kansas, Inc.

Metropolitan Fiber Systems of Kentucky, Inc.

Metropolitan Fiber Systems of Massachusetts, Inc.

Metropolitan Fiber Systems of Minneapolis/St. Paul, Inc.

Metropolitan Fiber Systems of Nebraska, Inc.

Metropolitan Fiber Systems of Nevada, Inc.

Metropolitan Fiber Systems of New Hampshire, Inc.

Metropolitan Fiber Systems of New Jersey, Inc.

Metropolitan Fiber Systems of New Orleans, Inc.

Metropolitan Fiber Systems of New York, Inc.

Metropolitan Fiber Systems of North Carolina, Inc.

Metropolitan Fiber Systems of Ohio, Inc.

Metropolitan Fiber Systems of Oklahoma, Inc.

Metropolitan Fiber Systems of Oregon, Inc.

Metropolitan Fiber Systems of Philadelphia, Inc.

Metropolitan Fiber Systems of Pittsburgh, Inc.

Metropolitan Fiber Systems of Rhode Island, Inc.

Metropolitan Fiber Systems of Seattle, Inc.

Metropolitan Fiber Systems of St. Louis, Inc.

Metropolitan Fiber Systems of Tennessee, Inc.

Metropolitan Fiber Systems of Virginia, Inc.

Metropolitan Fiber Systems of Wisconsin, Inc.

Metropolitan Fiber Systems/McCourt, Inc.

MFS CableCo U.S., Inc.

MFS Datanet, Inc.

MFS Foreign Personnel, Inc.

MFS Global Communications, Inc.

(f/k/a MCI WorldCom Services Co.)

MFS Globenet, Inc.

MFS International Holdings, L.L.C.

MFS International Opportunities, Inc.

(f/k/a MCI WorldCom Marketing Co.)

MFS Telecom, Inc.

MFS Telephone of Missouri, Inc.

MFS Telephone of New Hampshire, Inc.

MFS Telephone of Virginia, Inc.

MFS Telephone, Inc.

MFS/C-TEC (New Jersey) Partnership

MFSA Holding, Inc.

Military Communications Center, Inc.

MobileComm Europe Inc.

Mtel American Radiodetermination Corporation

Mtel Asia, Inc.

Mtel Cellular, Inc.

Mtel Digital Services, Inc.

Mtel International, Inc.

Mtel Latin America, Inc.

Mtel Microwave, Inc.

Mtel Service Corporation

Mtel Space Technologies Corporation

Mtel Technologies, Inc.

N.C.S. Equipment Corporation

National Telecommunications of Florida, Inc.

Netwave Systems, Inc.

networkMCI, Inc.

New England Fiber Communications L.L.C.

Northeast Networks, Inc.

Nova Cellular Co.

NTC, Inc.

Overseas Telecommunications, Inc.

Savannah Yacht & Ship, LLC

SkyTel Communications, Inc.

SkyTel Corp.

SkyTel Payroll Services, LLC

Southern Wireless Video, Inc.

Southernnet of South Carolina, Inc.

Southernnet Systems, Inc.

Southernnet, Inc.

Telecom*USA, Inc.

Teleconnect Company

Teleconnect Long Distance Services & Systems Company

Tenant Network Services, Inc.

TMC Communications, Inc.

TransCall America, Inc.

Tru Vision Wireless, Inc.

Tru Vision-Flippin, Inc.

TTI National, Inc.

UUNET Australia Limited

UUNET Caribbean, Inc.

UUNet Global Alliances, Inc. (f/k/a MCI WorldCom Transmission Co.)

UUNET Holdings Corp.

UUNET International Ltd.

UUNET Japan Ltd.

UUNET Payroll Services, LLC

UUNET Technologies, Inc.

Virginia Metrotel, Inc.

Western Business Network, Inc.

Wireless Enterprises LLC

Wireless One of Bryan, Texas, Inc.

Wireless One, Inc.

Wireless Video Enhanced Services

Wireless Video Enterprises, Inc.

Wireless Video Services

WorldCom Broadband Solutions, Inc.

WorldCom Caribbean, Inc.

WorldCom East, Inc.

WorldCom ETC, Inc.

WorldCom Federal Systems, Inc.

WorldCom Funding Corporation

WorldCom Global Strategic Alliances, Inc.

WorldCom Global Strategic Alliances International, Inc.

WorldCom ICC, Inc.

WorldCom Intermedia Communications Corporation (f/k/a Shared Technologies Fairchild Communications Corporation)

WorldCom Intermedia Telecom, Inc. (f/k/a Shared Technologies Fairchild Telecom, Inc.)

WorldCom Intermedia, Inc. (f/k/a Shared Technologies Fairchild, Inc.)

WorldCom International Data Services, Inc.

WorldCom International Mobile Services LLC

WorldCom International Mobile Services, Inc.

WorldCom Overseas Holdings, Inc.

WorldCom Payroll Services, LLC

WorldCom Purchasing, LLC

WorldCom Switzerland LLC

WorldCom Ventures, Inc.

WorldCom Wireless, Inc.

(Name of Applicant)

22001 Loudoun County Parkway

Ashburn, Virginia 20147

(Address of Principal Executive Offices)

Securities to be Issued Under the Indenture to be Qualified:

Title of Class	Amount
Senior Notes due 2007, 2009 and 2014	$5,665,000,000

Approximate date of proposed public offering:

Upon the Effective Date under the Plan (as defined herein).

Anastasia D. Kelly, Esq.

Executive Vice President and General Counsel

WorldCom, Inc.

22001 Loudoun County Parkway

Ashburn, Virginia 20147

(Name and Address of Agent for Service)

With a copy to:

Simeon Gold, Esq.

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, New York 10153

The Applicant hereby amends this Application for Qualification on such date or dates as may be necessary to delay its effectiveness until (i) the 20th day after the filing of an amendment that specifically states that it shall supersede this Application for Qualification or (ii) such date as the Securities and Exchange Commission, acting pursuant to Section 307(c) of the Trust Indenture Act of 1939, may determine upon the written request of the Applicant.

FORM T-3/A

(AMENDMENT NO. 4)

GENERAL

ITEM 1. GENERAL INFORMATION.

(a) The Applicant, WorldCom, Inc., is a corporation (the name of which will be changed to MCI, Inc. upon the effective date of the Plan (as defined herein)) (the “Effective Date”). The following subsidiaries of the Applicant (the “Subsidiary Guarantors”) will guarantee the Senior Notes (defined below), are co-applicants hereunder and have the form of organization and are formed under the laws of the states indicated below:

Legal Names	Jurisdiction of Organization	Form of Organization
1-800-Collect, Inc.	Delaware	Corporation

Access Network Services, Inc.	Texas	Corporation

Access Virginia, Inc.	Virginia	Corporation

ALD Communications, Inc.	California	Corporation

BC Yacht Sales, Inc.	Delaware	Corporation

BCT Holdings, LLC	Delaware	Limited Liability Company

BCT Real Estate, LLC	Delaware	Limited Liability Company

BFC Communications, Inc.	Nevada	Corporation

Bittel Telecommunications Corporation	California	Corporation

Brooks Fiber Communications of Arkansas, Inc.	Delaware	Corporation

Brooks Fiber Communications of Bakersfield, Inc.	Delaware	Corporation

Brooks Fiber Communications of Connecticut, Inc.	Delaware	Corporation

Brooks Fiber Communications of Fresno, Inc.	Delaware	Corporation

Brooks Fiber Communications of Idaho, Inc.	Delaware	Corporation

Brooks Fiber Communications of Massachusetts, Inc.	Delaware	Corporation

Brooks Fiber Communications of Michigan, Inc.	Michigan	Corporation

Brooks Fiber Communications of Minnesota, Inc.	Delaware	Corporation

Brooks Fiber Communications of Mississippi, Inc.	Delaware	Corporation

Brooks Fiber Communications of Missouri, Inc.	Delaware	Corporation

Brooks Fiber Communications of Nevada, Inc.	Delaware	Corporation

Brooks Fiber Communications of New England, Inc.	Delaware	Corporation

Brooks Fiber Communications of New Mexico, Inc.	Delaware	Corporation

Brooks Fiber Communications of New York, Inc.	Delaware	Corporation

Brooks Fiber Communications of Ohio, Inc.	Delaware	Corporation

Brooks Fiber Communications of Oklahoma, Inc.	Delaware	Corporation

Brooks Fiber Communications of Rhode Island, Inc.	Delaware	Corporation

Brooks Fiber Communications of Sacramento, Inc.	Nevada	Corporation

Brooks Fiber Communications of San Jose, Inc.	Nevada	Corporation

Brooks Fiber Communications of Stockton, Inc.	Delaware	Corporation

Brooks Fiber Communications of Tennessee, Inc.	Delaware	Corporation

Brooks Fiber Communications of Texas, Inc.	Delaware	Corporation

Brooks Fiber Communications of Tucson, Inc.	Delaware	Corporation

Brooks Fiber Communications of Tulsa, Inc.	Delaware	Corporation

Brooks Fiber Communications of Utah, Inc.	Delaware	Corporation

Brooks Fiber Communications of Virginia	Virginia	Corporation

Brooks Fiber Communications-LD, Inc.	Nevada	Corporation

Brooks Fiber Properties, Inc.	Delaware	Corporation

BTC Finance Corp.	Delaware	Corporation

Legal Names	Jurisdiction of Organization	Form of Organization
BTC Transportation Corporation	Delaware	Corporation

B.T.C. Real Estate Investments, Inc.	Missouri	Corporation

Business Internet, Inc.	Delaware	Corporation

CC Wireless, Inc.	Delaware	Corporation

Chicago Fiber Optic Corporation	Illinois	Corporation

Com Systems, Inc.	California	Corporation

COM/NAV Realty Corp.	Delaware	Corporation

Compuplex Incorporated	Ohio	Corporation

Cross Country Wireless, Inc.	Delaware	Corporation

CS Network Services, Inc.	California	Corporation

CS Wireless Battle Creek, Inc.	Delaware	Corporation

CS Wireless Systems, Inc.	Delaware	Corporation

Digex, Incorporated	Delaware	Corporation

Digex International Holding Company	Delaware	Corporation

E.L. Acquisition, Inc.	Delaware	Corporation

Express Communications, Inc.	Nevada	Corporation

Fibercom of Missouri, Inc.	Missouri	Corporation

FiberNet Rochester, Inc.	Delaware	Corporation

Fibernet, Inc.	Delaware	Corporation

Healan Communications, Inc.	Georgia	Corporation

ICI Capital LLC	Delaware	Limited Liability Company

Institutional Communications Company - Virginia	Virginia	Corporation

Intelligent Investment Partners, Inc.	Delaware	Corporation

Intermedia Capital, Inc.	Delaware	Corporation

Intermedia Communications Inc.	Delaware	Corporation

Intermedia Communications of Virginia, Inc.	Virginia	Corporation

Intermedia Investment, Inc.	Delaware	Corporation

Intermedia Licensing Company	Delaware	Corporation

Intermedia Services LLC	Delaware	Limited Liability Company

J.B. Telecom, Inc.	Missouri	Corporation

Jones Lightwave of Denver, Inc.	Colorado	Corporation

Marconi Telegraph-Cable Company, Inc.	New York	Corporation

MCI Canada, Inc.	Delaware	Corporation

MCI Communications Corporation	Delaware	Corporation

MCI Equipment Acquisition Corporation	Delaware	Corporation

MCI Galaxy III Transponder Leasing, Inc.	Delaware	Corporation

MCI Global Access Corporation	New York	Corporation

MCI Global Support Corporation	Delaware	Corporation

MCI International Services, L.L.C.	Delaware	Limited Liability Company

MCI International Telecommunications Corporation	Delaware	Corporation

MCI International Telecommunications Holding Corporation	Delaware	Corporation

MCI International, Inc.	Delaware	Corporation

MCI Investments Holdings, Inc.	Delaware	Corporation

MCI Network Technologies, Inc.	Delaware	Corporation

MCI Omega Properties, Inc.	Delaware	Corporation

Legal Names	Jurisdiction of Organization	Form of Organization
MCI Payroll Services, LLC	Delaware	Limited Liability Company

MCI Research, Inc.	Delaware	Corporation

MCI Systemhouse L.L.C.	Delaware	Limited Liability Company

MCI Transcon Corporation	Delaware	Corporation

MCI Wireless, Inc.	Delaware	Corporation

MCI WORLDCOM Brands, L.L.C.	Delaware	Limited Liability Company

MCI WORLDCOM Brazil LLC	Delaware	Limited Liability Company

MCI WORLDCOM Brooks Telecom, LLC	Delaware	Limited Liability Company

MCI WORLDCOM Capital Management Corporation	Delaware	Corporation

MCI WORLDCOM Communications of Virginia, Inc.	Virginia	Corporation

MCI WORLDCOM Communications, Inc.	Delaware	Corporation

MCI WORLDCOM Financial Management Corporation	Delaware	Corporation

MCI WORLDCOM International, Inc.	Delaware	Corporation

MCI WorldCom Management Company, Inc.	Delaware	Corporation

MCI WORLDCOM MFS Telecom, LLC	Delaware	Limited Liability Company

MCI WORLDCOM Network Services of Virginia, Inc.	Virginia	Corporation

MCI WORLDCOM Network Services, Inc.	Delaware	Corporation

MCI WORLDCOM Receivables Corporation	Delaware	Corporation

MCI WORLDCOM Synergies Management Company, Inc.	Delaware	Corporation

MCI/OTI Corporation	Delaware	Corporation

MCImetro Access Transmission Services LLC	Delaware	Limited Liability Company

MCImetro Access Transmission Services of Virginia, Inc.	Virginia	Corporation

Metrex Corporation	Georgia	Corporation

Metropolitan Fiber Systems of Alabama, Inc.	Delaware	Corporation

Metropolitan Fiber Systems of Arizona, Inc.	Delaware	Corporation

Metropolitan Fiber Systems of Baltimore, Inc.	Delaware	Corporation

Metropolitan Fiber Systems of California, Inc.	Delaware	Corporation

Metropolitan Fiber Systems of Columbus, Inc.	Delaware	Corporation

Metropolitan Fiber Systems of Connecticut, Inc.	Delaware	Corporation

Metropolitan Fiber Systems of Dallas, Inc.	Delaware	Corporation

Metropolitan Fiber Systems of Delaware, Inc.	Delaware	Corporation

Metropolitan Fiber Systems of Denver, Inc.	Delaware	Corporation

Metropolitan Fiber Systems of Detroit, Inc.	Delaware	Corporation

Metropolitan Fiber Systems of Florida, Inc.	Delaware	Corporation

Metropolitan Fiber Systems of Hawaii, Inc.	Delaware	Corporation

Metropolitan Fiber Systems of Houston, Inc.	Delaware	Corporation

Metropolitan Fiber Systems of Indianapolis, Inc.	Delaware	Corporation

Metropolitan Fiber Systems of Iowa, Inc.	Delaware	Corporation

Metropolitan Fiber Systems of Kansas City, Missouri, Inc.	Missouri	Corporation

Metropolitan Fiber Systems of Kansas, Inc.	Delaware	Corporation

Metropolitan Fiber Systems of Kentucky, Inc.	Delaware	Corporation

Metropolitan Fiber Systems of Massachusetts, Inc.	Delaware	Corporation

Metropolitan Fiber Systems of Minneapolis/St. Paul, Inc.	Delaware	Corporation

Legal Names	Jurisdiction of Organization	Form of Organization
Metropolitan Fiber Systems of Nebraska, Inc.	Delaware	Corporation

Metropolitan Fiber Systems of Nevada, Inc.	Delaware	Corporation

Metropolitan Fiber Systems of New Hampshire, Inc.	New Hampshire	Corporation

Metropolitan Fiber Systems of New Jersey, Inc.	Delaware	Corporation

Metropolitan Fiber Systems of New Orleans, Inc.	Delaware	Corporation

Metropolitan Fiber Systems of New York, Inc.	Delaware	Corporation

Metropolitan Fiber Systems of North Carolina, Inc.	Delaware	Corporation

Metropolitan Fiber Systems of Ohio, Inc.	Delaware	Corporation

Metropolitan Fiber Systems of Oklahoma, Inc.	Delaware	Corporation

Metropolitan Fiber Systems of Oregon, Inc.	Delaware	Corporation

Metropolitan Fiber Systems of Philadelphia, Inc.	Delaware	Corporation

Metropolitan Fiber Systems of Pittsburgh, Inc.	Delaware	Corporation

Metropolitan Fiber Systems of Rhode Island, Inc.	Delaware	Corporation

Metropolitan Fiber Systems of Seattle, Inc.	Delaware	Corporation

Metropolitan Fiber Systems of St. Louis, Inc.	Missouri	Corporation

Metropolitan Fiber Systems of Tennessee, Inc.	Delaware	Corporation

Metropolitan Fiber Systems of Virginia, Inc.	Delaware	Corporation

Metropolitan Fiber Systems of Wisconsin, Inc.	Delaware	Corporation

Metropolitan Fiber Systems/McCourt, Inc.	Delaware	Corporation

MFS CableCo U.S., Inc.	Delaware	Corporation

MFS Datanet, Inc.	Delaware	Corporation

MFS Foreign Personnel, Inc.	California	Corporation

MFS Global Communications, Inc. (f/k/a MCI WorldCom Services Co.)	Delaware	Corporation

MFS Globenet, Inc.	Delaware	Corporation

MFS International Holdings, L.L.C.	Delaware	Limited Liability Company

MFS International Opportunities, Inc. (f/k/a MCI WorldCom Marketing Co.)	Delaware	Corporation

MFS Telecom, Inc.	Delaware	Corporation

MFS Telephone of Missouri, Inc.	Missouri	Corporation

MFS Telephone of New Hampshire, Inc.	New Hampshire	Corporation

MFS Telephone of Virginia, Inc.	Virginia	Corporation

MFS Telephone, Inc.	Delaware	Corporation

MFS/C-TEC (New Jersey) Partnership	Delaware	Partnership

MFSA Holding, Inc.	Delaware	Corporation

Military Communications Center, Inc.	Delaware	Corporation

MobileComm Europe Inc.	Delaware	Corporation

Mtel American Radiodetermination Corporation	Delaware	Corporation

Mtel Asia, Inc.	Delaware	Corporation

Mtel Cellular, Inc.	Delaware	Corporation

Mtel Digital Services, Inc.	Delaware	Corporation

Mtel International, Inc.	Delaware	Corporation

Mtel Latin America, Inc.	Delaware	Corporation

Mtel Microwave, Inc.	Delaware	Corporation

Mtel Service Corporation	New York	Corporation

Mtel Space Technologies Corporation	Delaware	Corporation

Mtel Technologies, Inc.	Delaware	Corporation

Legal Names	Jurisdiction of Organization	Form of Organization
N.C.S. Equipment Corporation	New York	Corporation

National Telecommunications of Florida, Inc.	Delaware	Corporation

Netwave Systems, Inc.	Louisiana	Corporation

networkMCI, Inc.	Delaware	Corporation

New England Fiber Communications L.L.C.	Delaware	Limited Liability Company

Northeast Networks, Inc.	Delaware	Corporation

Nova Cellular Co.	Illinois	Corporation

NTC, Inc.	Delaware	Corporation

Overseas Telecommunications, Inc.	Delaware	Corporation

Savannah Yacht & Ship, LLC	Delaware	Limited Liability Company

SkyTel Communications, Inc.	Delaware	Corporation

SkyTel Corp.	Delaware	Corporation

SkyTel Payroll Services, LLC	Delaware	Limited Liability Company

Southern Wireless Video, Inc.	Delaware	Corporation

Southernnet of South Carolina, Inc.	South Carolina	Corporation

Southernnet Systems, Inc.	Virginia	Corporation

Southernnet, Inc.	Georgia	Corporation

Telecom*USA, Inc.	Delaware	Corporation

Teleconnect Company	Iowa	Corporation

Teleconnect Long Distance Services & Systems Company	Iowa	Corporation

Tenant Network Services, Inc.	California	Corporation

TMC Communications, Inc.	California	Corporation

TransCall America, Inc.	Georgia	Corporation

Tru Vision Wireless, Inc.	Delaware	Corporation

Tru Vision-Flippin, Inc.	Delaware	Corporation

TTI National, Inc.	Delaware	Corporation

UUNET Australia Limited	Delaware	Corporation

UUNET Caribbean, Inc.	Delaware	Corporation

UUNet Global Alliances, Inc. (f/k/a MCI WorldCom Transmission Co.)	Delaware	Corporation

UUNET Holdings Corp.	Delaware	Corporation

UUNET International Ltd.	Delaware	Corporation

UUNET Japan Ltd.	Delaware	Corporation

UUNET Payroll Services, LLC	Delaware	Limited Liability Company

UUNET Technologies, Inc.	Delaware	Corporation

Virginia Metrotel, Inc.	Virginia	Corporation

Western Business Network, Inc.	California	Corporation

Wireless Enterprises LLC	Delaware	Limited Liability Company

Wireless One of Bryan, Texas, Inc.	Delaware	Corporation

Wireless One, Inc.	Delaware	Corporation

Wireless Video Enhanced Services	California	Corporation

Wireless Video Enterprises, Inc.	California	Corporation

Wireless Video Services	California	Corporation

WorldCom Broadband Solutions, Inc.	Delaware	Corporation

WorldCom Caribbean, Inc.	New York	Corporation

WorldCom East, Inc.	Delaware	Corporation

WorldCom ETC, Inc.	Delaware	Corporation

Legal Names	Jurisdiction of Organization	Form of Organization
WorldCom Federal Systems, Inc.	Delaware	Corporation

WorldCom Funding Corporation	Delaware	Corporation

WorldCom Global Strategic Alliances, Inc.	Delaware	Corporation

WorldCom Global Strategic Alliances International, Inc.	Delaware	Corporation

WorldCom ICC, Inc.	Delaware	Corporation

WorldCom Intermedia Communications Corporation (f/k/a Shared Technologies Fairchild Communications Corporation)	Delaware	Corporation

WorldCom Intermedia Telecom, Inc. (f/k/a Shared Technologies Fairchild Telecom, Inc.)	Delaware	Corporation

WorldCom Intermedia, Inc. (f/k/a Shared Technologies Fairchild, Inc.)	Delaware	Corporation

WorldCom International Data Services, Inc.	Delaware	Corporation

WorldCom International Mobile Services LLC	Delaware	Limited Liability Company

WorldCom International Mobile Services, Inc.	Delaware	Corporation

WorldCom Overseas Holdings, Inc.	Delaware	Corporation

WorldCom Payroll Services, LLC	Delaware	Limited Liability Company

WorldCom Purchasing, LLC	Delaware	Limited Liability Company

WorldCom Switzerland LLC	Delaware	Limited Liability Company

WorldCom Ventures, Inc.	Delaware	Corporation

WorldCom Wireless, Inc.	Arizona	Corporation

(b) The Applicant is a Georgia corporation but will reincorporate as a Delaware corporation upon the Effective Date of the Plan. The state of formation of each Subsidiary Guarantor is indicated in Item 1(a) above. It is expected that certain of the Subsidiary Guarantors may merge into each other or dissolve on or around the Effective Date of the Plan, including the merger of Intermedia Communications Inc. into MCI Funding Corporation.

ITEM 2. SECURITIES ACT EXEMPTION APPLICABLE.

The Applicant intends to offer, under the terms and subject to the conditions set forth in the Disclosure Statement, as amended (the “Disclosure Statement”) and an accompanying Joint Plan of Reorganization, as amended, under Chapter 11 of the Bankruptcy Code (the “Plan”) of Applicant and certain of its subsidiaries (collectively, the “Debtors”), Senior Notes (the “Senior Notes”), having an aggregate principal amount equal to $5,665,000,000, which will be issued in three series due 2007, 2009 and 2014. The indentures attached to this Form T-3/A as Exhibits T3C-1, T3C-2 and T3C-3 (collectively, the “Indenture”) set forth the terms for the Senior Notes due 2014, 2009 and 2007, respectively. But for the principal amount of the Senior Notes, the interest rate, and the redemption provision in Section 3.07 of the Indenture and in the Senior Note, the terms of Senior Notes due 2007 and Senior Notes due 2009 will be the same as those set forth in the indenture for the Senior Notes due 2014. The allocation of the principal amount of the Senior Notes will be 35% to the Senior Notes due 2007, 35% to the Senior Notes due 2009 and 30% to the Senior Notes due 2014.

The Senior Notes are being offered by the Applicant in reliance on an exemption from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), afforded by section 1145 of title 11 of the United States Code, as amended (the “Bankruptcy Code”). Generally, section 1145(a)(1) of the Bankruptcy Code exempts the offer and sale of securities under a bankruptcy plan of reorganization from registration under the

Securities Act and under equivalent state securities and “blue sky” laws if the following requirements are satisfied: (i) the securities are issued by the debtor (or its successor) under a plan of reorganization; (ii) the recipients of the securities hold a claim against the debtor, an interest in the debtor or a claim for an administrative expense against the debtor; and (iii) the securities are issued entirely in exchange for the recipient’s claim against or interest in the debtor or are issued “principally” in such exchange and “partly” for cash or property. The Applicant believes that the offer and exchange of the Senior Notes under the Plan will satisfy such requirements of section 1145(a)(1) of the Bankruptcy Code and, therefore, such offer and exchange is exempt from the registration requirements referred to above. Pursuant to the Plan, Senior Notes will be issued to creditors and security holders of the Debtors in satisfaction of their claims against all of the Debtors. For a more complete description of the Senior Notes, reference is made to the Indenture.

AFFILIATIONS

ITEM 3. AFFILIATES.

(a) Set forth below are the affiliates of Applicant and the Subsidiary Guarantors prior to and after the Effective Date, including a list of all direct and indirect subsidiaries of the Applicant (the “Subsidiaries” and each a “Subsidiary”), their respective percentages of voting securities, or other bases of control. Unless stated otherwise, each Subsidiary is wholly owned by the Applicant or a Subsidiary. As of the date of this application, it is expected that certain of the Applicant’s Subsidiaries will be merged into each other or dissolved on or around the Effective Date of the Plan, including the merger of Intermedia Communications Inc. into MCI Funding Corporation. Other than such mergers or dissolutions and MCI WORLDCOM Synergies Management Company, Inc. becoming a wholly-owned subsidiary of MCI Communications Corporation, it is expected that after the Effective Date the corporate structure and equity ownership of the Subsidiaries will be unchanged.

Affiliate	Jurisdiction of Incorporation or Qualification	Percentage of Voting Securities Owned If Less Than 100%
1-800-Collect, Inc.	Delaware

3568695 Canada, Inc.	Canada

Access Network Services, Inc.	Texas

Access Virginia, Inc.	Virginia

Advantage Company Limited	Bermuda

ALD Communications, Inc.	California

ANS Communications Europe Ltd.	United Kingdom

Atlantic Ocean Cables Limited (f/k/a Gemini Submarine Cable System Limited)	Bermuda

Avantis Investments Inc.	Cayman

BC Yacht Sales, Inc.	Delaware

BCT Holdings, LLC	Delaware

BCT Real Estate, LLC	Delaware

BFC Communications, Inc.	Nevada

Bittel Telecommunications Corporation	California

Bolivarsat S.A.	Brazil	51% owned by Star One S.A.

Brasilcenter Comunicações Ltda.	Brazil	99% owned by Empresa Brasileira de Telecomunicações S/A Embratel

Brooks Fiber Communications of Arkansas, Inc.	Delaware

Brooks Fiber Communications of Bakersfield, Inc.	Delaware

Brooks Fiber Communications of Connecticut, Inc.	Delaware

Brooks Fiber Communications of Fresno, Inc.	Delaware

Affiliate	Jurisdiction of Incorporation or Qualification	Percentage of Voting Securities Owned If Less Than 100%
Brooks Fiber Communications of Idaho, Inc.	Delaware

Brooks Fiber Communications of Massachusetts, Inc.	Delaware

Brooks Fiber Communications of Michigan, Inc.	Michigan

Brooks Fiber Communications of Minnesota, Inc.	Delaware

Brooks Fiber Communications of Mississippi, Inc.	Delaware

Brooks Fiber Communications of Missouri, Inc.	Delaware

Brooks Fiber Communications of Nevada, Inc.	Delaware

Brooks Fiber Communications of New England, Inc.	Delaware

Brooks Fiber Communications of New Mexico, Inc.	Delaware

Brooks Fiber Communications of New York, Inc.	Delaware

Brooks Fiber Communications of Ohio, Inc.	Delaware

Brooks Fiber Communications of Oklahoma, Inc.	Delaware

Brooks Fiber Communications of Rhode Island, Inc.	Delaware

Brooks Fiber Communications of Sacramento, Inc.	Nevada

Brooks Fiber Communications of San Jose, Inc.	Nevada

Brooks Fiber Communications of Stockton, Inc.	Delaware

Brooks Fiber Communications of Tennessee, Inc.	Delaware

Brooks Fiber Communications of Texas, Inc.	Delaware

Brooks Fiber Communications of Tucson, Inc.	Delaware

Brooks Fiber Communications of Tulsa, Inc.	Delaware

Brooks Fiber Communications of Utah, Inc.	Delaware

Brooks Fiber Communications of Virginia	Virginia

Brooks Fiber Communications-LD, Inc.	Nevada

Brooks Fiber Properties, Inc.	Delaware

BTC Finance Corp.	Delaware

BTC Transportation Corporation	Delaware

B.T.C. Real Estate Investments, Inc.	Missouri

Business Internet, Inc.	Delaware

CC Wireless, Inc.	Delaware

Chicago Fiber Optic Corporation	Illinois

Affiliate	Jurisdiction of Incorporation or Qualification	Percentage of Voting Securities Owned If Less Than 100%
Click 21 Comércio de Publicidade Ltda.	Brazil	99.99% owned by Empresa Brasileira de Telecomunicações S/A Embratel

CMIST Pty Limited	Australia

Com Systems, Inc.	California

COM/NAV Realty Corp.	Delaware

Compuplex Incorporated	Ohio

Comunicaciones Racotec, S.A.	Costa Rica

Corporacion ABC lnternacional, S. de R.L. de C.V.	Mexico

Cross Country Wireless, Inc.	Delaware

CS Network Services, Inc.	California

CS Wireless Battle Creek, Inc.	Delaware

CS Wireless Systems, Inc.	Delaware

Debrant Limited	New Zealand

Digex, Incorporated	Delaware

Digex International Holding Company	Delaware

Digex (UK) Limited	United Kingdom

Digex (Netherlands) B.V.	Netherlands

Digex (Sweden) AB	Sweden

Digex Germany GmbH	Germany

Digex France SAS	France

E.L. Acquisition, Inc.	Delaware

Embratel Americas Inc	Delaware

Embratel Chile S/A	Chile	99.99% owned by Empresa Brasileira de Telecomunicações S/A Embratel

Embratel Clearinghouse Ltda.	Brazil	99.99% owned by Empresa Brasileira de Telecomunicações S/A Embratel

Embratel Participações S.A.	Brazil	19% owned by MCI International

Embratel Internacional S/A	Argentina	99% owned by Empresa Brasileira de Telecomunicações S/A Embratel

Embratel S.A.	Brazil

Embratel Soluções Ltda.	Brazil	99.99% owned by Embratel Participações S.A.

Embratel Uruguay Sociedad Anonima	Uruguay

Empresa Brasileira de Telecomunicações S/A Embratel	Brazil	98.77% owned by Embratel Participações S. A

ESAG Holdings Participações S.A.	Brazil

Express Communications, Inc.	Nevada

Fibercom of Missouri, Inc.	Missouri

FiberNet Rochester, Inc.	Delaware

Fibernet, Inc.	Delaware

Fox Court Nominees Limited	United Kingdom

Gemini Submarine Cable System (UK) Limited	United Kingdom

Gemini Submarine Cable System Limited	Bermuda	50% owned by Atlantic Ocean Cables Limited

Gemini Submarine Cable System, Inc.	Delaware	50% owned by Gemini Submarine Cable System Limited

Affiliate	Jurisdiction of Incorporation or Qualification	Percentage of Voting Securities Owned If Less Than 100%

Gollum Investments Inc.	Delaware

Goriot Investments Inc.	Cayman

Guimar Holdings S.A.	Brazil

Healan Communications, Inc.	Georgia

ICI Capital LLC	Delaware

IDB Communications Group Limited	United Kingdom

IDB London Gateway Limited	United Kingdom	50% owned by MCI Communications Corporation

INnet International N.V.	Belgium

Innet Luxembourg S.A.	Luxembourg

Innet N.V.	Belgium

Innet Netherlands	Netherlands

Institutional Communications Company – Virginia	Virginia

Intelligent Investment Partners, Inc.	Delaware

Intermedia Capital, Inc.	Delaware

Intermedia Communications Inc.	Delaware

Intermedia Communications of Virginia, Inc.	Virginia

Intermedia Investment, Inc.	Delaware

Intermedia Licensing Company	Delaware

Intermedia Services LLC	Delaware

Internet Connect Centre B.V.	Netherlands

lnterNLnet B.V.	Netherlands	50% owned by UUNET Technologies, Inc.

J.B. Telecom, Inc.	Missouri

Jones Lightwave of Denver, Inc.	Colorado

M.K. International SA	France

Marconi Telegraph – Cable Company, Inc.	New York

McCourt Cable and Communications Limited	United Kingdom

MCI (CIS) LLC	Russia

MCI Bolivian Investments Company S.A.	Bolivia

MCI Canada, Inc.	Delaware

MCI Communications Corporation	Delaware

MCI Equipment Acquisition Corporation	Delaware

MCI European Holdings Limited	United Kingdom

MCI Finance Limited	United Kingdom

MCI Galaxy III Transponder Leasing, Inc.	Delaware

MCI Global Access Corporation	New York

MCI Global Support Corporation	Delaware

MCI Internacional Guatemala, Sociedad Anónima	Guatemala

MCI International (Argentina) S.A.	Argentina

MCI International (Chile) S.A.	Chile

Affiliate	Jurisdiction of Incorporation or Qualification	Percentage of Voting Securities Owned If Less Than 100%
MCI International (Colombia) Ltda.	Colombia

MCI International (France) S.A.R.L.	France

MCI International (Ireland) Limited	Ireland

MCI International (Italy) S.R.L.	Italy

MCI International (Japan) Co., Ltd.	Japan

MCI International (Portugal) Telecomunicações, Lda.	Portugal

MCI International Panama, S.A.	Panama

MCI International Services, L.L.C.	Delaware

MCI International Telecommunications Corporation	Delaware

MCI International Telecomunicações do Brasil Ltda.	Brazil

MCI International Telecommunications Holding Corporation	Delaware

MCI International, Inc.	Delaware

MCI Investments Holdings, Inc.	Delaware

MCI Network Technologies, Inc.	Delaware

MCI Omega Properties, Inc.	Delaware

MCI Payroll Services, LLC	Delaware

MCI Research, Inc.	Delaware

MCI Solutions Telecomunicações Ltda.	Brazil

MCI Systemhouse L.L.C.	Delaware

MCI Telecommunications (Israel) Ltd.	Israel

MCI Telecommunications (South Africa) (Proprietary) Limited	South Africa

MCI Telecommunications Limited	United Kingdom

MCI Transcon Corporation	Delaware

MCI Wireless, Inc.	Delaware

MCI WorldCom (Ireland) Limited	Ireland

MCI WorldCom (Spain), S.A.	Spain

MCI WorldCom A.G.	Switzerland

MCI WorldCom AS	Norway

MCI WorldCom Asia Pacific Limited	Cayman Islands

MCI WorldCom Asia Pte. Limited	Singapore

MCI WorldCom Australia Pty Limited	Australia

MCI WorldCom B.V.	Netherlands

MCI WORLDCOM Brands, L.L.C.	Delaware

MCI WORLDCOM Brazil LLC	Delaware

MCI WORLDCOM Brooks Telecom, LLC	Delaware

MCI WORLDCOM Capital Management Corporation	Delaware

MCI WorldCom Communications (Ireland) Limited	Ireland

MCI WorldCom Communications Japan Ltd.	Japan

MCI WORLDCOM Communications of Virginia, Inc.	Virginia

Affiliate	Jurisdiction of Incorporation or Qualification	Percentage of Voting Securities Owned If Less Than 100%
MCI WORLDCOM Communications, Inc.	Delaware

MCI WorldCom Deutschland GmbH	Germany

MCI WORLDCOM Financial Management Corporation	Delaware

MCI WorldCom Finland Oy	Finland

MCI WORLDCOM Global Networks U.S., Inc.	Delaware

MCI WorldCom Holding B.V.	Netherlands

MCI WorldCom Holding France	France

MCI WorldCom India Private Limited	India

MCI Worldcom International (Hungary) Telecommunications Ltd.	Hungary

MCI WORLDCOM International, Inc.	Delaware

MCI WorldCom Japan Limited	Japan

MCI WorldCom Korea Limited	Korea

MCI WorldCom Limited	United Kingdom

MCI WorldCom Malaysia SDN.BHD	Malaysia

MCI WorldCom Management Company, Inc.	Delaware

MCI WORLDCOM MFS Telecom, LLC	Delaware

MCI WORLDCOM Network Services of Virginia, Inc.	Virginia

MCI WORLDCOM Network Services, Inc.	Delaware

MCI WorldCom New Zealand Limited	New Zealand

MCI WorldCom Peru SRL	Peru

MCI WorldCom Philippines, Inc.	Philippines

MCI WORLDCOM Receivables Corporation	Delaware

MCI WorldCom S.A.	France

MCI WorldCom S.p.A.	Italy

MCI WORLDCOM Synergies Management Company, Inc.	Delaware	89.5% owned by MCI Communications Corporation

MCI WorldCom Taiwan Co. Ltd.	Taiwan, ROC

MCI WorldCom Telecommunication Services Austria Gesellschaft m.b.H.	Austria

MCI WorldCom Telecommunications (Hellas) Single-Member Limited Liability Company	Greece

MCI WorldCom Telecommunications (Czech Republic), s.r.o.	Czech Republic

MCI WorldPhone Limited	United Kingdom

MCI/OTI Corporation	Delaware

MCI-CIS	Russia

MCImetro Access Transmission Services LLC	Delaware

MCImetro Access Transmission Services of Virginia, Inc.	Virginia

Affiliate	Jurisdiction of Incorporation or Qualification	Percentage of Voting Securities Owned If Less Than 100%
MEDUSA Beteiligungsverwaltungs-Gesellschaft Nr. 32 mbH	Germany

Metrex Corporation	Georgia

Metropolitan Fiber Systems of Alabama, Inc.	Delaware

Metropolitan Fiber Systems of Arizona, Inc.	Delaware

Metropolitan Fiber Systems of Baltimore, Inc.	Delaware

Metropolitan Fiber Systems of California, Inc.	Delaware

Metropolitan Fiber Systems of Columbus, Inc.	Delaware

Metropolitan Fiber Systems of Connecticut, Inc.	Delaware

Metropolitan Fiber Systems of Dallas, Inc.	Delaware

Metropolitan Fiber Systems of Delaware, Inc.	Delaware

Metropolitan Fiber Systems of Denver, Inc.	Delaware

Metropolitan Fiber Systems of Detroit, Inc.	Delaware

Metropolitan Fiber Systems of Florida, Inc.	Delaware

Metropolitan Fiber Systems of Hawaii, Inc.	Delaware

Metropolitan Fiber Systems of Houston, Inc.	Delaware

Metropolitan Fiber Systems of Indianapolis, Inc.	Delaware

Metropolitan Fiber Systems of Iowa, Inc.	Delaware

Metropolitan Fiber Systems of Kansas City, Missouri, Inc.	Missouri

Metropolitan Fiber Systems of Kansas, Inc.	Delaware

Metropolitan Fiber Systems of Kentucky, Inc.	Delaware

Metropolitan Fiber Systems of Massachusetts, Inc.	Delaware

Metropolitan Fiber Systems of Minneapolis/St. Paul, Inc.	Delaware

Metropolitan Fiber Systems of Nebraska, Inc.	Delaware

Metropolitan Fiber Systems of Nevada, Inc.	Delaware

Metropolitan Fiber Systems of New Hampshire, Inc.	New Hampshire

Metropolitan Fiber Systems of New Jersey, Inc.	Delaware

Affiliate	Jurisdiction of Incorporation or Qualification	Percentage of Voting Securities Owned If Less Than 100%
Metropolitan Fiber Systems of New Orleans, Inc.	Delaware

Metropolitan Fiber Systems of New York, Inc.	Delaware

Metropolitan Fiber Systems of North Carolina, Inc.	Delaware

Metropolitan Fiber Systems of Ohio, Inc.	Delaware

Metropolitan Fiber Systems of Oklahoma, Inc.	Delaware

Metropolitan Fiber Systems of Oregon, Inc.	Delaware

Metropolitan Fiber Systems of Philadelphia, Inc.	Delaware

Metropolitan Fiber Systems of Pittsburgh, Inc.	Delaware

Metropolitan Fiber Systems of Rhode Island, Inc.	Delaware

Metropolitan Fiber Systems of Seattle, Inc.	Delaware

Metropolitan Fiber Systems of St. Louis, Inc.	Missouri

Metropolitan Fiber Systems of Tennessee, Inc.	Delaware

Metropolitan Fiber Systems of Virginia, Inc.	Delaware

Metropolitan Fiber Systems of Wisconsin, Inc.	Delaware

Metropolitan Fiber Systems/McCourt, Inc.	Delaware

MFS CableCo U.S., Inc.	Delaware

MFS Communications of Canada, Inc.	Canada

MFS Datanet, Inc.	Delaware

MFS Foreign Personnel, Inc.	California

MFS Global Communications, Inc. (f/k/a MCI WorldCom Services Co.)	Delaware

MFS Globenet, Inc.	Delaware

MFS International Holdings, L.L.C.	Delaware

MFS International Opportunities, Inc. (f/k/a MCI WorldCom Marketing Co.)	Delaware

MFS Network Technology Ltd.	United Kingdom

MFS Telecom, Inc.	Delaware

MFS Telephone of Missouri, Inc.	Missouri

MFS Telephone of New Hampshire, Inc.	New Hampshire

MFS Telephone of Virginia, Inc.	Virginia

MFS Telephone, Inc.	Delaware

MFS/C-TEC (New Jersey) Partnership	Delaware

MFSA Holding, Inc.	Delaware

Military Communications Center, Inc.	Delaware

MK International A/S	Denmark

Affiliate	Jurisdiction of Incorporation or Qualification	Percentage of Voting Securities Owned If Less Than 100%
MK International AS	Norway

MK International Limited (New Zealand)	New Zealand

MK International Limited	United Kingdom

MK International Project Management Pte Limited	Singapore

MK International Project Management Pty Limited	Australia

MK International Project Management S.L.	Spain

MK International Projekt Menedzsment Kft.	Hungary

MK International S.A.	Luxembourg

MK International S.r.l.	Italy

MK International s.r.o.	Czech Republic

MK International Sp. z o.o.	Poland

MK International Telekommunikationsgesellschaf m.b.H.	Austria

MKI Cellular Limited	United Kingdom

MKI GmbH	Germany

MKI Project Management Private Limited	India

MKI Taiwan Limited	Taiwan

MKIP – Gestão de Projectos, Lda.	Portugal

MobileComm Europe Inc.	Delaware

Mtel (UK) Limited	United Kingdom

Mtel American Radiodetermination Corporation	Delaware

Mtel Asia, Inc.	Delaware

Mtel Cellular, Inc.	Delaware

Mtel Chile S.A.	Chile

Mtel del Ecuador S.A.	Ecuador

Mtel Digital Services, Inc.	Delaware

Mtel Guatemala S.A.	Guatemala	50% owned by SkyTel Communications, Inc.

Mtel International, Inc.	Delaware

Mtel Latin America, Inc.	Delaware

Mtel Microwave, Inc.	Delaware

Mtel Service Corporation	New York

Mtel Space Technologies Corporation	Delaware

Mtel Technologies, Inc.	Delaware

Mtel Uruguay S.A.	Uruguay

N.C.S. Equipment Corporation	New York

N.V. WorldCom S.A.	Belgium	50% owned by MCI WORLDCOM International, Inc.

National Telecommunications of Florida, Inc.	Delaware

Netwave Systems, Inc.	Louisiana

networkMCI, Inc.	Delaware

Affiliate	Jurisdiction of Incorporation or Qualification	Percentage of Voting Securities Owned If Less Than 100%
New England Fiber Communications L.L.C.	Delaware

New Startel Participações Ltda	Brazil	99.99% owned by Startel- Participações Ltda.

Northeast Networks, Inc.	Delaware

Nova Cellular Co.	Illinois

NTC, Inc.	Delaware

Nubal S.A.	Uruguay

Overseas Telecommunications, Inc.	Delaware

OzEmail Fax Investments Pty Limited	Australia

OzEmail Pty Limited	Australia

Palau Telecomunicações Ltda.	Brazil	99.99% owned by Empresa Brasileira de Telecomunicações S/A Embratel

Participation Investments Inc.	Delaware

Pioneer Holdings, L.L.C.	Delaware	33.33% owned by MCI WorldCom Network Services, Inc.

Ponape Telecomunicações Ltda.	Brazil	99.99% owned by Embratel Participações S.A.

Power Up Pty Limited	Australia

Proceda Tecnologia e Informatica, S.A.	Brazil

PT MCI WorldCom Indonesia	Indonesia

Satalite Data Networks Ltd.	Mauritius	50.1% owned by UUNET International Ltd.

Satelitte Data Networks (Pty) Ltd.	South Africa

Savannah Yacht & Ship, LLC	Delaware

SE Network Access Pty Limited	Australia

SkyTel Communications, Inc.	Delaware

SkyTel Corp.	Delaware

SkyTel Panama	Panama

SkyTel Payroll Services, LLC	Delaware

Smartcom Cellular	South Africa	50.1% owned by UUNET International Ltd.

Southern Wireless Video, Inc.	Delaware

Southernnet of South Carolina, Inc.	South Carolina

Southernnet Systems, Inc.	Virginia

Southernnet, Inc.	Georgia

Star One S.A.	Brazil	80.1% owned by Empresa Brasileira de Telecomunicações S/A Embratel

Star One S.A. Chile Limitada	Chile	99.99% owned by Star One S.A.

Star One Argentina S.R.L.	Argentina	99.92% owned by Star One S.A.

Startel-Participações Ltda.	Brazil

Telecom*USA, Inc.	Delaware

Teleconnect Company	Iowa

Teleconnect Long Distance Services & Systems Company	Iowa

Telefonica Pan Americana MCI, BV	Netherlands

Tenant Network Services, Inc.	California

The Public IP Exchange Limited	United Kingdom

TMC Communications, Inc.	California

TransCall America, Inc.	Georgia

Affiliate	Jurisdiction of Incorporation or Qualification	Percentage of Voting Securities Owned If Less Than 100%
Tru Vision Wireless, Inc.	Delaware

Tru Vision-Flippin, Inc.	Delaware

TTI National, Inc.	Delaware

Unipalm Group plc	United Kingdom

Unipalm Limited	United Kingdom

UUNET ApS	Denmark

UUNET Argentina S.R.L.	Argentina

UUNET Australia Limited	Delaware

UUNET Austria GmbH	Austria

UUNET Brasil Ltda	Brazil

UUNET Botswana (Pty) Ltd.	Botswana	80% owned by UUNET International Ltd.

UUNET Caribbean, Inc.	Delaware

UUNET Czech, s.r.o.	Czech Republic

UUNET Deutschland GmbH	Germany

UUNET Development B.V.	Netherlands

UUNET Equipment Singapore Pte. Ltd.	Singapore

UUNET European Operations Center B.V.	Netherlands

UUNET Finland Oy	Finland

UUNET France S.A.	France

UUNet Global Alliances, Inc. (f/k/a MCI WorldCom Transmission Co.)	Delaware

UUNET Hellas EPE	Greece

UUNET Holding B.V.	Netherlands

UUNET Holdings Australia Pty Ltd.	Australia

UUNET Holdings Corp.	Delaware

UUNET Holdings GmbH	Germany

UUNET Hong Kong Limited	Hong Kong

UUNET Hungary Kft	Hungary

UUNET International (Chile) Limitada	Chile

UUNET International Ltd.	Delaware

UUNET International Panama, S.A.	Panama

UUNET Ireland Limited	Ireland

UUNET Israel Internet Service Provider Ltd.	Israel

UUNET Italia S.R.L.	Italy

UUNET Japan Ltd.	Delaware

UUNET Japan, Inc.	Japan

UUNET Kenya Ltd.	Kenya

UUNET Malaysia Sdn. Bhd.	Malaysia

UUNET Mexico, S. de R. L. de C.V.	Mexico

UUNET Namibia (Pty) Ltd.	Namibia

UUNET Norway AS	Norway

UUNET Payroll Services, LLC	Delaware

UUNET Peru S.R.L.	Peru

UUNET Pipex B.V.	Netherlands

Affiliate	Jurisdiction of Incorporation or Qualification	Percentage of Voting Securities Owned If Less Than 100%
UUNET Pipex Belgium, N.V.	Belgium

UUNET Polska Sp. z o.o.	Poland

UUNET Portugal Sociedade Unipessoal Lda	Portugal

UUNET SA Pty Limited	South Africa

UUNET Schweiz GmbH	Switzerland

UUNET Services Amsterdam B.V.	Netherlands

UUNET Services B.V.	Netherlands

UUNET Singapore Pte. Ltd.	Singapore

UUNET Sweden AB	Sweden

UUNET Technologies, Inc.	Delaware

UUNET Venezuela C.A.	Venezuela

UUNET Vostok OOO	Russian Federation

UUNET Zambia Ltd.	Zambia

UUSociedad Espanola de Servicios de Internet, UUNET, S.L.	Spain

Virginia Metrotel, Inc.	Virginia

Virtua Investments Inc.	Cayman

Western Business Network, Inc.	California

Wireless Enterprises LLC	Delaware	25% owned by Wireless One, Inc.; 25% owned by CS Wireless Systems, Inc.; and 25% owned by WorldCom Broadband Solutions, Inc.

Wireless One of Bryan, Texas, Inc.	Delaware	80% owned by Wireless One, Inc.

Wireless One, Inc.	Delaware

Wireless Video Enhanced Services	California

Wireless Video Enterprises, Inc.	California

Wireless Video Services	California

WorldCom Advanced Networks Consulting Limited	United Kingdom

WorldCom Advanced Networks Limited	United Kingdom

WorldCom Aktiebolag	Sweden

WorldCom Broadband Solutions, Inc.	Delaware

WorldCom Canada Ltd.	Canada

WorldCom Caribbean, Inc.	New York

WorldCom Colombia S.A.	Colombia

WorldCom Communications GmbH	Germany

WorldCom Communications India Private Limited	India

WorldCom de Venezuela, S.A.	Venezuela

WorldCom Development S.A.	Belgium

WorldCom East, Inc.	Delaware

WorldCom Egypt LLC	Egypt

WorldCom ETC, Inc.	Delaware

WorldCom Federal Systems, Inc.	Delaware

Affiliate	Jurisdiction of Incorporation or Qualification	Percentage of Voting Securities Owned If Less Than 100%

WorldCom Funding Corporation	Delaware

WorldCom Global Networks Limited	Bermuda

WorldCom Global Strategic Alliances, Inc.	Delaware

WorldCom Global Strategic Alliances International, Inc.	Delaware

WorldCom Holding do Brazil, Ltda.	Brazil

WorldCom Holding (Hong Kong) Limited	Hong Kong

WorldCom ICC, Inc.	Delaware

WorldCom Intermedia Communications Corporation (f/k/a Shared Technologies Fairchild Communications Corporation)	Delaware

WorldCom Intermedia Telecom, Inc. (f/k/a Shared Technologies Fairchild Telecom, Inc.)	Delaware

WorldCom Intermedia, Inc. (f/k/a Shared Technologies Fairchild, Inc.)	Delaware

WorldCom International Data Services, Inc.	Delaware

WorldCom International El Salvador, S.A. de C.V.	El Salvador

WorldCom International Internet and Telecommunication Services LLC	Turkey

WorldCom International Mobile Services LLC	Delaware

WorldCom International Mobile Services, Inc.	Delaware

WorldCom International, Inc.	Delaware

WorldCom Network Services Asia, Inc.	Korea

WorldCom New Zealand Limited (f/k/a Voyager NZ Limited)	New Zealand

WorldCom Northern Limited	United Kingdom

WorldCom Overseas Holdings, Inc.	Delaware

WorldCom Payroll Services, LLC	Delaware

WorldCom Purchasing, LLC	Delaware

WorldCom Switzerland LLC	Delaware

WorldCom Telecommunications A/S	Denmark

WorldCom Ventures, Inc.	Delaware

WorldCom West Indies Limited	Trinidad & Tobago

WorldCom Wireless (UK) Limited	United Kingdom

WorldCom Wireless, Inc.	Arizona

Prior to the Effective Date, there is no person or entity that controls or has a greater than 10 percent interest in the voting securities of the Applicant. After the Effective Date, it is expected that Financial Ventures, LLC will be the only entity or person that will beneficially own 5 percent or more of the voting securities of the Applicant, which percentage of holdings is expected to be approximately 13.49%. Item 5(ii) identifies the holders who have a 10 percent or greater interest in the voting securities of the Subsidiary Guarantors as of the date of this application, which will remain the same after the Effective Date, except that it is expected that certain of the Applicant’s Subsidiaries will be merged into each other or dissolved on or around the

Effective Date of the Plan, including the merger of Intermedia Communications Inc. into MCI Funding Corporation. The directors and executive officers of the Applicant and Subsidiary Guarantors as identified in Item 4 hereof may be deemed to be affiliates of the Applicant by virtue of their position. Item 4(i)(a) identifies the directors of Applicant prior to the Effective Date and Item 4(i)(b) identifies the directors of Applicant after the Effective Date. It is expected that existing executive officers of the Applicant identified in Item 4(i)(a) shall continue to serve in their current capacities after the Effective Date. It is expected that existing executive officers and directors/managers of each of the Subsidiary Guarantors identified in Item 4(ii)(a) shall continue to serve in their current capacities after the Effective Date. The Applicant upon the Effective Date will reincorporate under the laws of the State of Delaware and change its name to MCI, Inc.

MANAGEMENT AND CONTROL

ITEM 4	DIRECTORS AND EXECUTIVE OFFICERS.

(i) Applicant

(a) The following table sets forth the names of and all offices held by all current directors and executive officers of the Applicant.* Except as otherwise noted below, the address for each director and officer listed below is c/o WorldCom, Inc., 22001 Loudoun County Parkway, Ashburn, Virginia 20147.

Name	Office	Address

Michael D. Capellas	Chairman of the Board of Directors and Chief Executive Officer

Richard R. Roscitt	President and Chief Operating Officer

Cynthia K. Andreotti	President, Business Markets

Robert T. Blakely	Executive Vice President and Chief Financial Officer

Seth D. Blumenfeld	President, WorldCom International	WorldCom, Inc. 2 International Drive Rye Brook, NY 10573

Fred M. Briggs	President, Operations and Technology

Daniel L. Casaccia	Executive Vice President, Human Resources

Jonathan Crane	Executive Vice President, Strategy and Marketing

Nancy Gofus	Senior Vice President of Marketing and Chief Marketing Officer

A. William Hamill	Senior Vice President and Treasurer

Victoria D. Harker	Senior Vice President, Finance

Nancy M. Higgins	Executive Vice President of Ethics and Business Conduct

Wayne E. Huyard	President, Mass Markets

Anastasia D. Kelly	Executive Vice President and General Counsel

Jennifer C. McGarey	Secretary

*	With respect to vice presidents of the Applicant, the table includes only those vice presidents who are in charge of a principal business unit, division or function or who perform a policy making function.

Eric Slusser	Senior Vice President, Controller

Grace Chen Trent	Vice President and Chief of Staff

Dennis R. Beresford	Director	J.M. Tull School of Accounting Terry College of Business The University of Georgia Athens, GA 30602

Nicholas deB. Katzenbach	Director	33 Greenhouse Drive Princeton, NJ 08540

C.B. Rogers, Jr.	Director	Equifax, Inc. 3060 Peachtree Road – Suite 240 Atlanta, GA 30305

(b) It is expected that existing executive officers of the Applicant shall continue to serve in their current capacities after the Effective Date. It is currently anticipated that the following shall serve as directors of the Applicant’s reorganized Board of Directors as of the Effective Date:

Name	Address
Michael D. Capellas	c/o WorldCom, Inc., 22001 Loudoun County Parkway Ashburn, Virginia 20147

Nicholas deB. Katzenbach	33 Greenhouse Drive Princeton, NJ 08540

Dennis R. Beresford	J.M. Tull School of Accounting Terry College of Business The University of Georgia Athens, GA 30602

C.B. Rogers, Jr.	Equifax, Inc. 3060 Peachtree Road – Suite 240 Atlanta, GA 30305

W. Grant Gregory	Gregory & Hoenemeyer, Inc. 2 Greenwich Plaza Greenwich, CT 06830

Judith Haberkorn	101 Paddock Place Ponte Vedra Beach, FL 32082

Laurence E. Harris	c/o Patton Boggs LLP 2550 M Street, N.W. Washington, D.C. 20037

Eric Holder	c/o Covington & Burling 1201 Pennsylvania Avenue, N.W. Washington, D.C. 20004

Mark Neporent	c/o Cerberus Capital Management 299 Park Avenue, 22nd Floor New York, NY 10171

Glenn Hutchins	c/o Silver Lake Partners 320 Park Avenue, 33rd Floor New York, NY 10022

David Matlin	c/o MatlinPatterson Global Advisers LLC 520 Madison Avenue, 35th Floor New York, NY 10022

(ii) Subsidiary Guarantors

(a) (1) The following table sets forth the names of and all offices held by all current directors/managers and executive officers of each of the Subsidiary Guarantors other than those Subsidiary Guarantors set forth in the tables in Items 4(ii)(a)(2) through 4(ii)(a)(3). The address for each director/manager and officer listed below is c/o WorldCom, Inc., 22001 Loudoun County Parkway, Ashburn, Virginia 20147.

Name	Office
Michael D. Capellas	President and Chief Executive Officer

A. William Hamill	Treasurer

Jennifer C. McGarey	Secretary

Stephen R. Mooney	Assistant Treasurer

Nicole Jones	Assistant Secretary

Robert T. Blakley	Director/Manager

Anastasia D. Kelly	Director/Manager

(2) Wireless Enterprises LLC

The following table sets forth the names of and all offices held by all current managers and executive officers of Wireless Enterprises LLC. Except as otherwise noted below, the address for each manager and officer listed below is c/o WorldCom, Inc., 22001 Loudoun County Parkway, Ashburn, Virginia 20147.

Name	Office	Address
Michael D. Capellas	President and Chief Executive Officer

A. William Hamill	Treasurer

Jennifer C. McGarey	Secretary

Stephen R. Mooney	Assistant Treasurer

Nicole Jones	Assistant Secretary

Robert T. Blakely	Manager

John Coakley	Manager	c/o Wireless Enterprises LLC 500 Clinton Center Drive Clinton, Mississippi 39056

Anatasia D. Kelly	Manager

Kerry R. McKelvey	Manager	c/o Wireless Enterprises LLC 500 Clinton Center Drive Clinton, Mississippi 39056

(3) Wireless One of Bryan, Texas, Inc.

The following table sets forth the names of and all offices held by all current directors and executive officers of Wireless One of Bryan, Texas, Inc. The address for each director and officer listed below is c/o Wireless One of Bryan, Texas, Inc., 500 Clinton Center Drive, Clinton, Mississippi 39056.

Name	Office
Kerry R. McKelvey	President, Chief Executive Officer and Director
John Coakley	Treasurer, Secretary and Director
Jed Becker	Director
William N. Feidt	Director

(b) It is expected that existing executive officers and directors/managers of each of the Subsidiary Guarantors shall continue to serve in their current capacities after the Effective Date.

ITEM 5. PRINCIPAL OWNERS OF VOTING SECURITIES.

(i) Applicant

(a) As of the date of this application, Applicant believes that based on filings with the Securities and Exchange Commission there currently are no persons owning 10% or more of the Applicant’s voting securities.

(b) Presented below is certain information regarding each person expected, on the basis of present holdings, commitments and information, to own 10% or more of the Applicant voting securities to be outstanding as of the Effective Date.

Name and Complete Mailing Address	Title of Class Owned	Amount Expected To Be Owned	Percentage of Voting Securities Expected To Be Owned
Financial Ventures, LLC 1105 North Market Street Suite 1300 Wilmington, DE 19801	Common Stock	to be determined	approximately 13.49%

(ii) Subsidiary Guarantors

Set forth in the table below is a description of the principal owners of the voting securities of the Subsidiary Guarantors as of the date of this application. The principal owners of the voting securities of the Subsidiary Guarantors will remain the same after the Effective Date, except that it is expected that certain of the Subsidiary Guarantors may merge into each other or dissolve on or around the Effective Date of the Plan, including the merger of Intermedia Communications Inc. into MCI Funding Corporation, and MCI WORLDCOM Synergies Management Inc. will become the wholly-owned subsidiary of MCI Communications Corporation as of the Effective Date. The mailing address of each of the principal owners of the voting securities is c/o WorldCom, Inc., 22001 Loudoun County Parkway, Ashburn, Virginia 20147.

Name of Issuer	Name of Holder	Title of Class Owned	Amount Owned	Percentage of Voting Securities Owned
1-800-Collect, Inc.	MCI WORLDCOM Network Services, Inc.	Common Stock	100	100%

Access Network Services, Inc.	WorldCom Intermedia Communications Corporation (f/k/a Shared Technologies Fairchild Communications Corporation)	Common Stock	100	100%

Access Virginia, Inc.	WorldCom Intermedia Communications Corporation (f/k/a Shared Technologies Fairchild Communications Corporation)	Common Stock	1,000	100%

ALD Communications, Inc.	BTC Finance Corp.	Common Stock	2,400,000	100%

	BTC Finance Corp.	Preferred Stock – Series A	123,724

BC Yacht Sales, Inc.	WorldCom, Inc.	Common Stock	100	100%

BCT Holdings, LLC	WorldCom, Inc; Chris Daves	Membership Interests	100%	100%

Name of Issuer	Name of Holder	Title of Class Owned	Amount Owned	Percentage of Voting Securities Owned
BCT Real Estate, LLC	BCT Holdings, LLC	Membership Interests	100%	100%

BFC Communications, Inc.	BTC Finance Corp.	Common Stock	1,000	100%

Bittel Telecommunications Corporation	BTC Finance Corp.	Common Stock	21,000	100%

Brooks Fiber Communications of Arkansas, Inc.	BTC Finance Corp.	Common Stock	100	100%

Brooks Fiber Communications of Bakersfield, Inc.	BTC Finance Corp.	Common Stock	100	100%

Brooks Fiber Communications of Connecticut, Inc.	BTC Finance Corp.	Common Stock	100	100%

Brooks Fiber Communications of Fresno, Inc.	BTC Finance Corp.	Common Stock	100	100%

Brooks Fiber Communications of Idaho, Inc.	BTC Finance Corp.	Common Stock	100	100%

Brooks Fiber Communications of Massachusetts, Inc.	BTC Finance Corp.	Common Stock	100	100%

Brooks Fiber Communications of Michigan, Inc.	BTC Finance Corp.	Common Stock	100	100%

Brooks Fiber Communications of Minnesota, Inc.	BTC Finance Corp.	Common Stock	100	100%

Brooks Fiber Communications of Mississippi, Inc.	BTC Finance Corp.	Common Stock	100	100%

Brooks Fiber Communications of Missouri, Inc.	BTC Finance Corp.	Common Stock	100	100%

Brooks Fiber Communications of Nevada, Inc.	BTC Finance Corp.	Common Stock	100	100%

Brooks Fiber Communications of New England, Inc.	BTC Finance Corp.	Common Stock	100	100%

Brooks Fiber Communications of New Mexico, Inc.	BTC Finance Corp.	Common Stock	100	100%

Brooks Fiber Communications of New York, Inc.	BTC Finance Corp.	Common Stock	100	100%

Brooks Fiber Communications of Ohio, Inc.	BTC Finance Corp.	Common Stock	100	100%

Brooks Fiber Communications of Oklahoma, Inc.	BTC Finance Corp.	Common Stock	1,000	100%

Name of Issuer	Name of Holder	Title of Class Owned	Amount Owned	Percentage of Voting Securities Owned
Brooks Fiber Communications of Rhode Island, Inc.	BTC Finance Corp.	Common Stock	1,000	100%

Brooks Fiber Communications of Sacramento, Inc.	BTC Finance Corp.	Common Stock	10,000	100%

Brooks Fiber Communications of San Jose, Inc.	BTC Finance Corp.	Common Stock	1,000	100%

Brooks Fiber Communications of Stockton, Inc.	BTC Finance Corp.	Common Stock	100	100%

Brooks Fiber Communications of Tennessee, Inc.	BTC Finance Corp.	Common Stock	100	100%

Brooks Fiber Communications of Texas, Inc.	BTC Finance Corp.	Common Stock	100	100%

Brooks Fiber Communications of Tucson, Inc.	BTC Finance Corp.	Common Stock	100	100%

Brooks Fiber Communications of Tulsa, Inc.	BTC Finance Corp.	Common Stock	100	100%

Brooks Fiber Communications of Utah, Inc.	BTC Finance Corp.	Common Stock	100	100%

Brooks Fiber Communications of Virginia	BTC Finance Corp.	Common Stock	100	100%

Brooks Fiber Communications-LD, Inc.	BTC Finance Corp.	Common Stock	1,000	100%

Brooks Fiber Properties, Inc.	WorldCom, Inc.	Common Stock	1	100%

BTC Finance Corp.	Brooks Fiber Properties, Inc.	Common Stock	10,000	100%

B.T.C. Real Estate Investments, Inc.	BTC Finance Corp.	Common Stock	10,000	100%

BTC Transportation, Inc.	BTC Finance Corp.	Common Stock	100	100%

Business Internet, Inc.	Intermedia Communications, Inc.	Common Stock	1,000	100%

CC Wireless, Inc.	Wireless Video Enterprises, Inc.	Common Stock	10,000	100%

Chicago Fiber Optic Corporation	MFS Telecom, Inc.	Common Stock	220,653.84	100%

Com Systems, Inc.	WorldCom, Inc.	Common Stock	1,000	100%

COM/NAV Realty Corp.	SkyTel Communications, Inc.	Common Stock	1,000	100%

CompuPlex Incorporated	UUNET Technologies, Inc.	Common Stock	100	100%

Cross Country Wireless, Inc.	Wireless Video Enterprises, Inc.	Common Stock	1,311	100%

CS Network Services, Inc.	Com Systems, Inc.	Common Stock	100,000	100%

CS Wireless Battle Creek, Inc.	CS Wireless Systems, Inc.	Common Stock	1,000	100%

CS Wireless Systems, Inc.	WorldCom Broadband Solutions, Inc.	Common Stock	12	100%

Name of Issuer	Name of Holder	Title of Class Owned	Amount Owned	Percentage of Voting Securities Owned

Digex, Incorporated	Intermedia Communications, Inc.	Common Stock	100	100%

Digex International Holding Company	Digex, Incorporated	Common Stock	100	100%

E.L. Acquisition, Inc.	WorldCom, Inc.	Common Stock	1	100%

Express Communications, Inc.	Intermedia Communications, Inc.	Common Stock	1,000	100%

Fibercom of Missouri, Inc.	J.B. Telecom, Inc.	Common Stock	100	100%

FiberNet Rochester, Inc.	FiberNet, Inc.	Common Stock	95	100%

Fibernet, Inc.	MFS Telecom, Inc.	Common Stock	100,000	100%

Healan Communications, Inc.	WorldCom, Inc.	Common Stock	1	100%

ICI Capital LLC	Intermedia Communications Inc.	Membership Interests	100%	100%

Institutional Communications Company – Virginia	WorldCom ICC, Inc.	Common Stock	100	100%

Intelligent Investment Partners, Inc.	SkyTel Communications, Inc.	Common Stock	1,000	100%

Intermedia Capital, Inc.	Intermedia Communications, Inc.	Common Stock	100	100%

Intermedia Communications Inc.	WorldCom, Inc.	Common Stock	501,000	100%

Intermedia Communications of Virginia, Inc.	Intermedia Communications, Inc.	Common Stock	10	100%

Intermedia Investment, Inc.	Business Internet, Inc.	Common Stock	100	100%

Intermedia Licensing Company	Intermedia Communications, Inc.	Common Stock	100	100%

Intermedia Services LLC	Intermedia Communications Inc.	Membership Interests	100%	100%

J.B. Telecom, Inc.	Brooks Fiber Properties, Inc.	Common Stock	100	100%

Jones Lightwave of Denver, Inc.	Metropolitan Fiber Systems of Denver, Inc.	Common Stock	912	100%

	Metropolitan Fiber Systems of Denver, Inc.	Common B Stock	1,260

Marconi Telegraph-Cable Company, Inc.	WorldCom International Data Services, Inc.	Common Stock	75	100%

MCI Canada, Inc.	MCI WorldCom Network Services, Inc.	Common Stock	100	100%

Name of Issuer	Name of Holder	Title of Class Owned	Amount Owned	Percentage of Voting Securities Owned

MCI Communications Corporation	WorldCom, Inc.	Common Stock	1,000	100%

MCI Equipment Acquisition Corporation	MCI Communications Corporation	Common Stock	1,000	100%

MCI Galaxy III Transponder Leasing, Inc.	MCI Communications Corporation	Common Stock	1,000	100%

MCI Global Access Corporation	MCI International, Inc.	Common Stock	1,000	100%

MCI Global Support Corporation	MCI Communications Corporation	Common Stock	10	100%

MCI International Services, L.L.C.	MCI International Telecommunications Corporation	Membership Interests	100%	100%

MCI International Telecommunications Corporation	MCI International, Inc.	Common Stock	10	100%

MCI International Telecommunications Holding Corporation	MCI International Telecommunications Corporation	Common Stock	100	100%

MCI International, Inc.	MCI Communications Corporation	Common Stock	1,100	100%

MCI Investment Holdings, Inc.	MCI WorldCom Financial Management Corporation	Common Stock	100	100%

MCI Network Technologies, Inc.	MCI WORLDCOM Network Services, Inc.	Common Stock	1,000	100%

MCI Omega Properties, Inc.	MCI WORLDCOM Network Services, Inc.	Common Stock	100	100%

MCI Payroll Services, LLC	MCI WORLDCOM Communications, Inc.	Membership Interests	100%	100%

MCI Research, Inc.	MCI WORLDCOM Network Services, Inc.	Common Stock	1,000	100%

MCI Systemhouse L.L.C.	MCI WORLDCOM Network Services, Inc.	Membership Interests	100%	100%

MCI Transcon Corporation	MCI Communications Corporation	Common Stock	100	100%

MCI Wireless, Inc.	MCI WORLDCOM Network Services, Inc.	Common Stock	1,000	100%

MCI WORLDCOM Brands, L.L.C.	WorldCom, Inc.	Membership Interests	100%	100%

MCI WORLDCOM Brazil LLC	MCI International, Inc.	Membership Interests	100%	100%

MCI WORLDCOM Brooks Telecom, LLC	MCImetro Access Transmission Services, LLC	Membership Interests	100%	100%

MCI WORLDCOM Capital Management Corporation	MCI WORLDCOM Communications, Inc.	Common Stock	1,000	100%

MCI WORLDCOM Communications of Virginia, Inc.	MCI WORLDCOM Communications, Inc.	Common Stock	100	100%

Name of Issuer	Name of Holder	Title of Class Owned	Amount Owned	Percentage of Voting Securities Owned

MCI WORLDCOM International, Inc.	MCI International, Inc.	Common Stock	5,000	97%

MCI WORLDCOM Communications, Inc.	MCI WORLDCOM Network Services, Inc.	Common Stock	10	100%

MCI WORLDCOM Financial Management Corporation	MCI Communications Corporation	Common Stock	1,089	100%

MCI WORLDCOM International, Inc.	MCI International, Inc.	Common Stock	5,000	97%

MCI WorldCom Management Company, Inc.	WorldCom, Inc.	Common Stock	1,000	100%

MCI WORLDCOM MFS Telecom, LLC	MCImetro Access Transmission Services, LLC	Membership Interests	100%	100%

MCI WORLDCOM Network Services of Virginia, Inc.	MCI WORLDCOM Network Services, Inc.	Common Stock	100	100%

MCI WORLDCOM Network Services, Inc.	MCI Communications Corporation	Common Stock	10	100%

MCI WORLDCOM Receivables Corporation	WorldCom, Inc.	Common Stock	1,000	100%

MCI WORLDCOM Synergies Management Company, Inc.	MCI Communications Corporation	Common Stock	4,501	89.5%

MCI/OTI Corporation	MCI WORLDCOM Network Services, Inc.	Common Stock	5,387,195	100%

	MCI WORLDCOM Network Services, Inc.	Preferred Stock	5,208,333

MCImetro Access Transmission Services LLC	MCI WORLDCOM Network Services, Inc.	Membership Interests	100%	100%

MCImetro Access Transmission Services of Virginia, Inc.	MCImetro Access Transmission Services, LLC	Common Stock	100	100%

Metrex Corporation	MFSA Holding, Inc.	Common Stock	111,000	100%

Metropolitan Fiber Systems of Alabama, Inc.	MFS Telecom, Inc.	Common Stock	1,000	100%

Metropolitan Fiber Systems of Arizona, Inc.	MFS Telecom, Inc.	Common Stock	1,000	100%

Metropolitan Fiber Systems of Baltimore, Inc.	MFS Telecom, Inc.	Common Stock	1,000	100%

Metropolitan Fiber Systems of California, Inc.	MFS Telecom, Inc.	Common Stock	1,000	100%

Metropolitan Fiber Systems of Columbus, Inc.	MFS Telecom, Inc.	Common Stock	1,000	100%

Metropolitan Fiber Systems of Connecticut, Inc.	MFS Telecom, Inc.	Common Stock	1,000	100%

Metropolitan Fiber Systems of Dallas, Inc.	MFS Telecom, Inc.	Common Stock	1,000	100%

Name of Issuer	Name of Holder	Title of Class Owned	Amount Owned	Percentage of Voting Securities Owned

Metropolitan Fiber Systems of Delaware, Inc.	MFS Telecom, Inc.	Common Stock	1,000	100%

Metropolitan Fiber Systems of Denver, Inc.	MFS Telecom, Inc.	Common Stock	100	100%

Metropolitan Fiber Systems of Detroit, Inc.	MFS Telecom, Inc.	Common Stock	1,000	100%

Metropolitan Fiber Systems of Florida, Inc.	MFS Telecom, Inc.	Common Stock	1,000	100%

Metropolitan Fiber Systems of Hawaii, Inc.	MFS Telecom, Inc.	Common Stock	100	100%

Metropolitan Fiber Systems of Houston, Inc.	MFS Telecom, Inc.	Common Stock	694	100%

Metropolitan Fiber Systems of Indianapolis, Inc.	MFS Telecom, Inc.	Common Stock	1,000	100%

Metropolitan Fiber Systems of Iowa, Inc.	MFS Telecom, Inc.	Common Stock	1,000	100%

Metropolitan Fiber Systems of Kansas City, Missouri, Inc.	MFS Telecom, Inc.	Common Stock	1,000	100%

Metropolitan Fiber Systems of Kansas, Inc.	MFS Telecom, Inc.	Common Stock	100	100%

Metropolitan Fiber Systems of Kentucky, Inc.	MFS Telecom, Inc.	Common Stock	100	100%

Metropolitan Fiber Systems of Massachusetts, Inc.	MFS Telecom, Inc.	Common Stock	100	100%

Metropolitan Fiber Systems of Minneapolis/St. Paul, Inc.	MFS Telecom Inc.	Common Stock	1,000	100%

Metropolitan Fiber Systems of Nebraska, Inc.	MFS Telecom, Inc.	Common Stock	100	100%

Metropolitan Fiber Systems of Nevada, Inc.	MFS Telecom, Inc.	Common Stock	100	100%

Metropolitan Fiber Systems of New Hampshire, Inc.	MFS Telecom, Inc.	Common Stock	1,000	100%

Metropolitan Fiber Systems of New Jersey, Inc.	MFS Telecom, Inc.	Common Stock	1,000	100%

Metropolitan Fiber Systems of New Orleans, Inc.	MFS Telecom, Inc.	Common Stock	1,000	100%

Metropolitan Fiber Systems of New York, Inc.	MFS Telecom, Inc.	Common Stock	1,000	100%

Metropolitan Fiber Systems of North Carolina, Inc.	MFS Telecom, Inc.	Common Stock	1,000	100%

Metropolitan Fiber Systems of Ohio, Inc.	MFS Telecom, Inc.	Common Stock	1,000	100%

Metropolitan Fiber Systems of Oklahoma, Inc.	MFS Telecom, Inc.	Common Stock	100	100%

Metropolitan Fiber Systems of Oregon, Inc.	MFS Telecom, Inc.	Common Stock	1,000	100%

Metropolitan Fiber Systems of Philadelphia, Inc.	MFS Telecom, Inc.	Common Stock	1,000	100%

Name of Issuer	Name of Holder	Title of Class Owned	Amount Owned	Percentage of Voting Securities Owned

Metropolitan Fiber Systems of Pittsburgh, Inc.	MFS Telecom, Inc.	Common Stock	1,000	100%

Metropolitan Fiber Systems of Rhode Island, Inc.	MFS Telecom, Inc.	Common Stock	1,000	100%

Metropolitan Fiber Systems of Seattle, Inc.	MFS Telecom, Inc.	Common Stock	1,000	100%

Metropolitan Fiber Systems of St. Louis, Inc.	MFS Telecom, Inc. MFS Telecom, Inc.	Common Stock Preferred Stock	10,000 2,689,938	100%

Metropolitan Fiber Systems of Tennessee, Inc.	MFS Telecom, Inc.	Common Stock	100	100%

Metropolitan Fiber Systems of Virginia, Inc.	MFS Telecom, Inc.	Common Stock	100	100%

Metropolitan Fiber Systems of Wisconsin, Inc.	MFS Telecom, Inc.	Common Stock	1,000	100%

Metropolitan Fiber Systems/McCourt, Inc.	MFS Telecom Inc.	Common Stock, Class A Voting	165	100%

MFS CableCo U.S., Inc.	MFS Globenet, Inc.	Common Stock	100	100%

MFS Datanet, Inc.	MCI Communications Corporation	Common Stock	10	100%

MFS Foreign Personnel, Inc.	MCI Communications Corporation	Common Stock	100	100%

MFS Global Communications, Inc. (f/k/a MCI WorldCom Services Co.)	WorldCom, Inc.	Common Stock	1,000	100%

MFS Globenet, Inc.	MCI WORLDCOM International, Inc.	Common Stock	100	100%

MFS International Holdings, L.L.C.	MCI WORLDCOM International, Inc.	Membership Interests	100%	100%

MFS International Opportunities, Inc. (f/k/a MCI WorldCom Marketing Co.)	WorldCom, Inc.	Common Stock	1,000	100%

MFS Telecom, Inc.	MCI Communications Corporation	Class A Common Stock	800	100%

	MCI Communications Corporation	Class B Common Stock	200

MFS Telephone of Missouri, Inc.	MFS Telephone, Inc.	Common Stock	100	100%

MFS Telephone of New Hampshire, Inc.	MFS Telephone, Inc.	Common Stock	100	100%

MFS Telephone of Virginia, Inc.	MFS Telephone, Inc.	Common Stock	100	100%

MFS Telephone, Inc.	MFS Telecom, Inc.	Common Stock	1,000	100%

MFS/C-TEC (New Jersey) Partnership	Metropolitan Fiber Systems, of New Jersey, Inc.	Partnership Interests	66.66%	66.66%

	Metropolitan Fiber Systems of New York, Inc.	Partnership Interests	33.33%	33.33%

MFSA Holding, Inc.	MFS Telecom, Inc	Common Stock	1,000	100%

Military Communications Center, Inc.	WorldCom, Inc.	Common Stock	1,000	100%

MobileComm Europe Inc.	SkyTel Communications, Inc.	Class A	400	100%

		Class B	600

Name of Issuer	Name of Holder	Title of Class Owned	Amount Owned	Percentage of Voting Securities Owned
Mtel American Radiodetermination Corporation	SkyTel Communications, Inc.	Common Stock	100	100%

Mtel Asia, Inc.	Mtel International, Inc.	Common Stock	1,000,000	100%

Mtel Cellular, Inc.	SkyTel Communications, Inc.	Common Stock	1,000	100%

Mtel Digital Services, Inc.	SkyTel Communications, Inc.	Common Stock	1,000	100%

Mtel International, Inc.	SkyTel Communications, Inc.	Common Stock	1,000	100%

Mtel Latin America, Inc.	Mtel International, Inc.	Common Stock	8,000	80%

	Newbridge Latin America, L.P.	Common Stock	2,000	20%

Mtel Microwave, Inc.	SkyTel Communications, Inc.	Common Stock	1,000	100%

Mtel Service Corporation	SkyTel Communications, Inc.	Common Stock	200	100%

Mtel Space Technologies Corporation	SkyTel Communications, Corp.	Common Stock	100	100%

Mtel Technologies, Inc.	SkyTel Communications, Corp.	Common Stock	1,000	100%

N.C.S. Equipment Corporation	MCI Wireless, Inc.	Common Stock	100	100%

National Telecommunications of Florida, Inc.	Intermedia Communications, Inc.	Common Stock	100	100%

Netwave Systems, Inc.	Intermedia Communications, Inc.	Common Stock	1,000	100%

networkMCI, Inc.	MCI Communications Corporation	Common Stock	100	100%

New England Fiber Communications LLC	Brooks Fiber Communications of New England, Inc	Membership Interests	50%	50%

	Mainecom Services	Membership Interests	50%	50%

Northeast Networks, Inc.	Metropolitan Fiber Systems of New York, Inc.	Common Stock, Series A	5,750	100%

	Metropolitan Fiber Systems of New York, Inc.	Common Stock, Series B	5,002

	Metropolitan Fiber Systems of New York, Inc.	Common Stock, Series C	748

Nova Cellular Co.	BTC Finance Corp.	Common Stock	1,000	100%

NTC, Inc.	Intermedia Communications, Inc.	Common Stock	100	100%

Overseas Telecommunications, Inc.	MCI/OTI Corporation	Common Stock	1,000	100%

Name of Issuer	Name of Holder	Title of Class Owned	Amount Owned	Percentage of Voting Securities Owned

Savannah Yacht & Ship, LLC	BCT Holdings, LLC	Membership Interests	100%	100%

SkyTel Communications, Inc.	WorldCom, Inc.	Common Stock	1,000	100%

SkyTel Corp.	SkyTel Communications, Inc.	Common Stock	17,600	100%

SkyTel Payroll Services, LLC	SkyTel Corp.	Membership Interests	100%	100%

Southern Wireless Video, Inc.	Wireless Video Enterprises, Inc.	Common Stock	1,000	100%

Southernnet of South Carolina, Inc.	Telecom*USA	Common Stock	7,000	100%

Southernnet Systems, Inc.	Telecom*USA	Common Stock	100	100%

Southernnet, Inc.	Telecom*USA	Common Stock	5,000,000	100%

Telecom*USA, Inc.	MCI WORLDCOM Financial Management Corporation	Common Stock	1,000	100%

Teleconnect Company	Telecom*USA	Common Stock	100	100%

Teleconnect Long Distance Services & Systems Company	Teleconnect Company	Common Stock	9,700	100%

Tenant Network Services, Inc.	BTC Finance Corp.	Common Stock	1,000	100%

TMC Communications, Inc.	Com Systems, Inc.	Common Stock	100	100%

TransCall America, Inc.	WorldCom, Inc.	Common Stock	5	100%

Tru Vision Wireless, Inc.	Wireless One, Inc.	Common Stock	1,000	100%

Tru Vision-Flippin, Inc.	Tru Vision Wireless, Inc.	Common Stock	100	100%

TTI National, Inc.	WorldCom, Inc.	Common Stock	100	100%

UUNET Australia Limited	UUNET International, Ltd.	Common Stock	90	100%

UUNET Caribbean, Inc.	UUNET Technologies, Inc.	Common Stock	1,000	100%

UUNet Global Alliances, Inc. (f/k/a MCI WorldCom Transmission Co.)	WorldCom, Inc.	Common Stock	1,000	100%

UUNET Holdings Corp.	UUNET Technologies, Inc.	Common Stock	90	100%

UUNET International Ltd.	UUNET Technologies, Inc.	Common Stock	90	100%

UUNET Japan Ltd.	UUNET International Ltd.	Common Stock	90	100%

UUNET Payroll Services, LLC	UUNET Technologies, Inc.	Membership Interests	100%	100%

UUNET Technologies, Inc.	MCI Communications Corporation	Common Stock	1	100%

Virginia Metrotel, Inc.	Metropolitan Fiber Systems of Virginia, Inc.	Common Stock	3,810,400	100%

Western Business Network, Inc.	Com Systems, Inc.	Common Stock	100	100%

Wireless Enterprises LLC	Wireless One, Inc.	Membership Interests	25%	25%

Name of Issuer	Name of Holder	Title of Class Owned	Amount Owned	Percentage of Voting Securities Owned
	CS Wireless Systems, Inc.	Membership Interests	25%	25%

	WorldCom Broadband Solutions, Inc.	Membership Interests	25%	25%

	NuCentrix Broadband Networks, Inc.	Membership Interest	25%	25%

Wireless One of Bryan, Texas, Inc.	Wireless One, Inc.	Common Stock	1,250	80%

	KJMJ TV, Inc.	Common Stock	250	20%

Wireless One, Inc.	WorldCom, Inc.	Common Stock	1,000	100

Wireless Video Enhanced Services	Wireless Video Enterprises, Inc.	Common Stock	1	100

Wireless Video Enterprises, Inc.	E.L. Acquisition, Inc.	Common Stock	9	100%

Wireless Video Services	Wireless Video Enhanced Services	Common Stock	1	100%

WorldCom Broadband Solutions, Inc.	WorldCom, Inc.	Common Stock	1,000	100%

WorldCom Caribbean, Inc.	MCI Communications Corporation	Common Stock	100	100%

WorldCom East, Inc.	MFS Globenet, Inc.	Common Stock	100	100%

WorldCom ETC, Inc.	MCI Communications Corporation	Common Stock	1,000	100%

WorldCom Federal Systems, Inc.	MCI Communications Corporation	Common Stock	1,000	100%

WorldCom Funding Corporation	WorldCom, Inc.	Common Stock	1,000	100%

WorldCom Global Strategic Alliances, Inc.	WorldCom, Inc.	Common Stock	1,000	100%

WorldCom Global Strategic Alliances International, Inc.	WorldCom, Inc.	Common Stock	1,000	100%

WorldCom ICC, Inc.	MFS Telecom, Inc.	Common Stock	850	100%

WorldCom Intermedia Communications Corporation (f/k/a Shared Technologies Fairchild Communications Corporation)	WorldCom Intermedia, Inc. (f/k/a Shared Technologies Fairchild, Inc.)	Common Stock	1	100%

WorldCom Intermedia Telecom, Inc. (f/k/a Shared Technologies Fairchild Telecom, Inc.)	WorldCom Intermedia Communications Corporation (f/k/a Shared Technologies Fairchild Communications Corporation)	Common Stock	100	100%

WorldCom Intermedia, Inc. (f/k/a Shared Technologies Fairchild, Inc.)	Intermedia Communications Inc.	Common Stock	100	100%

WorldCom International Data Services, Inc.	MCI International, Inc.	Common Stock	100	100%

Name of Issuer	Name of Holder	Title of Class Owned	Amount Owned	Percentage of Voting Securities Owned
WorldCom International Mobile Services LLC	WorldCom International Mobile Services, Inc.	Membership Interests	100%	100%

WorldCom International Mobile Services, Inc.	WorldCom, Inc.	Common Stock	1,000	100%

WorldCom Overseas Holdings, Inc.	MCI WORLDCOM International, Inc.	Common Stock	1,000	100%

WorldCom Payroll Services, LLC	MCI WORLDCOM Network Services, Inc.	Membership Interests	100%	100%

WorldCom Purchasing, LLC	MCI WORLDCOM Network Services, Inc.	Membership Interests	75%	75%

	MCI WORLDCOM Communications, Inc.	Membership Interests	25%	25%

WorldCom Switzerland LLC	MFS Globenet, Inc.	Membership Interests	100%	100%

WorldCom Ventures, Inc.	MCI WORLDCOM Network Services, Inc.	Common Stock	1,000	100%

WorldCom Wireless, Inc.	WorldCom, Inc.	Common Stock	1	100%

UNDERWRITERS

ITEM 6. UNDERWRITERS.

(a) Within the three years prior to the date of the filing of this application, the following have acted as an underwriter of the following securities of the Applicant which are outstanding on the date of this application:

Securities	Underwriter and Address

6.500% Senior Notes due 2004

7.500% Senior Notes due 2011

8.250% Senior Notes due 2031

J.P. Morgan Securities Inc. 270 Park Avenue New York, NY 10017

Salomon Smith Barney Inc. 388 Greenwich Street New York, NY 10003

Banc of America Securities LLC 600 Montgomery Street San Francisco, CA 94111

ABN AMRO Incorporated 55 East 52 Street New York, NY 10055

Deutsche Banc Alex. Brown Inc. 280 Park Avenue, 3rd Floor New York, NY 10017

Tokyo-Mitsubishi International plc 26F Marunouchi Bldg, 4-1, Marunouchi 2-Chome, Chiyoda-ku, Tokyo 100-6326, Japan

Westdeutsche Landesbank Girozentrale Woolgate Exchange 25 Basinghall Street London EC2V 5HA

BNP Paribas Securities Corp. 787 Seventh Avenue New York, NY 10019

Caboto Holding SIM S.p.A. 90 Queen Street London EC4N 1SA

Fleet Securities, Inc. 26 Broadway New York, NY 10004

Mizuho International plc Marunouchi Center Building 6-1 Marunouchi 1-chome, Chiyoda-ku Tokyo, Japan

Blaylock & Partners, L.P. 399 Park Avenue, 15th Floor New York, NY 10022

Utendahl Capital Partners, L.P 30 Broad Street 31st Floor New York, NY 10004

6.750% Senior Notes due 2008

7.250% Senior Notes due 2008

J.P. Morgan Securities Ltd. 270 Park Avenue New York, NY 10017

Salomon Brothers International Limited 388 Greenwich Street New York, NY 10003.

Banc of America Securities Limited 600 Montgomery Street San Francisco, CA 94111

ABN AMRO Bank N.V. 199 Bishopsgate London EC2M 4AA

Deutsche Bank AG London Winchester House 1 Great Winchester Street London EC2N 2DB

Tokyo-Mitsubishi International plc 26F Marunouchi Bldg, 4-1, Marunouchi 2-Chome, Chiyoda-ku, Tokyo 100-6326, Japan

Westdeutsche Landesbank Girozentrale Woolgate Exchange 25 Basinghall Street London EC2V 5HA

BNP Paribas 10 Harewood Ave London NW1 6AA

Caboto Holding SIM S.p.A. 90 Queen Street London EC4N 1SA

Robertson Stephens International Limited 1633 Broadway, 29th Floor New York, NY 10019

Mizuho International plc Marunouchi Center Building 6-1 Marunouchi 1-chome, Chiyoda-ku Tokyo, Japan

Blaylock & Partners, L.P. 399 Park Avenue, 15th Floor New York, NY 10022

Utendahl Capital Partners, L.P. 30 Broad Street, 31st Floor New York, NY 10004

(b) No person is acting as principal underwriter of the securities proposed to be offered pursuant to the Indentures.

CAPITAL SECURITIES

ITEM 7. CAPITALIZATION.

(i) Applicant

(a) (1) The following table sets forth certain information with respect to each authorized class of securities of the Applicant as of this application. (The footnotes, which describe the voting rights with respect to the voting securities of Applicant, are contained in subsection (b) below.)

Title of Class	Amount Authorized	Amount Outstanding†
WorldCom Group Common Stock, par value $0.01 per share(1)	4,850,000,000	2,970,796,599	*
MCI Group Common Stock, par value $0.01 per share(2)	150,000,000	118,733,605	*
Series D Junior Convertible preferred stock, par value $0.01 per share(3)	53,724	42,092
Series E Junior Convertible preferred stock, par value $0.01 per share(4)	64,047	52,532
Series F Junior Convertible preferred stock, par value $0.01 per share(5)	79,600	79,513
7.375% Dealer Remarketable Securities (DRS) due 2003	$1,000,000,000	$1,038,309,028
7.875% Senior Notes due 2003	$1,000,000,000	$1,014,437,500
6.250% Senior Notes due 2003	$600,000,000	$616,250,000
7.550% Senior Notes due 2004	$600,000,000	$613,841,667
6.500% Senior Notes due 2004	$1,500,000,000	$1,517,875,000
6.400% Senior Notes due 2005	$2,250,000,000	$2,312,400,000
7.375% Senior Notes due 2006	$1,000,000,000	$1,038,104,167
8.000% Senior Notes due 2006	$1,250,000,000	$1,268,333,333

†	With respect to the Notes, the outstanding amount indicated includes principal amount and accrued interest as of July 20, 2002.
*	Net of treasury shares.

7.750% Senior Notes due 2007	$1,100,000,000	$1,126,048,611
6.750% Senior Notes due 2008	$1,264,500,000	$1,280,167,675
7.250% Senior Notes due 2008	$788,550,000	$799,044,196
8.250% Senior Notes due 2010	$1,250,000,000	$1,268,906,250
7.500% Senior Notes due 2011	$4,000,000,000	$4,055,000,000
7.750% Senior Notes due 2027	$300,000,000	$307,104,167
6.950% Senior Notes due 2028	$1,750,000,000	$1,802,704,167
8.250% Senior Notes due 2031	$4,600,000,000	$4,669,575,000

(2) The following table sets forth certain information with respect to each class of securities of the Applicant, to be authorized, as of the Effective Date.

Title of Class	Amount Authorized	Amount Outstanding
Common Stock, par value $0.01 per share(6)	3,000,000,000	326,000,000
Senior Notes due 2007, 2009 and 2014	5,665,000,000	5,665,000,000

(b) (1) Each share of WorldCom Group Common Stock entitles the holder thereof to one vote on each matter submitted to a vote at all meetings of the Applicant’s common stockholders.

(2) Each share of MCI Group Common Stock entitles the holder thereof to have a number of votes (including a fraction of one vote) equal to the quotient, rounded to the nearest 1/10,000 (.0001), of (1) the average market value of one share of MCI Group Common Stock during the 20-trading day period ending on the tenth trading day prior to the record date for determining the shareholders entitled to vote, divided by (2) the average market value of one share of WorldCom Group Common Stock during such 20-trading day period.

(3) Each share of Series D Junior Convertible preferred stock entitles the holder thereof to one-tenth of a vote on each matter submitted to a vote at all meetings of the Applicant’s common stockholders, except under certain limited conditions when such holders are entitled to vote as a separate class.

(4) Each share of Series E Junior Convertible preferred stock entitles the holder thereof to one-tenth of a vote on each matter submitted to a vote at all meetings of the Applicant’s common stockholders, except under certain limited conditions when such holders are entitled to vote as a separate class.

(5) Each share of Series F Junior Convertible preferred stock entitles the holder thereof to one-tenth of a vote on each matter submitted to a vote at all meetings of the Applicant’s common stockholders, except under certain limited conditions when such holders are entitled to vote as a separate class.

(6) As of the Effective Date, each share of New Common Stock will entitle the holder thereof to one vote on each matter submitted to a vote at all meetings of holders of Applicant’s New Common Stock.

(ii) Subsidiary Guarantors

(a) The table below sets forth certain information with respect to each authorized class of securities of the Subsidiary Guarantors as of this application. As of the Effective Date, the information with respect to each authorized class of securities of the Subsidiary Guarantors set forth below is expected to remain unchanged, except that it is expected that certain of the Applicant’s Subsidiaries will be merged into each other or dissolved on or around the Effective Date of the Plan, including the merger of Intermedia Communications Inc. into MCI Funding Corporation.

	Legal Name	Title of Class	Amount Authorized	Amount Outstanding
1.	1-800-Collect, Inc.	Common Stock	1,000	100

2.	Access Network Services, Inc.	Common Stock	1,000	100

3.	Access Virginia, Inc.	Common Stock	1,000	1,000

4.	ALD Communications, Inc.	Common Stock Preferred Stock includes: • Series A Preferred Stock(1)	10,000,000 5,000,000 500,000	2,400,000 123,724
		• Series B Preferred Stock	750,000	120,000

5.	BC Yacht Sales, Inc.	Common Stock	1,000	100

6.	BCT Holdings, LLC	Membership Interests	N/A	N/A

7.	BCT Real Estate, LLC	Membership Interests	N/A	N/A

8.	BFC Communications, Inc.	Common Stock	1,000	1,000

9.	Bittel Telecommunications Corporation	Common Stock	100,000	21,000

10.	Brooks Fiber Communications of Arkansas, Inc.	Common Stock	1,000	100

11.	Brooks Fiber Communications of Bakersfield, Inc.	Common Stock Preferred Stock	10,000 10,000	100 0

12.	Brooks Fiber Communications of Connecticut, Inc.	Common Stock	1,000	100

13.	Brooks Fiber Communications of Fresno, Inc.	Common Stock Preferred Stock	10,000 10,000	100 0

14.	Brooks Fiber Communications of Idaho, Inc.	Common Stock Preferred Stock	10,000 10,000	100 0

15.	Brooks Fiber Communications of Massachusetts, Inc.	Common Stock	1,000	100

16.	Brooks Fiber Communications of Michigan, Inc.	Common Stock	1,000	100

17.	Brooks Fiber Communications of Minnesota, Inc.	Common Stock Preferred Stock	10,000 10,000	100 0

18.	Brooks Fiber Communications of Mississippi, Inc.	Common Stock Preferred Stock	10,000 10,000	100 0

	Legal Name	Title of Class	Amount Authorized	Amount Outstanding
19.	Brooks Fiber Communications of Missouri, Inc.	Common Stock Preferred Stock	10,000 10,000	100 0

20.	Brooks Fiber Communications of Nevada, Inc.	Common Stock Preferred Stock	10,000 10,000	100 0

21.	Brooks Fiber Communications of New England, Inc.	Common Stock Preferred Stock	10,000 10,000	100 0

22.	Brooks Fiber Communications of New Mexico, Inc.	Common Stock	1,000	100

23.	Brooks Fiber Communications of New York, Inc.	Common Stock Preferred Stock	10,000 10,000	100 0

24.	Brooks Fiber Communications of Ohio, Inc.	Common Stock Preferred Stock	10,000 10,000	100 0

25.	Brooks Fiber Communications of Oklahoma, Inc.	Common Stock Preferred Stock	10,000 10,000	1,000 0

26.	Brooks Fiber Communications of Rhode Island, Inc.	Common Stock	1,000	1,000

27.	Brooks Fiber Communications of Sacramento, Inc.	Common Stock Preferred Stock	10,000 10,000	10,000 0

28.	Brooks Fiber Communications of San Jose, Inc.	Common Stock	1,000	1,000

29.	Brooks Fiber Communications of Stockton, Inc.	Common Stock Preferred Stock	10,000 10,000	100 0

30.	Brooks Fiber Communications of Tennessee, Inc.	Common Stock	1,000	100

31.	Brooks Fiber Communications of Texas, Inc.	Common Stock Preferred Stock	10,000 10,000	100 0

32.	Brooks Fiber Communications of Tucson, Inc.	Common Stock Preferred Stock	10,000 10,000	100 0

33.	Brooks Fiber Communications of Tulsa, Inc.	Common Stock	1,000	100

34.	Brooks Fiber Communications of Utah, Inc.	Common Stock Preferred Stock	10,000 10,000	100 0

35.	Brooks Fiber Communications of Virginia	Common Stock	30,000	100

36.	Brooks Fiber Communications-LD, Inc.	Common Stock	1,000	1,000

37.	Brooks Fiber Properties, Inc.	Common Stock	300,000	1

38.	BTC Finance Corp.	Common Stock Preferred Stock	10,000 10,000	1,000 0

	Legal Name	Title of Class	Amount Authorized	Amount Outstanding
39.	B.T.C. Real Estate Investments, Inc.	Common Stock Preferred Stock	10,000 10,000	10,000 0

40.	BTC Transportation, Inc.	Common Stock	1,000	100

41.	Business Internet, Inc.	Common Stock	1,000	1,000

42.	CC Wireless, Inc.	Common Stock	10,000	10,000

43.	Chicago Fiber Optic Corporation	Common Stock	615,000	220,653.84

44.	Com Systems, Inc.	Common Stock	1,000	1,000

45.	COM/NAV Realty Corp.	Common Stock	1,000	1,000

46.	CompuPlex Incorporated	Common Stock	1,000	100

47.	Cross Country Wireless, Inc.	Common Stock	3,000	1,311

48.	CS Network Services, Inc.	Common Stock	100,000	100,000

49.	CS Wireless Battle Creek, Inc.	Common Stock	10,000	1,000

50.	CS Wireless Systems, Inc.	Common Stock	30	12

51.	Digex, Incorporated	Class A Common Class B Common(2) Preferred Stock	100,000,000 50,000,000 5,000,000	100 0 0

52.	Digex International Holding Company	Common Stock	1,000	100

53.	E.L. Acquisition, Inc.	Common Stock	1,000	1

54.	Express Communications, Inc.	Common Stock	1,000	1,000

55.	Fibercom of Missouri, Inc.	Common Stock	1,000,000	100

56.	FiberNet Rochester, Inc.	Common Stock	200	95

57.	Fibernet, Inc.	Common Stock	100,000	100,000

58.	Healan Communications, Inc.	Common Stock	100,000	1

59.	ICI Capital LLC	Membership Interests	N/A	N/A

60.	Institutional Communications Company - Virginia	Common Stock	100	100

61.	Intelligent Investment Partners, Inc.	Common Stock	1,000	1,000

62.	Intermedia Capital, Inc.	Common Stock	1,000	100
63.	Intermedia Communications Inc.	Common Stock Preferred Stock includes • Series A Preferred Stock(3)	150,000,000 2,000,000 60,000	501,000 0 0
		• Series B Preferred Stock(3)	600,000	587,640.40
		• Series H Preferred Stock(3)	22,500	0

	Legal Name	Title of Class	Amount Authorized	Amount Outstanding
64.	Intermedia Communications Inc.	11.25% Senior Discount Notes due 2007 of Intermedia Communications Inc.	$649,000,000	$361,720,958	†

65.	Intermedia Communications Inc.	8.875% Senior Notes due 2008 of Intermedia Communications Inc.	$260,250,000	$119,110,694	†

66.	Intermedia Communications Inc.	8.5% Senior Notes due 2008 of Intermedia Communications Inc.	$400,000,000	$129,325,616	†

67.	Intermedia Communications Inc.	8.6% Senior Notes due 2008 of Intermedia Communications Inc.	$500,000,000	$200,953,952	†

68.	Intermedia Communications Inc.	9.5% Senior Notes due 2009 of Intermedia Communications Inc.	$300,000,000	$127,103,465	†

69.	Intermedia Communications Inc.	12.25% Senior Subordinated Discount Notes due 2009 of Intermedia Communications Inc.	$364,000,000	$262,829,975	†

70.	Intermedia Communications of Virginia, Inc.	Common Stock	100	10

71.	Intermedia Investment, Inc.	Common Stock	1,000	100

72.	Intermedia Licensing Company	Common Stock	1,000	100

73	Intermedia Services LLC	Membership Interests	N/A	N/A

74.	J.B. Telecom, Inc.	Common Stock	1,000,000	100

75.	Jones Lightwave of Denver, Inc.	Common Stock(4)	912	912

		Class B Stock(5)	1,260	1,260

		Class C Stock(4)	5,000	0

76.	Marconi Telegraph-Cable Company, Inc.	Common Stock	500	75

77.	MCI Canada, Inc.	Common Stock	1,000	100

78.	MCI Communications Corporation	Common Stock	1,049	1,000

79.	MCI Communications Corporation	7.500% Senior Notes due 2004 of MCI Communications Corporation	$400,000,000	$412,583,333	†

80.	MCI Communications Corporation	6.950% MCIC Senior Notes due 2006 of MCI Communications Corporation	$300,000,000	$309,035,000	†

81.	MCI Communications Corporation	6.500% MCIC Senior Notes due 2010 of MCI Communications Corporation	$500,000,000	$508,666,667	†

82.	MCI Communications Corporation	8.250% MCIC Senior Debentures due 2023 of MCI Communications Corporation	$200,000,000	$208,295,833	†

83.	MCI Communications Corporation	7.750% MCIC Senior Debentures due 2024 of MCI Communications Corporation	$240,000,000	$246,510,000	†

84.	MCI Communications Corporation	7.750% MCIC Senior Debentures due 2025 of MCI Communications Corporation	$450,000,000	$461,431,250	†

85.	MCI Communications Corporation	7.125% MCIC Senior Debentures due 2027 of MCI Communications Corporation	$500,000,000	$503,562,500	†

86.	MCI Equipment Acquisition Corporation	Common Stock	1,000	1,000

87.	MCI Galaxy III Transponder Leasing, Inc.	Common Stock	1,000	1,000

88.	MCI Global Access Corporation	Common Stock	1,000	1,000

†	With respect to the Notes, the outstanding amount includes principal amount and accrued interest as of July 20, 2002.

	Legal Name	Title of Class	Amount Authorized	Amount Outstanding
89.	MCI Global Support Corporation	Common Stock	1,000	10

90.	MCI International Services, L.L.C.	Membership Interests	N/A	N/A

91.	MCI International Telecommunications Corporation	Common Stock	1,000	10

92.	MCI International Telecommunications Holding Corporation	Common Stock	1,000	100

93.	MCI International, Inc.	Common Stock	1,100	1,100

94.	MCI Investments Holdings, Inc.	Common Stock	1,000	100

95.	MCI Network Technologies, Inc.	Common Stock	1,000	1,000

96.	MCI Omega Properties, Inc.	Common Stock	1,000	100

97.	MCI Payroll Services, LLC	Membership Interests	N/A	N/A

98.	MCI Research, Inc.	Common Stock	1,000	1,000

99.	MCI Systemhouse L.L.C.	Membership Interests	N/A	N/A

100.	MCI Transcon Corporation	Common Stock	1,000	100

101.	MCI Wireless, Inc.	Common Stock	1,000	1,000

102.	MCI WORLDCOM Brands, L.L.C.	Membership Interests	N/A	N/A

103.	MCI WORLDCOM Brazil LLC	Membership Interests	N/A	N/A

104.	MCI WORLDCOM Brooks Telecom, LLC	Membership Interests	N/A	N/A

105.	MCI WORLDCOM Capital Management Corporation	Common Stock	1,000	1,000

106.	MCI WORLDCOM Communications of Virginia, Inc.	Common Stock	10,000	100

107.	MCI WORLDCOM Communications, Inc.	Common Stock	1,000	10

108.	MCI WORLDCOM Financial Management Corporation	Class A Common Stock	1,000	1,089

		Class B Common Stock	1,000

109.	MCI WORLDCOM International, Inc.	Common Stock	5,133	133

110.	MCI WorldCom Management Company, Inc.	Common Stock	1,000	1,000

111.	MCI WORLDCOM MFS Telecom, LLC	Membership Interests	N/A	N/A

112.	MCI WORLDCOM Network Services of Virginia, Inc.	Common Stock	1,000	100

113.	MCI WORLDCOM Network Services, Inc.	Common Stock	1,000	10

114.	MCI WORLDCOM Receivables Corporation	Common Stock	1,000	1,000

115.	MCI WORLDCOM Synergies Management Company, Inc.	Common Stock	5,000	4,501

		Preferred Stock(6)	500	0

116.	MCI/OTI Corporation	Common Stock	13,531,000	5,387,195

		Preferred Stock(7)	6,469,000	5,208,333

	Legal Name	Title of Class	Amount Authorized	Amount Outstanding

117.	MCImetro Access Transmission Services LLC	Membership Interests	N/A	N/A

118.	MCImetro Access Transmission Services of Virginia, Inc.	Common Stock	1,000	100

119.	Metrex Corporation	Common Stock	1,000,000	111,000

		Preferred Stock	5,000	0

120.	Metropolitan Fiber Systems of Alabama, Inc.	Common Stock	10,000	1,000

121.	Metropolitan Fiber Systems of Arizona, Inc.	Common Stock	10,000	1,000

122.	Metropolitan Fiber Systems of Baltimore, Inc.	Common Stock	10,000	1,000

123.	Metropolitan Fiber Systems of California, Inc.	Common Stock	1,000	1,000

124.	Metropolitan Fiber Systems of Columbus, Inc.	Common Stock	10,000	1,000

125.	Metropolitan Fiber Systems of Connecticut, Inc.	Common Stock	10,000	1,000

126.	Metropolitan Fiber Systems of Dallas, Inc.	Common Stock	10,000	1,000

127.	Metropolitan Fiber Systems of Delaware, Inc.	Common Stock	10,000	1,000

128.	Metropolitan Fiber Systems of Denver, Inc.	Common Stock	1,000	100

129.	Metropolitan Fiber Systems of Detroit, Inc.	Common Stock	10,000	1,000

130.	Metropolitan Fiber Systems of Florida, Inc.	Common Stock	10,000	1,000

131.	Metropolitan Fiber Systems of Hawaii, Inc.	Common Stock	10,000	100

132.	Metropolitan Fiber Systems of Houston, Inc.	Common Stock	800	694

		Preferred Stock	13,200	6,846

133.	Metropolitan Fiber Systems of Indianapolis, Inc.	Common Stock	10,000	1,000

134.	Metropolitan Fiber Systems of Iowa, Inc.	Common Stock	10,000	1,000

135.	Metropolitan Fiber Systems of Kansas City, Missouri, Inc.	Common Stock	10,000	1,000

136.	Metropolitan Fiber Systems of Kansas, Inc.	Common Stock	10,000	100

137.	Metropolitan Fiber Systems of Kentucky, Inc.	Common Stock	10,000	100

138.	Metropolitan Fiber Systems of Massachusetts, Inc.	Common Stock	1,000	100

	Legal Name	Title of Class	Amount Authorized	Amount Outstanding
139.	Metropolitan Fiber Systems of Minneapolis/St. Paul, Inc.	Common Stock	10,000	1,000

140.	Metropolitan Fiber Systems of Nebraska, Inc.	Common Stock	1,000	100

141.	Metropolitan Fiber Systems of Nevada, Inc.	Common Stock	10,000	100

142.	Metropolitan Fiber Systems of New Hampshire, Inc.	Common Stock	1,000	1,000

143.	Metropolitan Fiber Systems of New Jersey, Inc.	Common Stock	10,000	1,000

144.	Metropolitan Fiber Systems of New Orleans, Inc.	Common Stock	10,000	1,000

145.	Metropolitan Fiber Systems of New York, Inc.	Common Stock	10,000	1,000

146.	Metropolitan Fiber Systems of North Carolina, Inc.	Common Stock	10,000	1,000

147.	Metropolitan Fiber Systems of Ohio, Inc.	Common Stock	10,000	1,000

148.	Metropolitan Fiber Systems of Oklahoma, Inc.	Common Stock	10,000	100

149.	Metropolitan Fiber Systems of Oregon, Inc.	Common Stock	10,000	1,000

150.	Metropolitan Fiber Systems of Philadelphia, Inc.	Common Stock	10,000	1,000

151.	Metropolitan Fiber Systems of Pittsburgh, Inc.	Common Stock	10,000	1,000

152.	Metropolitan Fiber Systems of Rhode Island, Inc.	Common Stock	10,000	1,000

153.	Metropolitan Fiber Systems of Seattle, Inc.	Common Stock	10,000	1,000

154.	Metropolitan Fiber Systems of St. Louis, Inc.	Common Stock	20,000	10,000

		Preferred Stock	10,000	2,689.938

155.	Metropolitan Fiber Systems of Tennessee, Inc.	Common Stock	1,000	100

156.	Metropolitan Fiber Systems of Virginia, Inc.	Common Stock	1,000	100

157.	Metropolitan Fiber Systems of Wisconsin, Inc.	Common Stock	10,000	1,000

158.	Metropolitan Fiber Systems/McCourt, Inc.	Class A Common Stock	200	165

		Class B Common Stock(8)	800	660

		Preferred Stock	20,000	19,457

159.	MFS CableCo U.S., Inc.	Common Stock	1,000	100

160.	MFS Datanet, Inc.	Common Stock	1,000	10

161.	MFS Foreign Personnel, Inc.	Common Stock	10,000	100

162.	MFS Global Communications, Inc. (f/k/a MCI WorldCom Services Co.)	Common Stock	1,000	1,000

	Legal Name	Title of Class	Amount Authorized	Amount Outstanding
163.	MFS Globenet, Inc.	Common Stock	10,000	100

164.	MFS International Holdings, L.L.C.	Membership Interests	N/A	N/A

165.	MFS International Opportunities, Inc. (f/k/a MCI WorldCom Marketing Co.)	Common Stock	1,000	1,000

166.	MFS Telecom, Inc.	Class A Common Stock	800	800

		Class B Common Stock	200	200

		Preferred Stock	299,000	289,969

167.	MFS Telephone of Missouri, Inc.	Common Stock	10,000	100

168.	MFS Telephone of New Hampshire, Inc.	Common Stock	10,000	100

169.	MFS Telephone of Virginia, Inc.	Common Stock	10,000	100

170.	MFS Telephone, Inc.	Common Stock	10,000	1,000

171.	MFS/C-TEC (New Jersey) Partnership	Membership Interests	N/A	N/A

172.	MFSA Holding, Inc.	Common Stock	5,000	1,000

		Preferred Stock	5,000	1,070

173.	Military Communications Center, Inc.	Common Stock	1,000	1,000

174.	MobileComm Europe Inc.	Class A Common Stock	400	400

		Class B Common Stock	600	600

175.	Mtel American Radiodetermination Corporation	Common Stock	1,000	100

176.	Mtel Asia, Inc.	Common Stock	1,000,000	1,000,000

177.	Mtel Cellular, Inc.	Common Stock	1,000	1,000

178.	Mtel Digital Services, Inc.	Common Stock	1,000	1,000

179.	Mtel International, Inc.	Common Stock	1,000	1,000

180.	Mtel Latin America, Inc.	Common Stock	15,000,000	10,000

		Preferred Stock	200,000	106,500

181.	Mtel Microwave, Inc.	Common Stock	1,000	1,000

182.	Mtel Service Corporation	Common Stock	20,000	200

183.	Mtel Space Technologies Corporation	Common Stock	1,000	1,000

184.	Mtel Technologies, Inc.	Common Stock	1,000	1,000

185.	N.C.S. Equipment Corporation	Common Stock	200	100

186.	National Telecommunications of Florida, Inc.	Common Stock	1,000	100

187.	Netwave Systems, Inc.	Common Stock	1,000	1,000

188.	networkMCI, Inc.	Common Stock	1,000	100

189.	New England Fiber Communications L.L.C.	Membership Interests	N/A	N/A

	Legal Name	Title of Class	Amount Authorized	Amount Outstanding
190.	Northeast Networks, Inc.	Common Stock includes	36,500

		• Series A Common Stock(9)	5,750	5,750

		• Series B Common Stock	5,002	5,002

		• Series C Common Stock	748	748

		• Series D Common Stock(9)	25,000	0

		Preferred Stock includes

		• Series A Preferred Stock	10,000	3,175

191.	Nova Cellular Co.	Common Stock	100,000	1,000

192.	NTC, Inc.	Common Stock	1,000	100

193.	Overseas Telecommunications, Inc.	Common Stock	1,000	1,000

194.	Savannah Yacht & Ship, LLC	Membership Interests	N/A	N/A

195.	SkyTel Communications, Inc.	Common Stock	20,000	1,000

196.	SkyTel Corp.	Class A Common Stock	10,000	7,600

		Class B Common Stock	10,000	10,000

197.	SkyTel Payroll Services, LLC	Membership Interests	N/A	N/A

198.	Southern Wireless Video, Inc.	Common Stock	1,000	1,000

199.	Southernnet of South Carolina, Inc.	Common Stock	10,000,000	7,000

		Preferred Stock	25,000	0

200.	Southernnet Systems, Inc.	Common Stock	1,000	100

201.	Southernnet, Inc.	Common Stock	5,000,000	5,000,000

202.	Telecom*USA, Inc.	Common Stock	1,000	1,000

203.	Teleconnect Company	Common Stock	70,000,000	100

		Preferred Stock	10,000,000	0

204.	Teleconnect Long Distance Services & Systems Company	Common Stock	100,000	9,700

205.	Tenant Network Services, Inc.	Common Stock	1,000,000	1,000

206.	TMC Communications, Inc.	Common Stock	1,000,000	100

207.	TransCall America, Inc.	Common Stock	10,000	5

208.	Tru Vision Wireless, Inc.	Common Stock	1,000	1,000

209.	Tru Vision-Flippin, Inc.	Common Stock	100	100

210.	TTI National, Inc.	Common Stock	1,000	100

211.	UUNET Australia Limited	Common Stock	90	90

		Preferred Stock	10	0

212.	UUNET Caribbean, Inc.	Common Stock	1,000	1,000

213.	UUNet Global Alliances, Inc. (f/k/a MCI WorldCom Transmission Co.)	Common Stock	1,000	1,000

	Legal Name	Title of Class	Amount Authorized	Amount Outstanding

214.	UUNET Holdings Corp.	Common Stock	90	90

		Preferred Stock	10	0

215.	UUNET International Ltd.	Common Stock	90	90

		Preferred Stock	10	0

216.	UUNET Japan Ltd.	Common Stock	90	90

		Preferred Stock	10	0

217.	UUNET Payroll Services, LLC	Membership Interests	N/A	N/A

218.	UUNET Technologies, Inc.	Common Stock	1,000	1

219.	Virginia Metrotel, Inc.	Common Stock	10,000,000	3,810,400

220.	Western Business Network, Inc.	Common Stock	10,000	100

221.	Wireless Enterprises LLC	Membership Interests	N/A	N/A

222.	Wireless One of Bryan, Texas, Inc.	Common Stock	10,000	1,500

223.	Wireless One, Inc.	Common Stock	1,000	1,000

224.	Wireless Video Enhanced Services	Common Stock	1	1

225.	Wireless Video Enterprises, Inc.	Common Stock	10	9

226.	Wireless Video Services	Common Stock	1	1

227.	WorldCom Broadband Solutions, Inc.	Common Stock	1,000	1,000

228.	WorldCom Caribbean, Inc.	Common Stock	10,000	100

229.	WorldCom East, Inc.	Common Stock	1,000	100

230.	WorldCom ETC, Inc.	Common Stock	1,000	1,000

231.	WorldCom Federal Systems, Inc.	Common Stock	1,000	1,000

232.	WorldCom Funding Corporation	Common Stock	1,000	1,000

233.	WorldCom Global Strategic Alliances, Inc.	Common Stock	1,000	1,000

234.	WorldCom Global Strategic Alliances International, Inc.	Common Stock	1,000	1,000

235.	WorldCom ICC, Inc.	Common Stock	1,000	850

		Preferred Stock	99,000	0

	Legal Name	Title of Class	Amount Authorized	Amount Outstanding

236.	WorldCom Intermedia Communications Corporation (f/k/a Shared Technologies Fairchild Communications Corporation)	Common Stock	3,000	1

237.	WorldCom Intermedia Telecom, Inc. (f/k/a Shared Technologies Fairchild Telecom, Inc.)	Common Stock	1,000	100

238.	WorldCom Intermedia, Inc. (f/k/a Shared Technologies Fairchild, Inc.)	Common Stock	1,000	100

239.	WorldCom International Data Services, Inc.	Common Stock	1,000	100

240.	WorldCom International Mobile Services LLC	Membership Interests	N/A	N/A

241.	WorldCom International Mobile Services, Inc.	Common Stock	1,000	1,000

242.	WorldCom Overseas Holdings, Inc.	Common Stock	1,000	100

243.	WorldCom Payroll Services, LLC	Membership Interests	N/A	N/A

244.	WorldCom Purchasing, LLC	Membership Interests	N/A	N/A

245	WorldCom Switzerland LLC	Membership Interests	N/A	N/A

246.	WorldCom Ventures, Inc.	Common Stock	1,000	1,000

247.	WorldCom Wireless, Inc.	Common Stock	25,000,000	1

		Preferred Stock includes	5,000,000

		• Series A Preferred Stock(10)	250,000	0

		• Series B Preferred Stock	250,000	0

		• Series C Preferred Stock(10)	185,000	0

		• Series D Preferred Stock	185,000	0

(b) The current holders of common stock of each of the Subsidiary Guarantors are entitled to one vote for each share held of record on all matters voted upon by stockholders (or in case of limited liability companies to vote pro rata to the interests held) other than as set forth below. As of the Effective Date, such voting rights are expected to remain unchanged. Any holder of capital stock that currently had no voting rights is expected to have one vote for each share held of record on all matters voted upon by stockholders as of the Effective Date.

(1)	Series A Preferred Stock has one vote per share.
(2)	Class B Common Stock has ten votes per share.
(3)	Series A, Series B and Series H Preferred Stock have 1/10 of a vote per share.
(4)	Common Stock and Class C Stock have 1/10 vote per share.
(5)	Class B Stock has one vote per share.
(6)	Preferred Stock has one vote per share.
(7)	Preferred Stock has the same voting rights as Common Stock and each share of Preferred Stock has a number of votes equal to the number of shares of Common Stock into which it could convert.
(8)	Class B Common Stock does not have voting rights.
(9)	Until Series A Preferred Stock is redeemed, Series A and Series D Common Stock have two votes per share. Thereafter, each has one vote per share.
(10)	Series A and Series C Preferred Stock have one vote per share, and each share of Series A and Series C Preferred Stock has a number of votes equal to the number of shares of Common Stock into which it could convert.

INDENTURE SECURITIES

ITEM 8. ANALYSIS OF INDENTURE PROVISIONS.

The following is a general description of certain provisions of the Indentures to be qualified. The description is qualified in its entirety by reference to the form of Indenture filed as an exhibit hereto. Capitalized terms used below and not defined herein have the same meanings as in the Indenture.

(a) Events of Default; Withholding of Notice.

Events of Default under the Indenture occur upon:

(a) failure to make the payment of any interest on the Senior Notes when the same becomes due and payable, and such failure continues for a period of 30 days;

(b) failure to make the payment of any principal of, or premium, if any, on, any of the Senior Notes when the same becomes due and payable at its Stated Maturity, upon acceleration, redemption, optional redemption, required repurchase or otherwise;

(c) failure to comply with the provisions of Sections 4.14, 4.21 or 5.01 the Indenture;

(d) failure to comply with any other covenant or agreement in the Senior Notes or in the Indenture (other than a failure that is the subject of the foregoing clause (a), (b) or (c)) and such failure continues for 60 days after written notice is given to the Applicant;

(e) a default under any Debt by the Applicant or any Restricted Subsidiary that results in acceleration of the maturity of such Debt, or failure to pay any such Debt at Stated Maturity, in an aggregate amount greater than $100 million or its foreign currency equivalent at the time and such acceleration has not been rescinded within 60 days;

(f) any judgment or judgments for the payment of money in an aggregate amount in excess of $100 million (or its foreign currency equivalent at the time) in excess of amounts which the Applicant’s insurance carriers have agreed to pay under applicable policies that shall be rendered against the Applicant or any Restricted Subsidiary that is a Significant Subsidiary and that shall not be waived, satisfied or discharged for any period of 60 consecutive days during which a stay of enforcement shall not be in effect;

(g) except as permitted by the Indenture, any Subsidiary Guaranty is held to be unenforceable or invalid in a judicial proceeding or ceases for any reason to be in full force and effect or the Applicant, any Subsidiary Guarantor, or any Person acting on behalf of any Subsidiary Guarantor denies or disaffirms such Subsidiary Guarantor’s obligations under its Subsidiary Guaranty; and

(h) the Applicant or any of its Restricted Subsidiaries that are Significant Subsidiaries or any group of Restricted Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary, pursuant to or within the meaning of any Bankruptcy Law:

(A) commences a voluntary case;

(B) consents to the entry of an order for relief against it in an involuntary case;

(C) consents to the appointment of or taking possession by a custodian, receiver, liquidator, trustee, assignee or sequestrator of it or for all or substantially all of its property; or

(D) makes a general assignment for the benefit of its creditors.

(i) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(A) is for relief against the Applicant or any of its Significant Subsidiaries or any group of Restricted Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary in an involuntary case; or

(B) appoints a custodian, receiver, liquidator, trustee, assignee or sequestrator of the Applicant or any of its Significant Subsidiaries or for all or substantially all of the property of the Applicant or any of its Significant Subsidiaries or any group of Restricted Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary; or

(C) orders the liquidation of the Applicant or any of its Significant Subsidiaries or any group of Restricted Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary; and the order or decree remains unstayed and in effect for 60 consecutive days.

The Trustee may withhold from holders of the Senior Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if and so long as a committee of its Responsible Officers in good faith determines that withholding the notice is in the interests of the Holders.

(b) Authentication and Delivery of Senior Notes; Application of Proceeds.

The Senior Notes shall be executed on behalf of the Applicant by one Officer of the Applicant. Such signature may be either manual or facsimile. If an Officer whose signature is on a Senior Note no longer holds that office at the time the Trustee authenticates the Senior Note, the Senior Note shall be valid nevertheless.

A Senior Note shall not be valid until authenticated by the manual signature of the Trustee or an authenticating agent. The Senior Notes shall be issuable only in denominations of $1,000 and integral multiples thereof. The Trustee shall issue Senior Notes upon a written order of the Applicant signed by an Officer. The Trustee may appoint an authenticating agent acceptable to the Applicant to authenticate Senior Notes. An authenticating agent may authenticate Senior Notes whenever the Trustee may do so.

There will be no proceeds (and therefore no application of proceeds) from the issuance of the Senior Notes because the Senior Notes will be issued as part of an exchange for currently outstanding indebtedness, as provided in the Plan.

(c) Release or Release and Substitution of Property.

Not applicable.

(d) Satisfaction and Discharge of the Indenture.

The Indenture will be discharged and will cease to be of further effect, except as to surviving rights of registration of transfer or exchange of the Senior Notes, as to all Senior Notes issued hereunder, when:

(a) either:

(i) all Senior Notes that have been previously authenticated (except lost, stolen or destroyed Senior Notes that have been replaced or paid and Senior Notes for whose payment money has previously been deposited in trust or segregated and held in trust by the Applicant and is thereafter repaid to the Applicant or discharged from the trust) have been delivered to the Trustee for cancellation; or

(ii) all Senior Notes that have not been previously delivered to the Trustee for cancellation (A) have become due and payable or (B) will become due and payable at their maturity within one year or (C) are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of a notice of redemption by the Trustee, and the Applicant has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S.

dollars, non-callable U.S. Government Securities, or a combination thereof, in such amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire Debt on the Senior Notes not previously delivered to the Trustee for cancellation for principal, premium, if any, and interest on the Senior Notes to the date of deposit, in the case of Senior Notes that have become due and payable, or to the Stated Maturity or redemption date, as the case may be;

(b) the Applicant has paid or caused to be paid all other sums payable by it under the Indenture; and

(c) the Applicant delivers to the Trustee an Officers’ Certificate and Opinion of Counsel stating that all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture have been satisfied.

(e) Statement as to Compliance.

The Applicant shall deliver to the Trustee, within 90 days after the end of each fiscal year, an Officers’ Certificate stating that a review of the activities of the Applicant and its Subsidiaries during the preceding fiscal year has been made under the supervision of the signing Officers with a view to determining whether the Applicant and its Subsidiaries have kept, observed, performed and fulfilled their obligations under the Indenture, and further stating, as to each such Officer signing such certificate, that to the best of his or her knowledge, the Applicant and its Subsidiaries have kept, observed, performed and fulfilled each and every covenant contained in the Indenture and are not in default in the performance or observance of any of the terms, provisions and conditions of the Indenture (or, if a Default or Event of Default shall have occurred, describing all such Defaults or Events of Default of which he or she may have knowledge and what action the Applicant is taking or proposes to take with respect thereto) and that to the best of his or her knowledge no event has occurred and remains in existence by reason of which payments on account of the principal of or interest on the Senior Notes is prohibited or if such event has occurred, a description of the event and what action the Applicant is taking or proposes to take with respect thereto. The Applicant shall comply with TIA Section 314(a)(2).

So long as not contrary to then current recommendations of the American Institute of Certified Public Accountants, the year-end financial statements delivered pursuant to Section 4.03(a) of the Indenture shall be accompanied by a written statement of the Applicant’s independent public accountants that in making the examination necessary for certification of such financial statements, nothing has come to their attention that would lead them to believe that the Applicant has violated any provisions of Article 4 or Article 5 of the Indenture or, if any such violation has occurred, specifying the nature and period of existence thereof, it being understood that such accountants shall not be liable directly or indirectly to any Person for any failure to obtain knowledge of any such violation.

The Applicant shall deliver to the Trustee, within 10 Business Days after becoming aware of the occurrence thereof, written notice in the form of an Officers’ Certificate of any Default or an Event of Default, its status and what action the Applicant is taking or proposes to take with respect thereto.

ITEM 9. OTHER OBLIGORS.

The Applicant’s obligations with respect to the Senior Notes will be guaranteed by the Subsidiary Guarantors identified in Item 1(a).

Contents of Application for Qualification. This Application for Qualification comprises—

(a)	Pages numbered 1 to 138, consecutively (including an attached Exhibit Index).

(b)	The statement of eligibility and qualification of the trustee under the indentures to be qualified. See Exhibit T3G.

(c)	The following exhibits in addition to those filed as a part of the statement of eligibility and qualification of the trustee:

Exhibit T3A-1	Articles of Amendment to the Second Amended and Restated Articles of Incorporation of Applicant (amending former Article Seven by inserting Articles Seven D, E, F, and G) (incorporated herein by reference to Exhibit 3.1 to Applicant’s registration statement on Form S-8 dated August 22, 2001 (Registration No. 333-68204)).

Exhibit T3A-2	Articles of Amendment to the Second Amended and Restated Articles of Incorporation of Applicant (amending former Article Four by deleting the text thereof and substituting new Article Four) (incorporated herein by reference to Exhibit 3.2 to Applicant’s registration statement on Form S-8 dated August 22, 2001 (Registration No. 333-68204)).

Exhibit T3A-3	Articles of Amendment to the Second Amended and Restated Articles of Incorporation of Applicant (amending former Article Eleven by deleting the text thereof and substituting new Article Eleven) (incorporated herein by reference to Exhibit 3.3 to Applicant’s registration statement on Form S-8 dated August 22, 2001 (Registration No. 333-68204)).

Exhibit T3A-4	Second Amended and Restated Articles of Incorporation of Applicant (including preferred stock designations), as amended as of May 1, 2000 (incorporated herein by reference to Exhibit 3.4 to Applicant’s registration statement on Form S-8 dated August 22, 2001 (Registration No. 333-68204)).

Exhibit T3A-5	Certificate of Incorporation of 1-800-Collect, Inc. P†

Exhibit T3A-6	Certificate of Incorporation of Access Network Services, Inc. P†

Exhibit T3A-7	Certificate of Incorporation of Access Virginia, Inc. P†

Exhibit T3A-8	Certificate of Incorporation of ALD Communications, Inc. P†

Exhibit T3A-9	Certificate of Incorporation of BC Yacht Sales, Inc. P†

Exhibit T3A-10	Certificate of Formation of BCT Holdings, LLC P†

Exhibit T3A-11	Certificate of Formation of BCT Real Estate, LLC P†

Exhibit T3A-12	Certificate of Incorporation of BFC Communications, Inc. P†

Exhibit T3A-13	Certificate of Incorporation of Bittel Telecommunications Corporation P†

Exhibit T3A-14	Certificate of Incorporation of Brooks Fiber Communications of Arkansas, Inc. P†

Exhibit T3A-15	Certificate of Incorporation of Brooks Fiber Communications of Bakersfield, Inc. P†

Exhibit T3A-16	Certificate of Incorporation of Brooks Fiber Communications of Connecticut, Inc. P†

Exhibit T3A-17	Certificate of Incorporation of Brooks Fiber Communications of Fresno, Inc. P†

Exhibit T3A-18	Certificate of Incorporation of Brooks Fiber Communications of Idaho, Inc. P†

Exhibit T3A-19	Certificate of Incorporation of Brooks Fiber Communications of Massachusetts, Inc. P†

Exhibit T3A-20	Certificate of Incorporation of Brooks Fiber Communications of Michigan, Inc. P†

Exhibit T3A-21	Certificate of Incorporation of Brooks Fiber Communications of Minnesota, Inc. P†

Exhibit T3A-22	Certificate of Incorporation of Brooks Fiber Communications of Mississippi, Inc. P†

Exhibit T3A-23	Certificate of Incorporation of Brooks Fiber Communications of Missouri, Inc. P†

Exhibit T3A-24	Certificate of Incorporation of Brooks Fiber Communications of Nevada, Inc. P†

Exhibit T3A-25	Certificate of Incorporation of Brooks Fiber Communications of New England, Inc. P†

Exhibit T3A-26	Certificate of Incorporation of Brooks Fiber Communications of New Mexico, Inc. P†

Exhibit T3A-27	Certificate of Incorporation of Brooks Fiber Communications of New York, Inc. P†

Exhibit T3A-28	Certificate of Incorporation of Brooks Fiber Communications of Ohio, Inc. P†

Exhibit T3A-29	Certificate of Incorporation of Brooks Fiber Communications of Oklahoma, Inc. P†

Exhibit T3A-30	Certificate of Incorporation of Brooks Fiber Communications of Rhode Island, Inc. P†

Exhibit T3A-31	Certificate of Incorporation of Brooks Fiber Communications of Sacramento, Inc. P†

Exhibit T3A-32	Certificate of Incorporation of Brooks Fiber Communications of San Jose, Inc. P†

Exhibit T3A-33	Certificate of Incorporation of Brooks Fiber Communications of Stockton, Inc. P†

Exhibit T3A-34	Certificate of Incorporation of Brooks Fiber Communications of Tennessee, Inc. P†

Exhibit T3A-35	Certificate of Incorporation of Brooks Fiber Communications of Texas, Inc. P†

Exhibit T3A-36	Certificate of Incorporation of Brooks Fiber Communications of Tucson, Inc. P†

Exhibit T3A-37	Certificate of Incorporation of Brooks Fiber Communications of Tulsa, Inc. P†

Exhibit T3A-38	Certificate of Incorporation of Brooks Fiber Communications of Utah, Inc. P†

Exhibit T3A-39	Certificate of Incorporation of Brooks Fiber Communications-LD, Inc. P†

Exhibit T3A-40	Certificate of Incorporation of Brooks Fiber Properties, Inc. P†

Exhibit T3A-41	Certificate of Incorporation of BTC Finance Corp. P†

Exhibit T3A-42	Certificate of Incorporation of BTC Transportation Corporation P†

Exhibit T3A-43	Certificate of Incorporation of Business Internet, Inc. P†

Exhibit T3A-44	Certificate of Incorporation of CC Wireless, Inc. P†

Exhibit T3A-45	Certificate of Incorporation of Chicago Fiber Optic Corporation P†

Exhibit T3A-46	Certificate of Incorporation of Com Systems, Inc. P†

Exhibit T3A-47	Certificate of Incorporation of COM/NAV Realty Corp. P†

Exhibit T3A-48	Certificate of Incorporation of Compuplex Incorporated P†

Exhibit T3A-49	Certificate of Incorporation of Cross Country Wireless, Inc. P†

Exhibit T3A-50	Certificate of Incorporation of CS Network Services, Inc. P†

Exhibit T3A-51	Certificate of Incorporation of CS Wireless Battle Creek, Inc. P†

Exhibit T3A-52	Certificate of Incorporation of CS Wireless Systems, Inc. P†

Exhibit T3A-53	Certificate of Incorporation of Digex, Incorporated P†

Exhibit T3A-54	Certificate of Incorporation of Digex International Holding Company P†

Exhibit T3A-55	Certificate of Incorporation of E.L. Acquisition, Inc. P†

Exhibit T3A-56	Certificate of Incorporation of Express Communications, Inc. P†

Exhibit T3A-57	Certificate of Incorporation of Fibercom of Missouri, Inc. P†

Exhibit T3A-58	Certificate of Incorporation of FiberNet Rochester, Inc. P†

Exhibit T3A-59	Certificate of Incorporation of Fibernet, Inc. P†

Exhibit T3A-60	Certificate of Incorporation of Healan Communications, Inc. P†

Exhibit T3A-61	Certificate of Formation of ICI Capital LLC P†

Exhibit T3A-62	Certificate of Incorporation of Institutional Communications Company – Virginia P†

Exhibit T3A-63	Certificate of Incorporation of Intelligent Investment Partners, Inc. P†

Exhibit T3A-64	Certificate of Incorporation of Intermedia Capital, Inc. P†

Exhibit T3A-65	Certificate of Incorporation of Intermedia Communications Inc. P†

Exhibit T3A-66	Certificate of Incorporation of Intermedia Communications of Virginia, Inc. P†

Exhibit T3A-67	Certificate of Incorporation of Intermedia Investment, Inc. P†

Exhibit T3A-68	Certificate of Incorporation of Intermedia Licensing Company P†

Exhibit T3A-69	Certificate of Formation of Intermedia Services LLC P†

Exhibit T3A-70	Certificate of Incorporation of J.B. Telecom, Inc. P†

Exhibit T3A-71	Certificate of Incorporation of Jones Lightwave of Denver, Inc. P†

Exhibit T3A-72	Certificate of Incorporation of Marconi Telegraph-Cable Company, Inc. P†

Exhibit T3A-73	Certificate of Incorporation of MCI Canada, Inc. P†

Exhibit T3A-74	Certificate of Incorporation of MCI Communications Corporation P†

Exhibit T3A-75	Certificate of Incorporation of MCI Equipment Acquisition Corporation P†

Exhibit T3A-76	Certificate of Incorporation of MCI Galaxy III Transponder Leasing, Inc. P†

Exhibit T3A-77	Certificate of Incorporation of MCI Global Access Corporation P†

Exhibit T3A-78	Certificate of Incorporation of MCI Global Support Corporation P†

Exhibit T3A-79	Certificate of Incorporation of MCI International Services, L.L.C. P†

Exhibit T3A-80	Certificate of Incorporation of MCI International Telecommunications Corporation P†

Exhibit T3A-81	Certificate of Incorporation of MCI International Telecommunications Holding Corporation P†

Exhibit T3A-82	Certificate of Incorporation of MCI International, Inc. P†

Exhibit T3A-83	Certificate of Incorporation of MCI Investments Holdings, Inc. P†

Exhibit T3A-84	Certificate of Incorporation of MCI Network Technologies, Inc. P†

Exhibit T3A-85	Certificate of Incorporation of MCI Omega Properties, Inc. P†

Exhibit T3A-86	Certificate of Formation of MCI Payroll Services, LLC P†

Exhibit T3A-87	Certificate of Incorporation of MCI Research, Inc. P†

Exhibit T3A-88	Certificate of Incorporation of MCI Systemhouse L.L.C. P†

Exhibit T3A-89	Certificate of Incorporation of MCI Transcon Corporation P†

Exhibit T3A-90	Certificate of Incorporation of MCI Wireless, Inc. P†

Exhibit T3A-91	Certificate of Incorporation of MCI WORLDCOM Brands, L.L.C. P†

Exhibit T3A-92	Certificate of Formation of MCI WORLDCOM Brazil LLC P†

Exhibit T3A-93	Certificate of Formation of MCI WORLDCOM Brooks Telecom, LLC P†

Exhibit T3A-94	Certificate of Incorporation of MCI WORLDCOM Capital Management Corporation P†

Exhibit T3A-95	Certificate of Incorporation of MCI WORLDCOM Communications of Virginia, Inc. P†

Exhibit T3A-96	Certificate of Incorporation of MCI WORLDCOM Communications, Inc. P†

Exhibit T3A-97	Certificate of Incorporation of MCI WORLDCOM Financial Management Corporation P†

Exhibit T3A-98	Certificate of Incorporation of MCI WORLDCOM International, Inc. P†

Exhibit T3A-99	Certificate of Incorporation of MCI WorldCom Management Company, Inc. P†

Exhibit T3A-100	Certificate of Formation of MCI WORLDCOM MFS Telecom, LLC P†

Exhibit T3A-101	Certificate of Incorporation of MCI WORLDCOM Network Services of Virginia, Inc. P†

Exhibit T3A-102	Certificate of Incorporation of MCI WORLDCOM Network Services, Inc. P†

Exhibit T3A-103	Certificate of Incorporation of MCI WORLDCOM Receivables Corporation P†

Exhibit T3A-104	Certificate of Incorporation of MCI WORLDCOM Synergies Management Company, Inc. P†

Exhibit T3A-105	Certificate of Incorporation of MCI/OTI Corporation P†

Exhibit T3A-106	Certificate of Formation of MCImetro Access Transmission Services LLC P†

Exhibit T3A-107	Certificate of Incorporation of Metrex Corporation P†

Exhibit T3A-108	Certificate of Incorporation of Metropolitan Fiber Systems of Alabama, Inc. P†

Exhibit T3A-109	Certificate of Incorporation of Metropolitan Fiber Systems of Arizona, Inc. P†

Exhibit T3A-110	Certificate of Incorporation of Metropolitan Fiber Systems of Baltimore, Inc. P†

Exhibit T3A-111	Certificate of Incorporation of Metropolitan Fiber Systems of California, Inc. P†

Exhibit T3A-112	Certificate of Incorporation of Metropolitan Fiber Systems of Columbus, Inc. P†

Exhibit T3A-113	Certificate of Incorporation of Metropolitan Fiber Systems of Connecticut, Inc. P†

Exhibit T3A-114	Certificate of Incorporation of Metropolitan Fiber Systems of Dallas, Inc. P†

Exhibit T3A-115	Certificate of Incorporation of Metropolitan Fiber Systems of Delaware, Inc. P†

Exhibit T3A-116	Certificate of Incorporation of Metropolitan Fiber Systems of Denver, Inc. P†

Exhibit T3A-117	Certificate of Incorporation of Metropolitan Fiber Systems of Detroit, Inc. P†

Exhibit T3A-118	Certificate of Incorporation of Metropolitan Fiber Systems of Florida, Inc. P†

Exhibit T3A-119	Certificate of Incorporation of Metropolitan Fiber Systems of Hawaii, Inc. P†

Exhibit T3A-120	Certificate of Incorporation of Metropolitan Fiber Systems of Houston, Inc. P†

Exhibit T3A-121	Certificate of Incorporation of Metropolitan Fiber Systems of Indianapolis, Inc. P†

Exhibit T3A-122	Certificate of Incorporation of Metropolitan Fiber Systems of Iowa, Inc. P†

Exhibit T3A-123	Certificate of Incorporation of Metropolitan Fiber Systems of Kansas City, Missouri, Inc. P†

Exhibit T3A-124	Certificate of Incorporation of Metropolitan Fiber Systems of Kansas, Inc. P†

Exhibit T3A-125	Certificate of Incorporation of Metropolitan Fiber Systems of Kentucky, Inc. P†

Exhibit T3A-126	Certificate of Incorporation of Metropolitan Fiber Systems of Massachusetts, Inc. P†

Exhibit T3A-127	Certificate of Incorporation of Metropolitan Fiber Systems of Minneapolis/St. Paul, Inc. P†

Exhibit T3A-128	Certificate of Incorporation of Metropolitan Fiber Systems of Nebraska, Inc. P†

Exhibit T3A-129	Certificate of Incorporation of Metropolitan Fiber Systems of Nevada, Inc. P†

Exhibit T3A-130	Certificate of Incorporation of Metropolitan Fiber Systems of New Hampshire, Inc. P†

Exhibit T3A-131	Certificate of Incorporation of Metropolitan Fiber Systems of New Jersey, Inc. P†

Exhibit T3A-132	Certificate of Incorporation of Metropolitan Fiber Systems of New Orleans, Inc. P†

Exhibit T3A-133	Certificate of Incorporation of Metropolitan Fiber Systems of New York, Inc. P†

Exhibit T3A-134	Certificate of Incorporation of Metropolitan Fiber Systems of North Carolina, Inc. P†

Exhibit T3A-135	Certificate of Incorporation of Metropolitan Fiber Systems of Ohio, Inc. P†

Exhibit T3A-136	Certificate of Incorporation of Metropolitan Fiber Systems of Oklahoma, Inc. P†

Exhibit T3A-137	Certificate of Incorporation of Metropolitan Fiber Systems of Oregon, Inc. P†

Exhibit T3A-138	Certificate of Incorporation of Metropolitan Fiber Systems of Philadelphia, Inc. P†

Exhibit T3A-139	Certificate of Incorporation of Metropolitan Fiber Systems of Pittsburgh, Inc. P†

Exhibit T3A-140	Certificate of Incorporation of Metropolitan Fiber Systems of Rhode Island, Inc. P†

Exhibit T3A-141	Certificate of Incorporation of Metropolitan Fiber Systems of Seattle, Inc. P†

Exhibit T3A-142	Certificate of Incorporation of Metropolitan Fiber Systems of St. Louis, Inc. P†

Exhibit T3A-143	Certificate of Incorporation of Metropolitan Fiber Systems of Tennessee, Inc. P†

Exhibit T3A-144	Certificate of Incorporation of Metropolitan Fiber Systems of Virginia, Inc. P†

Exhibit T3A-145	Certificate of Incorporation of Metropolitan Fiber Systems of Wisconsin, Inc. P†

Exhibit T3A-146	Certificate of Incorporation of Metropolitan Fiber Systems/McCourt, Inc. P†

Exhibit T3A-147	Certificate of Incorporation of MFS CableCo U.S., Inc. P†

Exhibit T3A-148	Certificate of Incorporation of MFS Datanet, Inc. P†

Exhibit T3A-149	Certificate of Incorporation of MFS Foreign Personnel, Inc. P†

Exhibit T3A-150	Certificate of Incorporation of MFS Global Communications, Inc. (f/k/a MCI WorldCom Services Co.) P†

Exhibit T3A-151	Certificate of Incorporation of MFS Globenet, Inc. P†

Exhibit T3A-152	Certificate of Incorporation of MFS International Holdings, L.L.C. P†

Exhibit T3A-153	Certificate of Incorporation of MFS International Opportunities, Inc. (f/k/a MCI WorldCom Marketing Co.) P†

Exhibit T3A-154	Certificate of Incorporation of MFS Telecom, Inc. P†

Exhibit T3A-155	Certificate of Incorporation of MFS Telephone of Missouri, Inc. P†

Exhibit T3A-156	Certificate of Incorporation of MFS Telephone of New Hampshire, Inc. P†

Exhibit T3A-157	Certificate of Incorporation of MFS Telephone of Virginia, Inc. P†

Exhibit T3A-158	Certificate of Incorporation of MFS Telephone, Inc. P†

Exhibit T3A-159	Certificate of Partnership of MFS/C-TEC (New Jersey) Partnership P†

Exhibit T3A-160	Certificate of Incorporation of MFSA Holding, Inc. P†

Exhibit T3A-161	Certificate of Incorporation of Military Communications Center, Inc. P†

Exhibit T3A-162	Certificate of Incorporation of MobileComm Europe Inc. P†

Exhibit T3A-163	Certificate of Incorporation of Mtel American Radiodetermination Corporation P†

Exhibit T3A-164	Certificate of Incorporation of Mtel Asia, Inc. P†

Exhibit T3A-165	Certificate of Incorporation of Mtel Cellular, Inc. P†

Exhibit T3A-166	Certificate of Incorporation of Mtel Digital Services, Inc. P†

Exhibit T3A-167	Certificate of Incorporation of Mtel International, Inc. P†

Exhibit T3A-168	Certificate of Incorporation of Mtel Latin America, Inc. P†

Exhibit T3A-169	Certificate of Incorporation of Mtel Microwave, Inc. P†

Exhibit T3A-170	Certificate of Incorporation of Mtel Service Corporation P†

Exhibit T3A-171	Certificate of Incorporation of Mtel Space Technologies Corporation P†

Exhibit T3A-172	Certificate of Incorporation of Mtel Technologies, Inc. P†

Exhibit T3A-173	Certificate of Incorporation of N.C.S. Equipment Corporation P†

Exhibit T3A-174	Certificate of Incorporation of National Telecommunications of Florida, Inc. P†

Exhibit T3A-175	Certificate of Incorporation of Netwave Systems, Inc. P†

Exhibit T3A-176	Certificate of Incorporation of networkMCI, Inc. P†

Exhibit T3A-177	Certificate of Incorporation of New England Fiber Communications L.L.C. P†

Exhibit T3A-178	Certificate of Incorporation of Northeast Networks, Inc. P†

Exhibit T3A-179	Certificate of Incorporation of NTC, Inc. P†

Exhibit T3A-180	Certificate of Incorporation of Overseas Telecommunications, Inc. P†

Exhibit T3A-181	Certificate of Formation of Savannah Yacht & Ship, LLC P†

Exhibit T3A-182	Certificate of Incorporation of SkyTel Communications, Inc. P†

Exhibit T3A-183	Certificate of Incorporation of SkyTel Corp. P†

Exhibit T3A-184	Certificate of Formation of SkyTel Payroll Services, LLC P†

Exhibit T3A-185	Certificate of Incorporation of Southern Wireless Video, Inc. P†

Exhibit T3A-186	Certificate of Incorporation of Southernnet of South Carolina, Inc. P†

Exhibit T3A-187	Certificate of Incorporation of Southernnet Systems, Inc. P†

Exhibit T3A-188	Certificate of Incorporation of Southernnet, Inc. P†

Exhibit T3A-189	Certificate of Incorporation of Telecom*USA, Inc. P†

Exhibit T3A-190	Certificate of Incorporation of Teleconnect Company P†

Exhibit T3A-191	Certificate of Incorporation of Teleconnect Long Distance Services & Systems Company P†

Exhibit T3A-192	Certificate of Incorporation of Tenant Network Services, Inc. P†

Exhibit T3A-193	Certificate of Incorporation of TMC Communications, Inc. P†

Exhibit T3A-194	Certificate of Incorporation of TransCall America, Inc. P†

Exhibit T3A-195	Certificate of Incorporation of Tru Vision Wireless, Inc. P†

Exhibit T3A-196	Certificate of Incorporation of Tru Vision-Flippin, Inc. P†

Exhibit T3A-197	Certificate of Incorporation of TTI National, Inc. P†

Exhibit T3A-198	Certificate of Incorporation of UUNET Australia Limited P†

Exhibit T3A-199	Certificate of Incorporation of UUNET Caribbean, Inc. P†

Exhibit T3A-200	Certificate of Incorporation of UUNet Global Alliances, Inc. (f/k/a MCI WorldCom Transmission Co.) P†

Exhibit T3A-201	Certificate of Incorporation of UUNET Holdings Corp. P†

Exhibit T3A-202	Certificate of Incorporation of UUNET International Ltd. P†

Exhibit T3A-203	Certificate of Incorporation of UUNET Japan Ltd. P†

Exhibit T3A-204	Certificate of Formation of UUNET Payroll Services, LLC P†

Exhibit T3A-205	Certificate of Incorporation of UUNET Technologies, Inc. P†

Exhibit T3A-206	Certificate of Incorporation of Virginia Metrotel, Inc. P†

Exhibit T3A-207	Certificate of Incorporation of Western Business Network, Inc. P†

Exhibit T3A-208	Certificate of Formation of Wireless Enterprises LLC P†

Exhibit T3A-209	Certificate of Incorporation of Wireless One of Bryan, Texas, Inc. P†

Exhibit T3A-210	Certificate of Incorporation of Wireless One, Inc. P†

Exhibit T3A-211	Certificate of Incorporation of Wireless Video Enhanced Services P†

Exhibit T3A-212	Certificate of Incorporation of Wireless Video Enterprises, Inc. P†

Exhibit T3A-213	Certificate of Incorporation of Wireless Video Services P†

Exhibit T3A-214	Certificate of Incorporation of WorldCom Broadband Solutions, Inc. P†

Exhibit T3A-215	Certificate of Incorporation of WorldCom Caribbean, Inc. P†

Exhibit T3A-216	Certificate of Incorporation of WorldCom East, Inc. P†

Exhibit T3A-217	Certificate of Incorporation of WorldCom ETC, Inc. P†

Exhibit T3A-218	Certificate of Incorporation of WorldCom Federal Systems, Inc. P†

Exhibit T3A-219	Certificate of Incorporation of WorldCom Funding Corporation P†

Exhibit T3A-220	Certificate of Incorporation of WorldCom Global Strategic Alliances, Inc. P†

Exhibit T3A-221	Certificate of Incorporation of WorldCom Global Strategic Alliances International, Inc. P†

Exhibit T3A-222	Certificate of Incorporation of WorldCom ICC, Inc. P†

Exhibit T3A-223	Certificate of Incorporation of WorldCom Intermedia Communications Corporation (f/k/a Shared Technologies Fairchild Communications Corporation) P†

Exhibit T3A-224	Certificate of Incorporation of WorldCom Intermedia Telecom, Inc. (f/k/a Shared Technologies Fairchild Telecom, Inc.) P†

Exhibit T3A-225	Certificate of Incorporation of WorldCom Intermedia, Inc. (f/k/a Shared Technologies Fairchild, Inc.) P†

Exhibit T3A-226	Certificate of Incorporation of WorldCom International Data Services, Inc. P†

Exhibit T3A-227	Certificate of Formation of WorldCom International Mobile Services LLC P†

Exhibit T3A-228	Certificate of Incorporation of WorldCom International Mobile Services, Inc. P†

Exhibit T3A-229	Certificate of Incorporation of WorldCom Overseas Holdings, Inc. P†

Exhibit T3A-230	Certificate of Formation of WorldCom Payroll Services, LLC P†

Exhibit T3A-231	Certificate of Formation of WorldCom Purchasing, LLC P†

Exhibit T3A-232	Certificate of Formation of WorldCom Switzerland LLC P†

Exhibit T3A-233	Certificate of Incorporation of WorldCom Ventures, Inc. P†

Exhibit T3A-234	Certificate of Incorporation of WorldCom Wireless, Inc. P†

Exhibit T3A-235	Certificate of Incorporation of MCImetro Access Transmission Services of Virginia, Inc. P†

Exhibit T3A-236	Certificate of Incorporation of Brooks Fiber Communications of Virginia P†

Exhibit T3A-237	Certificate of Incorporation of B.T.C. Real Estate Investments, Inc. P†

Exhibit T3A-238	Certificate of Incorporation of Nova Cellular Co. P†

Exhibit T3B-1	Restated Bylaws of Applicant (incorporated by reference to Exhibit 99.2 to Applicant’s current report on Form 8-K dated October 23, 2002 (File No. 0-11258)).

Exhibit T3B-2	By-laws of 1-800-Collect, Inc. P†

Exhibit T3B-3	By-laws of Access Network Services, Inc. P†

Exhibit T3B-4	By-laws of Access Virginia, Inc. P†

Exhibit T3B-5	By-laws of ALD Communications, Inc. P†

Exhibit T3B-6	By-laws of BC Yacht Sales, Inc. P†

Exhibit T3B-7	Limited Liability Company Agreement of BCT Holdings, LLC P†

Exhibit T3B-8	Limited Liability Company Agreement of BCT Real Estate, LLC P†

Exhibit T3B-9	By-laws of BFC Communications, Inc. P†

Exhibit T3B-10	By-laws of Bittel Telecommunications Corporation P†

Exhibit T3B-11	By-laws of Brooks Fiber Communications of Arkansas, Inc. P†

Exhibit T3B-12	By-laws of Brooks Fiber Communications of Bakersfield, Inc. P†

Exhibit T3B-13	By-laws of Brooks Fiber Communications of Connecticut, Inc. P†

Exhibit T3B-14	By-laws of Brooks Fiber Communications of Fresno, Inc. P†

Exhibit T3B-15	By-laws of Brooks Fiber Communications of Idaho, Inc. P†

Exhibit T3B-16	By-laws of Brooks Fiber Communications of Massachusetts, Inc. P†

Exhibit T3B-17	By-laws of Brooks Fiber Communications of Michigan, Inc. P†

Exhibit T3B-18	By-laws of Brooks Fiber Communications of Minnesota, Inc. P†

Exhibit T3B-19	By-laws of Brooks Fiber Communications of Mississippi, Inc. P†

Exhibit T3B-20	By-laws of Brooks Fiber Communications of Missouri, Inc. P†

Exhibit T3B-21	By-laws of Brooks Fiber Communications of Nevada, Inc. P†

Exhibit T3B-22	By-laws of Brooks Fiber Communications of New England, Inc. P†

Exhibit T3B-23	By-laws of Brooks Fiber Communications of New Mexico, Inc. P†

Exhibit T3B-24	By-laws of Brooks Fiber Communications of New York, Inc. P†

Exhibit T3B-25	By-laws of Brooks Fiber Communications of Ohio, Inc. P†

Exhibit T3B-26	By-laws of Brooks Fiber Communications of Oklahoma, Inc. P†

Exhibit T3B-27	By-laws of Brooks Fiber Communications of Rhode Island, Inc. P†

Exhibit T3B-28	By-laws of Brooks Fiber Communications of Sacramento, Inc. P†

Exhibit T3B-29	By-laws of Brooks Fiber Communications of San Jose, Inc. P†

Exhibit T3B-30	By-laws of Brooks Fiber Communications of Stockton, Inc. P†

Exhibit T3B-31	By-laws of Brooks Fiber Communications of Tennessee, Inc. P†

Exhibit T3B-32	By-laws of Brooks Fiber Communications of Texas, Inc. P†

Exhibit T3B-33	By-laws of Brooks Fiber Communications of Tucson, Inc. P†

Exhibit T3B-34	By-laws of Brooks Fiber Communications of Tulsa, Inc. P†

Exhibit T3B-35	By-laws of Brooks Fiber Communications of Utah, Inc. P†

Exhibit T3B-36	By-laws of Brooks Fiber Communications-LD, Inc. P†

Exhibit T3B-37	By-laws of Brooks Fiber Properties, Inc. P†

Exhibit T3B-38	By-laws of BTC Finance Corp. P†

Exhibit T3B-39	By-laws of BTC Transportation Corporation P†

Exhibit T3B-40	By-laws of Business Internet, Inc. P†

Exhibit T3B-41	By-laws of CC Wireless, Inc. P†

Exhibit T3B-42	By-laws of Chicago Fiber Optic Corporation P†

Exhibit T3B-43	By-laws of Com Systems, Inc. P†

Exhibit T3B-44	By-laws of COM/NAV Realty Corp. P†

Exhibit T3B-45	By-laws of By-laws of Compuplex Incorporated P†

Exhibit T3B-46	By-laws of Cross Country Wireless, Inc. P†

Exhibit T3B-47	By-laws of CS Network Services, Inc. P†

Exhibit T3B-48	By-laws of CS Wireless Battle Creek, Inc. P†

Exhibit T3B-49	By-laws of CS Wireless Systems, Inc. P†

Exhibit T3B-50	By-laws of Digex, Incorporated P†

Exhibit T3B-51	By-laws of Digex International Holding Company P†

Exhibit T3B-52	By-laws of E.L. Acquisition, Inc. P†

Exhibit T3B-53	By-laws of Express Communications, Inc. P†

Exhibit T3B-54	By-laws of Fibercom of Missouri, Inc. P†

Exhibit T3B-55	By-laws of FiberNet Rochester, Inc. P†

Exhibit T3B-56	By-laws of Fibernet, Inc. P†

Exhibit T3B-57	By-laws of Healan Communications, Inc. P†

Exhibit T3B-58	Limited Liability Company Agreement of ICI Capital LLC P†

Exhibit T3B-59	By-laws of Institutional Communications Company - Virginia P†

Exhibit T3B-60	By-laws of Intelligent Investment Partners, Inc. P†

Exhibit T3B-61	By-laws of Intermedia Capital, Inc. P†

Exhibit T3B-62	By-laws of Intermedia Communications Inc. P†

Exhibit T3B-63	By-laws of Intermedia Communications of Virginia, Inc. P†

Exhibit T3B-64	By-laws of Intermedia Investment, Inc. P†

Exhibit T3B-65	By-laws of Intermedia Licensing Company P†

Exhibit T3B-66	Limited Liability Company Agreement of Intermedia Services LLC P†

Exhibit T3B-67	By-laws of J.B. Telecom, Inc. P†

Exhibit T3B-68	By-laws of Jones Lightwave of Denver, Inc. P†

Exhibit T3B-69	By-laws of Marconi Telegraph-Cable Company, Inc. P†

Exhibit T3B-70	By-laws of MCI Canada, Inc. P†

Exhibit T3B-71	By-laws of MCI Communications Corporation P†

Exhibit T3B-72	By-laws of MCI Equipment Acquisition Corporation P†

Exhibit T3B-73	By-laws of MCI Galaxy III Transponder Leasing, Inc. P†

Exhibit T3B-74	By-laws of MCI Global Access Corporation P†

Exhibit T3B-75	By-laws of MCI Global Support Corporation P†

Exhibit T3B-76	By-laws of MCI International Services, L.L.C. P†

Exhibit T3B-77	By-laws of MCI International Telecommunications Corporation P†

Exhibit T3B-78	By-laws of MCI International Telecommunications Holding Corporation P†

Exhibit T3B-79	By-laws of MCI International, Inc. P†

Exhibit T3B-80	By-laws of MCI Investments Holdings, Inc. P†

Exhibit T3B-81	By-laws of MCI Network Technologies, Inc. P†

Exhibit T3B-82	By-laws of MCI Omega Properties, Inc. P†

Exhibit T3B-83	Limited Liability Company Agreement of MCI Payroll Services, LLC P†

Exhibit T3B-84	By-laws of MCI Research, Inc. P†

Exhibit T3B-85	By-laws of MCI Systemhouse L.L.C. P†

Exhibit T3B-86	By-laws of MCI Transcon Corporation P†

Exhibit T3B-87	By-laws of MCI Wireless, Inc. P†

Exhibit T3B-88	By-laws of MCI WORLDCOM Brands, L.L.C. P†

Exhibit T3B-89	Limited Liability Company Agreement of MCI WORLDCOM Brazil LLC P†

Exhibit T3B-90	Limited Liability Company Agreement of MCI WORLDCOM Brooks Telecom, LLC P†

Exhibit T3B-91	By-laws of MCI WORLDCOM Capital Management Corporation P†

Exhibit T3B-92	By-laws of MCI WORLDCOM Communications of Virginia, Inc. P†

Exhibit T3B-93	By-laws of MCI WORLDCOM Communications, Inc. P†

Exhibit T3B-94	By-laws of MCI WORLDCOM Financial Management Corporation P†

Exhibit T3B-95	By-laws of MCI WORLDCOM International, Inc. P†

Exhibit T3B-96	By-laws of MCI WorldCom Management Company, Inc. P†

Exhibit T3B-97	Limited Liability Company Agreement of MCI WORLDCOM MFS Telecom, LLC P†

Exhibit T3B-98	By-laws of MCI WORLDCOM Network Services of Virginia, Inc. P†

Exhibit T3B-99	By-laws of MCI WORLDCOM Network Services, Inc. P†

Exhibit T3B-100	By-laws of MCI WORLDCOM Receivables Corporation P†

Exhibit T3B-101	By-laws of MCI WORLDCOM Synergies Management Company, Inc. P†

Exhibit T3B-102	By-laws of MCI/OTI Corporation P†

Exhibit T3B-103	Limited Liability Company Agreement of MCImetro Access Transmission Services LLC P†

Exhibit T3B-104	By-laws of Metrex Corporation P†

Exhibit T3B-105	By-laws of Metropolitan Fiber Systems of Alabama, Inc. P†

Exhibit T3B-106	By-laws of Metropolitan Fiber Systems of Arizona, Inc. P†

Exhibit T3B-107	By-laws of Metropolitan Fiber Systems of Baltimore, Inc. P†

Exhibit T3B-108	By-laws of Metropolitan Fiber Systems of California, Inc. P†

Exhibit T3B-109	By-laws of Metropolitan Fiber Systems of Columbus, Inc. P†

Exhibit T3B-110	By-laws of Metropolitan Fiber Systems of Connecticut, Inc. P†

Exhibit T3B-111	By-laws of Metropolitan Fiber Systems of Dallas, Inc. P†

Exhibit T3B-112	By-laws of Metropolitan Fiber Systems of Delaware, Inc. P†

Exhibit T3B-113	By-laws of Metropolitan Fiber Systems of Denver, Inc. P†

Exhibit T3B-114	By-laws of Metropolitan Fiber Systems of Detroit, Inc. P†

Exhibit T3B-115	By-laws of Metropolitan Fiber Systems of Florida, Inc. P†

Exhibit T3B-116	By-laws of Metropolitan Fiber Systems of Hawaii, Inc. P†

Exhibit T3B-117	By-laws of Metropolitan Fiber Systems of Houston, Inc. P†

Exhibit T3B-118	By-laws of Metropolitan Fiber Systems of Indianapolis, Inc. P†

Exhibit T3B-119	By-laws of Metropolitan Fiber Systems of Iowa, Inc. P†

Exhibit T3B-120	By-laws of Metropolitan Fiber Systems of Kansas City, Missouri, Inc. P†

Exhibit T3B-121	By-laws of Metropolitan Fiber Systems of Kansas, Inc. P†

Exhibit T3B-122	By-laws of Metropolitan Fiber Systems of Kentucky, Inc. P†

Exhibit T3B-123	By-laws of Metropolitan Fiber Systems of Massachusetts, Inc. P†

Exhibit T3B-124	By-laws of Metropolitan Fiber Systems of Minneapolis/St. Paul, Inc. P†

Exhibit T3B-125	By-laws of Metropolitan Fiber Systems of Nebraska, Inc. P†

Exhibit T3B-126	By-laws of Metropolitan Fiber Systems of Nevada, Inc. P†

Exhibit T3B-127	By-laws of Metropolitan Fiber Systems of New Hampshire, Inc. P†

Exhibit T3B-128	By-laws of Metropolitan Fiber Systems of New Jersey, Inc. P†

Exhibit T3B-129	By-laws of Metropolitan Fiber Systems of New Orleans, Inc. P†

Exhibit T3B-130	By-laws of Metropolitan Fiber Systems of New York, Inc. P†

Exhibit T3B-131	By-laws of Metropolitan Fiber Systems of North Carolina, Inc. P†

Exhibit T3B-132	By-laws of Metropolitan Fiber Systems of Ohio, Inc. P†

Exhibit T3B-133	By-laws of Metropolitan Fiber Systems of Oklahoma, Inc. P†

Exhibit T3B-134	By-laws of Metropolitan Fiber Systems of Oregon, Inc. P†

Exhibit T3B-135	By-laws of Metropolitan Fiber Systems of Philadelphia, Inc. P†

Exhibit T3B-136	By-laws of Metropolitan Fiber Systems of Pittsburgh, Inc. P†

Exhibit T3B-137	By-laws of Metropolitan Fiber Systems of Rhode Island, Inc. P†

Exhibit T3B-138	By-laws of Metropolitan Fiber Systems of Seattle, Inc. P†

Exhibit T3B-139	By-laws of Metropolitan Fiber Systems of St. Louis, Inc. P†

Exhibit T3B-140	By-laws of Metropolitan Fiber Systems of Tennessee, Inc. P†

Exhibit T3B-141	By-laws of Metropolitan Fiber Systems of Virginia, Inc. P†

Exhibit T3B-142	By-laws of Metropolitan Fiber Systems of Wisconsin, Inc. P†

Exhibit T3B-143	By-laws of Metropolitan Fiber Systems/McCourt, Inc. P†

Exhibit T3B-144	By-laws of MFS CableCo U.S., Inc. P†

Exhibit T3B-145	By-laws of MFS Datanet, Inc. P†

Exhibit T3B-146	By-laws of MFS Foreign Personnel, Inc. P†

Exhibit T3B-147	By-laws of MFS Global Communications, Inc.
(f/k/a MCI WorldCom Services Co.) P†

Exhibit T3B-148	By-laws of MFS Globenet, Inc. P†

Exhibit T3B-149	By-laws of MFS International Holdings, L.L.C. P†

Exhibit T3B-150	By-laws of MFS International Opportunities, Inc.
(f/k/a MCI WorldCom Marketing Co.) P†

Exhibit T3B-151	By-laws of MFS Telecom, Inc. P†

Exhibit T3B-152	By-laws of MFS Telephone of Missouri, Inc. P†

Exhibit T3B-153	By-laws of MFS Telephone of New Hampshire, Inc. P†

Exhibit T3B-154	By-laws of MFS Telephone of Virginia, Inc. P†

Exhibit T3B-155	By-laws of MFS Telephone, Inc. P†

Exhibit T3B-156	Partnership Agreement of MFS/C-TEC (New Jersey) Partnership P†

Exhibit T3B-157	By-laws of MFSA Holding, Inc. P†

Exhibit T3B-158	By-laws of Military Communications Center, Inc. P†

Exhibit T3B-159	By-laws of MobileComm Europe Inc. P†

Exhibit T3B-160	By-laws of Mtel American Radiodetermination Corporation P†

Exhibit T3B-161	By-laws of Mtel Asia, Inc. P†

Exhibit T3B-162	By-laws of Mtel Cellular, Inc. P†

Exhibit T3B-163	By-laws of Mtel Digital Services, Inc. P†

Exhibit T3B-164	By-laws of Mtel International, Inc. P†

Exhibit T3B-165	By-laws of Mtel Latin America, Inc. P†

Exhibit T3B-166	By-laws of Mtel Microwave, Inc. P†

Exhibit T3B-167	By-laws of Mtel Service Corporation P†

Exhibit T3B-168	By-laws of Mtel Space Technologies Corporation P†

Exhibit T3B-169	By-laws of Mtel Technologies, Inc. P†

Exhibit T3B-170	By-laws of N.C.S. Equipment Corporation P†

Exhibit T3B-171	By-laws of National Telecommunications of Florida, Inc. P†

Exhibit T3B-172	By-laws of Netwave Systems, Inc. P†

Exhibit T3B-173	By-laws of networkMCI, Inc. P†

Exhibit T3B-174	By-laws of New England Fiber Communications L.L.C. P†

Exhibit T3B-175	By-laws of Northeast Networks, Inc. P†

Exhibit T3B-176	By-laws of NTC, Inc. P†

Exhibit T3B-177	By-laws of Overseas Telecommunications, Inc. P†

Exhibit T3B-178	Limited Liability Company Agreement of Savannah Yacht & Ship, LLC P†

Exhibit T3B-179	By-laws of SkyTel Communications, Inc. P†

Exhibit T3B-180	By-laws of SkyTel Corp. P†

Exhibit T3B-181	Limited Liability Company Agreement of SkyTel Payroll Services, LLC P†

Exhibit T3B-182	By-laws of Southern Wireless Video, Inc. P†

Exhibit T3B-183	By-laws of Southernnet of South Carolina, Inc. P†

Exhibit T3B-184	By-laws of Southernnet Systems, Inc. P†

Exhibit T3B-185	By-laws of Southernnet, Inc. P†

Exhibit T3B-186	By-laws of Telecom*USA, Inc. P†

Exhibit T3B-187	By-laws of Teleconnect Company P†

Exhibit T3B-188	By-laws of Teleconnect Long Distance Services & Systems Company P†

Exhibit T3B-189	By-laws of Tenant Network Services, Inc. P†

Exhibit T3B-190	By-laws of TMC Communications, Inc. P†

Exhibit T3B-191	By-laws of TransCall America, Inc. P†

Exhibit T3B-192	By-laws of Tru Vision Wireless, Inc. P†

Exhibit T3B-193	By-laws of Tru Vision-Flippin, Inc. P†

Exhibit T3B-194	By-laws of TTI National, Inc. P†

Exhibit T3B-195	By-laws of UUNET Australia Limited P†

Exhibit T3B-196	By-laws of UUNET Caribbean, Inc. P†

Exhibit T3B-197	By-laws of UUNet Global Alliances, Inc. (f/k/a MCI WorldCom Transmission Co.) P†

Exhibit T3B-198	By-laws of UUNET Holdings Corp. P†

Exhibit T3B-199	By-laws of UUNET International Ltd. P†

Exhibit T3B-200	By-laws of UUNET Japan Ltd. P†

Exhibit T3B-201	Limited Liability Company Agreement of UUNET Payroll Services, LLC P†

Exhibit T3B-202	By-laws of UUNET Technologies, Inc. P†

Exhibit T3B-203	By-laws of Virginia Metrotel, Inc. P†

Exhibit T3B-204	By-laws of Western Business Network, Inc. P†

Exhibit T3B-205	Limited Liability Company Agreement of Wireless Enterprises LLC P†

Exhibit T3B-206	By-laws of Wireless One of Bryan, Texas, Inc. P†

Exhibit T3B-207	By-laws of Wireless One, Inc. P†

Exhibit T3B-208	By-laws of Wireless Video Enhanced Services P†

Exhibit T3B-209	By-laws of Wireless Video Enterprises, Inc. P†

Exhibit T3B-210	By-laws of Wireless Video Services P†

Exhibit T3B-211	By-laws of WorldCom Broadband Solutions, Inc. P†

Exhibit T3B-212	By-laws of WorldCom Caribbean, Inc. P†

Exhibit T3B-213	By-laws of WorldCom East, Inc. P†

Exhibit T3B-214	By-laws of WorldCom ETC, Inc. P†

Exhibit T3B-215	By-laws of WorldCom Federal Systems, Inc. P†

Exhibit T3B-216	By-laws of WorldCom Funding Corporation P†

Exhibit T3B-217	By-laws of WorldCom Global Strategic Alliances, Inc. P†

Exhibit T3B-218	By-laws of WorldCom Global Strategic Alliances International, Inc. P†

Exhibit T3B-219	By-laws of WorldCom ICC, Inc. P†

Exhibit T3B-220	By-laws of WorldCom Intermedia Communications Corporation (f/k/a Shared Technologies Fairchild Communications Corporation) P†

Exhibit T3B-221	By-laws of WorldCom Intermedia Telecom, Inc. (f/k/a Shared Technologies Fairchild Telecom, Inc.) P†

Exhibit T3B-222	By-laws of WorldCom Intermedia, Inc. (f/k/a Shared Technologies Fairchild, Inc.) P†

Exhibit T3B-223	By-laws of WorldCom International Data Services, Inc. P†

Exhibit T3B-224	Limited Liability Company Agreement of WorldCom International Mobile Services LLC P†

Exhibit T3B-225	By-laws of WorldCom International Mobile Services, Inc. P†

Exhibit T3B-226	By-laws of WorldCom Overseas Holdings, Inc. P†

Exhibit T3B-227	Limited Liability Company Agreement of WorldCom Payroll Services, LLC P†

Exhibit T3B-228	Limited Liability Company Agreement of WorldCom Purchasing, LLC P†

Exhibit T3B-229	Limited Liability Company Agreement of WorldCom Switzerland LLC P†

Exhibit T3B-230	By-laws of WorldCom Ventures, Inc. P†

Exhibit T3B-231	By-laws of WorldCom Wireless, Inc. P†

Exhibit T3B-232	By-laws of MCImetro Access Transmission Services of Virginia, Inc. P†

Exhibit T3B-233	By-laws of Brooks Fiber Communications of Virginia P†

Exhibit T3B-234	By-laws of B.T.C. Real Estate Investments, Inc. P†

Exhibit T3B-235	By-laws of Nova Cellular Co. P†

Exhibit T3C-1*	Form of Indenture between Applicant and the Trustee governing Senior Notes due 2014

Exhibit T3C-2*	Form of Indenture between Applicant and the Trustee governing Senior Notes due 2009.

Exhibit T3C-3*	Form of Indenture between Applicant and the Trustee governing Senior Notes due 2007.

Exhibit T3D	Not Applicable.

Exhibit T3E-1	Disclosure Statement for Debtors’ Joint Plan of Reorganization, dated May 23, 2003 (previously filed).

Exhibit T3E-2	Debtors’ Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code, dated May 23, 2003 (previously filed).

Exhibit T3E-3	Debtors’ Amended Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code, dated July 9, 2003 (incorporated by reference to Exhibit 2.1 to Applicant’s current report on Form 8-K dated July 17, 2003 (File No. 0-11258)).

Exhibit T3E-4	Supplement to Disclosure Statement for Debtors’ Joint Plan of Reorganization, dated July 9, 2003 (incorporated by reference to Exhibit 2.2 to Applicant’s current report on Form 8-K dated July 17, 2003 (File No. 0-11258)).

Exhibit T3E-5	Second Supplement to Disclosure Statement for Debtors’ Joint Plan of Reorganization, dated August 6, 2003 (incorporated by reference to Exhibit 99 to Applicant’s current report on Form 8-K dated August 8, 2003 (File No. 0-11258)).

Exhibit T3E-6	Third Supplement to Disclosure Statement for Debtors’ Joint Plan of Reorganization, dated September 12, 2003 (incorporated by reference to Exhibit 99 to Applicant’s current report on Form 8-K dated September 22, 2003 (File No. 0-11258)).

Exhibit T3E-7	Debtors’ Modified Second Amended Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code, dated October 21, 2003 (incorporated by reference to Exhibit 2.1 to Applicant’s current report on Form 8-K dated November 18, 2003 (File No. 0-11258)).

Exhibit T3F*	Cross reference sheet showing the location in the Indenture of the provisions inserted therein pursuant to Sections 310 through 318(a), inclusive, of the Trust Indenture Act of 1939 (included as part of Exhibits T3C-1, T3C-2 and T3C-3).

Exhibit T3G*	Statement of eligibility and qualification of the Trustee on Form T-1.

*	Filed herewith.
†	In accordance with Rule 202 of Regulation S-T, paper copy previously filed pursuant to a continuing hardship exemption.

SIGNATURE

Pursuant to the requirements of the Trust Indenture Act of 1939, the Applicant, WorldCom, Inc., a Georgia corporation, and the Subsidiary Guarantors, have duly caused this Amendment No. 4 to the Application for Qualification to be signed on their behalf by the undersigned, thereunto duly authorized, and its seal to be hereunto affixed and attested, all in the city of Ashburn, and State of Virginia, except for Wireless One of Bryan, Texas, Inc., which is signed on its behalf by the undersigned and attested in the City of Clinton, and the State of Mississippi, on the 31st day of March, 2004.

WORLDCOM, INC.

By:	/s/ Jennifer C. McGarey

Name: Jennifer C. McGarey Title: Secretary

Attest:	/s/ Nicole Jones

Name:	Nicole Jones
Title:	Vice President, Corporate & Securities

1-800-COLLECT, INC.

By:	/s/ Jennifer C. McGarey

Name: Jennifer C. McGarey Title: Secretary

Attest:	/s/ Nicole Jones

Name:	Nicole Jones
Title:	Assistant Secretary

ACCESS NETWORK SERVICES, INC.

By:	/s/ Jennifer C. McGarey

Name: Jennifer C. McGarey Title: Secretary

Attest:	/s/ Nicole Jones

Name:	Nicole Jones
Title:	Assistant Secretary

ACCESS VIRGINIA, INC.

By:	/s/ Jennifer C. McGarey

Name: Jennifer C. McGarey Title: Secretary

Attest:	/s/ Nicole Jones

Name:	Nicole Jones
Title:	Assistant Secretary

ALD COMMUNICATIONS, INC.

By:	/s/ Jennifer C. McGarey

Name: Jennifer C. McGarey Title: Secretary

Attest:	/s/ Nicole Jones

Name:	Nicole Jones
Title:	Assistant Secretary

BC YACHT SALES, INC.

By:	/s/ Jennifer C. McGarey

Name: Jennifer C. McGarey Title: Secretary

Attest:	/s/ Nicole Jones

Name:	Nicole Jones
Title:	Assistant Secretary

BCT HOLDINGS, LLC

By:	/s/ Jennifer C. McGarey

Name: Jennifer C. McGarey Title: Secretary

Attest:	/s/ Nicole Jones

Name:	Nicole Jones
Title:	Assistant Secretary

BCT REAL ESTATE, LLC

By:	/s/ Jennifer C. McGarey

Name: Jennifer C. McGarey Title: Secretary

Attest:	/s/ Nicole Jones

Name:	Nicole Jones
Title:	Assistant Secretary

BFC COMMUNICATIONS, INC.

By:	/s/ Jennifer C. McGarey

Name: Jennifer C. McGarey Title: Secretary

Attest:	/s/ NICOLE JONES

Name:	Nicole Jones
Title:	Assistant Secretary

BITTEL TELECOMMUNICATIONS CORPORATION

By:	/s/ Jennifer C. McGarey

Name: Jennifer C. McGarey Title: Secretary

Attest:	/s/ Nicole Jones

Name:	Nicole Jones
Title:	Assistant Secretary

BROOKS FIBER COMMUNICATIONS OF ARKANSAS, INC.

By:	/s/ Jennifer C. McGarey

Name: Jennifer C. McGarey Title: Secretary

Attest:	/s/ Nicole Jones

Name:	Nicole Jones
Title:	Assistant Secretary

BROOKS FIBER COMMUNICATIONS OF BAKERSFIELD, INC.

By:	/s/ Jennifer C. McGarey

Name: Jennifer C. McGarey Title: Secretary

Attest:	/s/ Nicole Jones

Name:	Nicole Jones
Title:	Assistant Secretary

BROOKS FIBER COMMUNICATIONS OF CONNECTICUT, INC.

By:	/s/ Jennifer C. McGarey

Name: Jennifer C. McGarey Title: Secretary

Attest:	/s/ Nicole Jones

Name:	Nicole Jones
Title:	Assistant Secretary

BROOKS FIBER COMMUNICATIONS OF FRESNO, INC.

By:	/s/ Jennifer C. McGarey

Name: Jennifer C. McGarey Title: Secretary

Attest:	/s/ Nicole Jones

Name:	Nicole Jones
Title:	Assistant Secretary

BROOKS FIBER COMMUNICATIONS OF IDAHO, INC.

By:	/s/ Jennifer C. McGarey

Name: Jennifer C. McGarey Title: Secretary

Attest:	/s/ Nicole Jones

Name:	Nicole Jones
Title:	Assistant Secretary

BROOKS FIBER COMMUNICATIONS OF MASSACHUSETTS, INC.

By:	/s/ Jennifer C. McGarey

Name: Jennifer C. McGarey Title: Secretary

Attest:	/s/ Nicole Jones

Name:	Nicole Jones
Title:	Assistant Secretary

BROOKS FIBER COMMUNICATIONS OF MICHIGAN, INC.

By:	/s/ Jennifer C. McGarey

Name: Jennifer C. McGarey Title: Secretary

Attest:	/s/ Nicole Jones

Name:	Nicole Jones
Title:	Assistant Secretary

BROOKS FIBER COMMUNICATIONS OF MINNESOTA, INC.

By:	/s/ Jennifer C. McGarey

Name: Jennifer C. McGarey Title: Secretary

Attest:	/s/ Nicole Jones

Name:	Nicole Jones
Title:	Assistant Secretary

BROOKS FIBER COMMUNICATIONS OF MISSISSIPPI, INC.

By:	/s/ Jennifer C. McGarey

Name: Jennifer C. McGarey Title: Secretary

Attest:	/s/ Nicole Jones

Name:	Nicole Jones
Title:	Assistant Secretary

BROOKS FIBER COMMUNICATIONS OF MISSOURI, INC.

By:	/s/ Jennifer C. McGarey

Name: Jennifer C. McGarey Title: Secretary

Attest:	/s/ Nicole Jones

Name:	Nicole Jones
Title:	Assistant Secretary

BROOKS FIBER COMMUNICATIONS OF NEVADA, INC.

By:	/s/ Jennifer C. McGarey

Name: Jennifer C. McGarey Title: Secretary

Attest:	/s/ Nicole Jones

Name:	Nicole Jones
Title:	Assistant Secretary

BROOKS FIBER COMMUNICATIONS OF NEW ENGLAND, INC.

By:	/s/ Jennifer C. McGarey

Name: Jennifer C. McGarey Title: Secretary

Attest:	/s/ Nicole Jones

Name:	Nicole Jones
Title:	Assistant Secretary

BROOKS FIBER COMMUNICATIONS OF NEW MEXICO, INC.

By:	/s/ Jennifer C. McGarey

Name: Jennifer C. McGarey Title: Secretary

Attest:	/s/ Nicole Jones

Name:	Nicole Jones
Title:	Assistant Secretary

BROOKS FIBER COMMUNICATIONS OF NEW YORK, INC.

By:	/s/ Jennifer C. McGarey

Name: Jennifer C. McGarey Title: Secretary

Attest:	/s/ Nicole Jones

Name:	Nicole Jones
Title:	Assistant Secretary

BROOKS FIBER COMMUNICATIONS OF OHIO, INC.

By:	/s/ Jennifer C. McGarey

Name: Jennifer C. McGarey Title: Secretary

Attest:	/s/ Nicole Jones

Name:	Nicole Jones
Title:	Assistant Secretary

BROOKS FIBER COMMUNICATIONS OF OKLAHOMA, INC.

By:	/s/ Jennifer C. McGarey

Name: Jennifer C. McGarey Title: Secretary

Attest:	/s/ Nicole Jones

Name:	Nicole Jones
Title:	Assistant Secretary

BROOKS FIBER COMMUNICATIONS OF RHODE ISLAND, INC.

By:	/s/ Jennifer C. McGarey

Name: Jennifer C. McGarey Title: Secretary

Attest:	/s/ Nicole Jones

Name:	Nicole Jones
Title:	Assistant Secretary

BROOKS FIBER COMMUNICATIONS OF SACRAMENTO, INC.

By:	/s/ Jennifer C. McGarey

Name: Jennifer C. McGarey Title: Secretary

Attest:	/s/ Nicole Jones

Name:	Nicole Jones
Title:	Assistant Secretary

BROOKS FIBER COMMUNICATIONS OF SAN JOSE, INC.

By:	/s/ Jennifer C. McGarey

Name: Jennifer C. McGarey Title: Secretary

Attest:	/s/ Nicole Jones

Name:	Nicole Jones
Title:	Assistant Secretary

BROOKS FIBER COMMUNICATIONS OF STOCKTON, INC.

By:	/s/ Jennifer C. McGarey

Name: Jennifer C. McGarey Title: Secretary

Attest:	/s/ Nicole Jones

Name:	Nicole Jones
Title:	Assistant Secretary

BROOKS FIBER COMMUNICATIONS OF TENNESSEE, INC.

By:	/s/ Jennifer C. McGarey

Name: Jennifer C. McGarey Title: Secretary

Attest:	/s/ Nicole Jones

Name:	Nicole Jones
Title:	Assistant Secretary

BROOKS FIBER COMMUNICATIONS OF TEXAS, INC.

By:	/s/ Jennifer C. McGarey

Name: Jennifer C. McGarey Title: Secretary

Attest:	/s/ Nicole Jones

Name:	Nicole Jones
Title:	Assistant Secretary

BROOKS FIBER COMMUNICATIONS OF TUCSON, INC.

By:	/s/ Jennifer C. McGarey

Name: Jennifer C. McGarey Title: Secretary

Attest:	/s/ Nicole Jones

Name:	Nicole Jones
Title:	Assistant Secretary

BROOKS FIBER COMMUNICATIONS OF TULSA, INC.

By:	/s/ Jennifer C. McGarey

Name: Jennifer C. McGarey Title: Secretary

Attest:	/s/ Nicole Jones

Name:	Nicole Jones
Title:	Assistant Secretary

BROOKS FIBER COMMUNICATIONS OF UTAH, INC.

By:	/s/ Jennifer C. McGarey

Name: Jennifer C. McGarey Title: Secretary

Attest:	/s/ Nicole Jones

Name:	Nicole Jones
Title:	Assistant Secretary

BROOKS FIBER COMMUNICATIONS OF VIRGINIA

By:	/s/ Jennifer C. McGarey

Name: Jennifer C. McGarey Title: Secretary

Attest:	/s/ Nicole Jones

Name:	Nicole Jones
Title:	Assistant Secretary

BROOKS FIBER COMMUNICATIONS-LD, INC.

By:	/s/ Jennifer C. McGarey

Name: Jennifer C. McGarey Title: Secretary

Attest:	/s/ Nicole Jones

Name:	Nicole Jones
Title:	Assistant Secretary

BROOKS FIBER PROPERTIES, INC.

By:	/s/ Jennifer C. McGarey

Name: Jennifer C. McGarey Title: Secretary

Attest:	/s/ Nicole Jones

Name:	Nicole Jones
Title:	Assistant Secretary

BTC FINANCE CORP.

By:	/s/ Jennifer C. McGarey

Name: Jennifer C. McGarey Title: Secretary

Attest:	/s/ Nicole Jones

Name:	Nicole Jones
Title:	Assistant Secretary

B.T.C. REAL ESTATE INVESTMENTS, INC.

By:	/s/ Jennifer C. McGarey

Name: Jennifer C. McGarey Title: Secretary

Attest:	/s/ Nicole Jones

Name:	Nicole Jones
Title:	Assistant Secretary

BTC TRANSPORTATION CORPORATION

By:	/s/ Jennifer C. McGarey

Name: Jennifer C. McGarey Title: Secretary

Attest:	/s/ Nicole Jones

Name:	Nicole Jones
Title:	Assistant Secretary

BUSINESS INTERNET, INC.

By:	/s/ Jennifer C. McGarey

Name: Jennifer C. McGarey Title: Secretary

Attest:	/s/ Nicole Jones

Name:	Nicole Jones
Title:	Assistant Secretary

CC WIRELESS, INC.

By:	/s/ Jennifer C. McGarey

Name: Jennifer C. McGarey Title: Secretary

Attest:	/s/ Nicole Jones

Name:	Nicole Jones
Title:	Assistant Secretary

CHICAGO FIBER OPTIC CORPORATION

By:	/s/ Jennifer C. McGarey

Name: Jennifer C. McGarey Title: Secretary

Attest:	/s/ Nicole Jones

Name:	Nicole Jones
Title:	Assistant Secretary

COM SYSTEMS, INC.

By:	/s/ Jennifer C. McGarey

Name: Jennifer C. McGarey Title: Secretary

Attest:	/s/ Nicole Jones

Name:	Nicole Jones
Title:	Assistant Secretary

COM/NAV REALTY CORP.

By:	/s/ Jennifer C. McGarey

Name: Jennifer C. McGarey Title: Secretary

Attest:	/s/ Nicole Jones

Name:	Nicole Jones
Title:	Assistant Secretary

COMPUPLEX INCORPORATED

By:	/s/ Jennifer C. McGarey

Name: Jennifer C. McGarey Title: Secretary

Attest:	/s/ Nicole Jones

Name:	Nicole Jones
Title:	Assistant Secretary

CROSS COUNTRY WIRELESS, INC.

By:	/s/ Jennifer C. McGarey

Name: Jennifer C. McGarey Title: Secretary

Attest:	/s/ Nicole Jones

Name:	Nicole Jones
Title:	Assistant Secretary

CS NETWORK SERVICES, INC.

By:	/s/ Jennifer C. McGarey

Name: Jennifer C. McGarey Title: Secretary

Attest:	/s/ Nicole Jones

Name:	Nicole Jones
Title:	Assistant Secretary

CS WIRELESS BATTLE CREEK, INC.

By:	/s/ Jennifer C. McGarey

Name: Jennifer C. McGarey Title: Secretary

Attest:	/s/ Nicole Jones

Name:	Nicole Jones
Title:	Assistant Secretary

CS WIRELESS SYSTEMS, INC.

By:	/s/ Jennifer C. McGarey

Name: Jennifer C. McGarey Title: Secretary

Attest:	/s/ Nicole Jones

Name:	Nicole Jones
Title:	Assistant Secretary

E.L. ACQUISITION, INC.

By:	/s/ Jennifer C. McGarey

Name: Jennifer C. McGarey Title: Secretary

Attest:	/s/ Nicole Jones

Name:	Nicole Jones
Title:	Assistant Secretary

EXPRESS COMMUNICATIONS, INC.

By:	/s/ Jennifer C. McGarey

Name: Jennifer C. McGarey Title: Secretary

Attest:	/s/ Nicole Jones

Name:	Nicole Jones
Title:	Assistant Secretary

FIBERCOM OF MISSOURI, INC.

By:	/s/ Jennifer C. McGarey

Name: Jennifer C. McGarey Title: Secretary

Attest:	/s/ Nicole Jones

Name:	Nicole Jones
Title:	Assistant Secretary

FIBERNET ROCHESTER, INC.

By:	/s/ Jennifer C. McGarey

Name: Jennifer C. McGarey Title: Secretary

Attest:	/s/ Nicole Jones

Name:	Nicole Jones
Title:	Assistant Secretary

FIBERNET, INC.

By:	/s/ Jennifer C. McGarey

Name: Jennifer C. McGarey Title: Secretary

Attest:	/s/ Nicole Jones

Name:	Nicole Jones
Title:	Assistant Secretary

HEALAN COMMUNICATIONS, INC.

By:	/s/ Jennifer C. McGarey

Name: Jennifer C. McGarey Title: Secretary

Attest:	/s/ Nicole Jones

Name:	Nicole Jones
Title:	Assistant Secretary

ICI CAPITAL LLC

By:	/s/ Jennifer C. McGarey

Name: Jennifer C. McGarey Title: Secretary

Attest:	/s/ Nicole Jones

Name:	Nicole Jones
Title:	Assistant Secretary

INSTITUTIONAL COMMUNICATIONS COMPANY - VIRGINIA

By:	/s/ Jennifer C. McGarey

Name: Jennifer C. McGarey Title: Secretary

Attest:	/s/ Nicole Jones

Name:	Nicole Jones
Title:	Assistant Secretary

INTELLIGENT INVESTMENT PARTNERS, INC.

By:	/s/ Jennifer C. McGarey

Name: Jennifer C. McGarey Title: Secretary

Attest:	/s/ Nicole Jones

Name:	Nicole Jones
Title:	Assistant Secretary

INTERMEDIA CAPITAL, INC.

By:	/s/ Jennifer C. McGarey

Name: Jennifer C. McGarey Title: Secretary

Attest:	/s/ Nicole Jones

Name:	Nicole Jones
Title:	Assistant Secretary

INTERMEDIA COMMUNICATIONS INC.

By:	/s/ Jennifer C. McGarey

Name: Jennifer C. McGarey Title: Secretary

Attest:	/s/ Nicole Jones

Name:	Nicole Jones
Title:	Assistant Secretary

INTERMEDIA COMMUNICATIONS OF VIRGINIA, INC.

By:	/s/ Jennifer C. McGarey

Name: Jennifer C. McGarey Title: Secretary

Attest:	/s/ Nicole Jones

Name:	Nicole Jones
Title:	Assistant Secretary

INTERMEDIA INVESTMENT, INC.

By:	/s/ Jennifer C. McGarey

Name: Jennifer C. McGarey Title: Secretary

Attest:	/s/ Nicole Jones

Name:	Nicole Jones
Title:	Assistant Secretary

INTERMEDIA LICENSING COMPANY

By:	/s/ Jennifer C. McGarey

Name: Jennifer C. McGarey Title: Secretary

Attest:	/s/ Nicole Jones

Name:	Nicole Jones
Title:	Assistant Secretary

INTERMEDIA SERVICES LLC

By:	/s/ Jennifer C. McGarey

Name: Jennifer C. McGarey Title: Secretary

Attest:	/s/ Nicole Jones

Name:	Nicole Jones
Title:	Assistant Secretary

J.B. TELECOM, INC.

By:	/s/ Jennifer C. McGarey

Name: Jennifer C. McGarey Title: Secretary

Attest:	/s/ Nicole Jones

Name:	Nicole Jones
Title:	Assistant Secretary

JONES LIGHTWAVE OF DENVER, INC.

By:	/s/ Jennifer C. McGarey

Name: Jennifer C. McGarey Title: Secretary

Attest:	/s/ Nicole Jones

Name:	Nicole Jones
Title:	Assistant Secretary

MARCONI TELEGRAPH-CABLE COMPANY, INC.

By:	/s/ Jennifer C. McGarey

Name: Jennifer C. McGarey Title: Secretary

Attest:	/s/ Nicole Jones

Name:	Nicole Jones
Title:	Assistant Secretary

MCI CANADA, INC.

By:	/s/ Jennifer C. McGarey

Name: Jennifer C. McGarey Title: Secretary

Attest:	/s/ Nicole Jones

Name:	Nicole Jones
Title:	Assistant Secretary

MCI COMMUNICATIONS CORPORATION

By:	/s/ Jennifer C. McGarey

Name: Jennifer C. McGarey Title: Secretary

Attest:	/s/ Nicole Jones

Name:	Nicole Jones
Title:	Assistant Secretary

MCI EQUIPMENT ACQUISITION CORPORATION

By:	/s/ Jennifer C. McGarey

Name: Jennifer C. McGarey Title: Secretary

Attest:	/s/ Nicole Jones

Name:	Nicole Jones
Title:	Assistant Secretary

MCI GALAXY III TRANSPONDER LEASING, INC.

By:	/s/ Jennifer C. McGarey

Name: Jennifer C. McGarey Title: Secretary

Attest:	/s/ Nicole Jones

Name:	Nicole Jones
Title:	Assistant Secretary

MCI GLOBAL ACCESS CORPORATION

By:	/s/ Jennifer C. McGarey

Name: Jennifer C. McGarey Title: Secretary

Attest:	/s/ Nicole Jones

Name:	Nicole Jones
Title:	Assistant Secretary

MCI GLOBAL SUPPORT CORPORATION

By:	/s/ Jennifer C. McGarey

Name: Jennifer C. McGarey Title: Secretary

Attest:	/s/ Nicole Jones

Name:	Nicole Jones
Title:	Assistant Secretary

MCI INTERNATIONAL SERVICES, L.L.C.

By:	/s/ Jennifer C. McGarey

Name: Jennifer C. McGarey Title: Secretary

Attest:	/s/ Nicole Jones

Name:	Nicole Jones
Title:	Assistant Secretary

MCI INTERNATIONAL TELECOMMUNICATIONS CORPORATION

By:	/s/ Jennifer C. McGarey

Name: Jennifer C. McGarey Title: Secretary

Attest:	/s/ Nicole Jones

Name:	Nicole Jones
Title:	Assistant Secretary

MCI INTERNATIONAL TELECOMMUNICATIONS HOLDING CORPORATION

By:	/s/ Jennifer C. McGarey

Name: Jennifer C. McGarey Title: Secretary

Attest:	/s/ Nicole Jones

Name:	Nicole Jones
Title:	Assistant Secretary

MCI INTERNATIONAL, INC.

By:	/s/ Jennifer C. McGarey

Name: Jennifer C. McGarey Title: Secretary

Attest:	/s/ Nicole Jones

Name:	Nicole Jones
Title:	Assistant Secretary

MCI INVESTMENTS HOLDINGS, INC.

By:	/s/ Jennifer C. McGarey

Name: Jennifer C. McGarey Title: Secretary

Attest:	/s/ Nicole Jones

Name:	Nicole Jones
Title:	Assistant Secretary

MCI NETWORK TECHNOLOGIES, INC.

By:	/s/ Jennifer C. McGarey

Name: Jennifer C. McGarey Title: Secretary

Attest:	/s/ Nicole Jones

Name:	Nicole Jones
Title:	Assistant Secretary

MCI OMEGA PROPERTIES, INC.

By:	/s/ Jennifer C. McGarey

Name: Jennifer C. McGarey Title: Secretary

Attest:	/s/ Nicole Jones

Name:	Nicole Jones
Title:	Assistant Secretary

MCI PAYROLL SERVICES, LLC

By:	/s/ Jennifer C. McGarey

Name: Jennifer C. McGarey Title: Secretary

Attest:	/s/ Nicole Jones

Name:	Nicole Jones
Title:	Assistant Secretary

MCI RESEARCH, INC.

By:	/s/ Jennifer C. McGarey

Name: Jennifer C. McGarey Title: Secretary

Attest:	/s/ Nicole Jones

Name:	Nicole Jones
Title:	Assistant Secretary

MCI SYSTEMHOUSE L.L.C.

By:	/s/ Jennifer C. McGarey

Name: Jennifer C. McGarey Title: Secretary

Attest:	/s/ Nicole Jones

Name:	Nicole Jones
Title:	Assistant Secretary

MCI TRANSCON CORPORATION

By:	/s/ Jennifer C. McGarey

Name: Jennifer C. McGarey Title: Secretary

Attest:	/s/ Nicole Jones

Name:	Nicole Jones
Title:	Assistant Secretary

MCI WIRELESS, INC.

By:	/s/ Jennifer C. McGarey

Name: Jennifer C. McGarey Title: Secretary

Attest:	/s/ Nicole Jones

Name:	Nicole Jones
Title:	Assistant Secretary

MCI WORLDCOM BRANDS, L.L.C.

By:	/s/ Jennifer C. McGarey

Name: Jennifer C. McGarey Title: Secretary

Attest:	/s/ Nicole Jones

Name:	Nicole Jones
Title:	Assistant Secretary

MCI WORLDCOM BRAZIL LLC

By:	/s/ Jennifer C. McGarey

Name: Jennifer C. McGarey Title: Secretary

Attest:	/s/ Nicole Jones

Name:	Nicole Jones
Title:	Assistant Secretary

MCI WORLDCOM BROOKS TELECOM, LLC

By:	/s/ Jennifer C. McGarey

Name: Jennifer C. McGarey Title: Secretary

Attest:	/s/ Nicole Jones

Name:	Nicole Jones
Title:	Assistant Secretary

MCI WORLDCOM CAPITAL MANAGEMENT CORPORATION

By:	/s/ Jennifer C. McGarey

Name: Jennifer C. McGarey Title: Secretary

Attest:	/s/ Nicole Jones

Name:	Nicole Jones
Title:	Assistant Secretary

MCI WORLDCOM COMMUNICATIONS OF VIRGINIA, INC.

By:	/s/ Jennifer C. McGarey

Name: Jennifer C. McGarey Title: Secretary

Attest:	/s/ Nicole Jones

Name:	Nicole Jones
Title:	Assistant Secretary

MCI WORLDCOM COMMUNICATIONS, INC.

By:	/s/ Jennifer C. McGarey

Name: Jennifer C. McGarey Title: Secretary

Attest:	/s/ Nicole Jones

Name:	Nicole Jones
Title:	Assistant Secretary

MCI WORLDCOM FINANCIAL MANAGEMENT CORPORATION

By:	/s/ Jennifer C. McGarey

Name: Jennifer C. McGarey Title: Secretary

Attest:	/s/ Nicole Jones

Name:	Nicole Jones
Title:	Assistant Secretary

MCI WORLDCOM INTERNATIONAL, INC.

By:	/s/ Jennifer C. McGarey

Name: Jennifer C. McGarey Title: Secretary

Attest:	/s/ Nicole Jones

Name:	Nicole Jones
Title:	Assistant Secretary

MCI WORLDCOM MANAGEMENT COMPANY, INC.

By:	/s/ Jennifer C. McGarey

Name: Jennifer C. McGarey Title: Secretary

Attest:	/s/ Nicole Jones

Name:	Nicole Jones
Title:	Assistant Secretary

MCI WORLDCOM MFS TELECOM, LLC

By:	/s/ Jennifer C. McGarey

Name: Jennifer C. McGarey Title: Secretary

Attest:	/s/ Nicole Jones

Name:	Nicole Jones
Title:	Assistant Secretary

MCI WORLDCOM NETWORK SERVICES OF VIRGINIA, INC.

By:	/s/ Jennifer C. McGarey

Name: Jennifer C. McGarey Title: Secretary

Attest:	/s/ Nicole Jones

Name:	Nicole Jones
Title:	Assistant Secretary

MCI WORLDCOM NETWORK SERVICES, INC.

By:	/s/ Jennifer C. McGarey

Name: Jennifer C. McGarey Title: Secretary

Attest:	/s/ Nicole Jones

Name:	Nicole Jones
Title:	Assistant Secretary

MCI WORLDCOM RECEIVABLES CORPORATION

By:	/s/ Jennifer C. McGarey

Name: Jennifer C. McGarey Title: Secretary

Attest:	/s/ Nicole Jones

Name:	Nicole Jones
Title:	Assistant Secretary

MCI WORLDCOM SYNERGIES MANAGEMENT COMPANY, INC.

By:	/s/ Jennifer C. McGarey

Name: Jennifer C. McGarey Title: Secretary

Attest:	/s/ Nicole Jones

Name:	Nicole Jones
Title:	Assistant Secretary

MCI/OTI CORPORATION

By:	/s/ Jennifer C. McGarey

Name: Jennifer C. McGarey Title: Secretary

Attest:	/s/ Nicole Jones

Name:	Nicole Jones
Title:	Assistant Secretary

MCIMETRO ACCESS TRANSMISSION SERVICES LLC

By:	/s/ Jennifer C. McGarey

Name: Jennifer C. McGarey Title: Secretary

Attest:	/s/ Nicole Jones

Name:	Nicole Jones
Title:	Assistant Secretary

METREX CORPORATION

By:	/s/ Jennifer C. McGarey

Name: Jennifer C. McGarey Title: Secretary

Attest:	/s/ Nicole Jones

Name:	Nicole Jones
Title:	Assistant Secretary

METROPOLITAN FIBER SYSTEMS OF ALABAMA, INC.

By:	/s/ Jennifer C. McGarey

Name: Jennifer C. McGarey Title: Secretary

Attest:	/s/ Nicole Jones

Name:	Nicole Jones
Title:	Assistant Secretary

METROPOLITAN FIBER SYSTEMS OF ARIZONA, INC.

By:	/s/ Jennifer C. McGarey

Name: Jennifer C. McGarey Title: Secretary

Attest:	/s/ Nicole Jones

Name:	Nicole Jones
Title:	Assistant Secretary

METROPOLITAN FIBER SYSTEMS OF BALTIMORE, INC.

By:	/s/ Jennifer C. McGarey

Name: Jennifer C. McGarey Title: Secretary

Attest:	/s/ Nicole Jones

Name:	Nicole Jones
Title:	Assistant Secretary

METROPOLITAN FIBER SYSTEMS OF CALIFORNIA, INC.

By:	/s/ Jennifer C. McGarey

Name: Jennifer C. McGarey Title: Secretary

Attest:	/s/ Nicole Jones

Name:	Nicole Jones
Title:	Assistant Secretary

METROPOLITAN FIBER SYSTEMS OF COLUMBUS, INC.

By:	/s/ Jennifer C. McGarey

Name: Jennifer C. McGarey Title: Secretary

Attest:	/s/ Nicole Jones

Name:	Nicole Jones
Title:	Assistant Secretary

METROPOLITAN FIBER SYSTEMS OF CONNECTICUT, INC.

By:	/s/ Jennifer C. McGarey

Name: Jennifer C. McGarey Title: Secretary

Attest:	/s/ Nicole Jones

Name:	Nicole Jones
Title:	Assistant Secretary

METROPOLITAN FIBER SYSTEMS OF DALLAS, INC.

By:	/s/ Jennifer C. McGarey

Name: Jennifer C. McGarey Title: Secretary

Attest:	/s/ Nicole Jones

Name:	Nicole Jones
Title:	Assistant Secretary

METROPOLITAN FIBER SYSTEMS OF DELAWARE, INC.

By:	/s/ Jennifer C. McGarey

Name: Jennifer C. McGarey Title: Secretary

Attest:	/s/ Nicole Jones

Name:	Nicole Jones
Title:	Assistant Secretary

METROPOLITAN FIBER SYSTEMS OF DENVER, INC.

By:	/s/ Jennifer C. McGarey

Name: Jennifer C. McGarey Title: Secretary

Attest:	/s/ Nicole Jones

Name:	Nicole Jones
Title:	Assistant Secretary

METROPOLITAN FIBER SYSTEMS OF DETROIT, INC.

By:	/s/ Jennifer C. McGarey

Name: Jennifer C. McGarey Title: Secretary

Attest:	/s/ Nicole Jones

Name:	Nicole Jones
Title:	Assistant Secretary

METROPOLITAN FIBER SYSTEMS OF FLORIDA, INC.

By:	/s/ Jennifer C. McGarey

Name: Jennifer C. McGarey Title: Secretary

Attest:	/s/ Nicole Jones

Name:	Nicole Jones
Title:	Assistant Secretary

METROPOLITAN FIBER SYSTEMS OF HAWAII, INC.

By:	/s/ Jennifer C. McGarey

Name: Jennifer C. McGarey Title: Secretary

Attest:	/s/ Nicole Jones

Name:	Nicole Jones
Title:	Assistant Secretary

METROPOLITAN FIBER SYSTEMS OF HOUSTON, INC.

By:	/s/ Jennifer C. McGarey

Name: Jennifer C. McGarey Title: Secretary

Attest:	/s/ Nicole Jones

Name:	Nicole Jones
Title:	Assistant Secretary

METROPOLITAN FIBER SYSTEMS OF INDIANAPOLIS, INC.

By:	/s/ Jennifer C. McGarey

Name: Jennifer C. McGarey Title: Secretary

Attest:	/s/ Nicole Jones

Name:	Nicole Jones
Title:	Assistant Secretary

METROPOLITAN FIBER SYSTEMS OF IOWA, INC.

By:	/s/ Jennifer C. McGarey

Name: Jennifer C. McGarey Title: Secretary

Attest:	/s/ Nicole Jones

Name:	Nicole Jones
Title:	Assistant Secretary

METROPOLITAN FIBER SYSTEMS OF KANSAS CITY, MISSOURI, INC.

By:	/s/ Jennifer C. McGarey

Name: Jennifer C. McGarey Title: Secretary

Attest:	/s/ Nicole Jones

Name:	Nicole Jones
Title:	Assistant Secretary

METROPOLITAN FIBER SYSTEMS OF KANSAS, INC.

By:	/s/ Jennifer C. McGarey

Name: Jennifer C. McGarey Title: Secretary

Attest:	/s/ Nicole Jones

Name:	Nicole Jones
Title:	Assistant Secretary

METROPOLITAN FIBER SYSTEMS OF KENTUCKY, INC.

By:	/s/ Jennifer C. McGarey

Name: Jennifer C. McGarey Title: Secretary

Attest:	/s/ Nicole Jones

Name:	Nicole Jones
Title:	Assistant Secretary

METROPOLITAN FIBER SYSTEMS OF MASSACHUSETTS, INC.

By:	/s/ Jennifer C. McGarey

Name: Jennifer C. McGarey Title: Secretary

Attest:	/s/ Nicole Jones

Name:	Nicole Jones
Title:	Assistant Secretary

METROPOLITAN FIBER SYSTEMS OF MINNEAPOLIS/ST. PAUL, INC.

By:	/s/ Jennifer C. McGarey

Name: Jennifer C. McGarey Title: Secretary

Attest:	/s/ Nicole Jones

Name:	Nicole Jones
Title:	Assistant Secretary

METROPOLITAN FIBER SYSTEMS OF NEBRASKA, INC.

By:	/s/ Jennifer C. McGarey

Name: Jennifer C. McGarey Title: Secretary

Attest:	/s/ Nicole Jones

Name:	Nicole Jones
Title:	Assistant Secretary

METROPOLITAN FIBER SYSTEMS OF NEVADA, INC.

By:	/s/ Jennifer C. McGarey

Name: Jennifer C. McGarey Title: Secretary

Attest:	/s/ Nicole Jones

Name:	Nicole Jones
Title:	Assistant Secretary

METROPOLITAN FIBER SYSTEMS OF NEW HAMPSHIRE, INC.

By:	/s/ Jennifer C. McGarey

Name: Jennifer C. McGarey Title: Secretary

Attest:	/s/ Nicole Jones

Name:	Nicole Jones
Title:	Assistant Secretary

METROPOLITAN FIBER SYSTEMS OF NEW JERSEY, INC.

By:	/s/ Jennifer C. McGarey

Name: Jennifer C. McGarey Title: Secretary

Attest:	/s/ Nicole Jones

Name:	Nicole Jones
Title:	Assistant Secretary

METROPOLITAN FIBER SYSTEMS OF NEW ORLEANS, INC.

By:	/s/ Jennifer C. McGarey

Name: Jennifer C. McGarey Title: Secretary

Attest:	/s/ Nicole Jones

Name:	Nicole Jones
Title:	Assistant Secretary

METROPOLITAN FIBER SYSTEMS OF NEW YORK, INC.

By:	/s/ Jennifer C. McGarey

Name: Jennifer C. McGarey Title: Secretary

Attest:	/s/ Nicole Jones

Name:	Nicole Jones
Title:	Assistant Secretary

METROPOLITAN FIBER SYSTEMS OF NORTH CAROLINA, INC.

By:	/s/ Jennifer C. McGarey

Name: Jennifer C. McGarey Title: Secretary

Attest:	/s/ Nicole Jones

Name:	Nicole Jones
Title:	Assistant Secretary

METROPOLITAN FIBER SYSTEMS OF OHIO, INC.

By:	/s/ Jennifer C. McGarey

Name: Jennifer C. McGarey Title: Secretary

Attest:	/s/ Nicole Jones

Name:	Nicole Jones
Title:	Assistant Secretary

METROPOLITAN FIBER SYSTEMS OF OKLAHOMA, INC.

By:	/s/ Jennifer C. McGarey

Name: Jennifer C. McGarey Title: Secretary

Attest:	/s/ Nicole Jones

Name:	Nicole Jones
Title:	Assistant Secretary

METROPOLITAN FIBER SYSTEMS OF OREGON, INC.

By:	/s/ Jennifer C. McGarey

Name: Jennifer C. McGarey Title: Secretary

Attest:	/s/ Nicole Jones

Name:	Nicole Jones
Title:	Assistant Secretary

METROPOLITAN FIBER SYSTEMS OF PHILADELPHIA, INC.

By:	/s/ Jennifer C. McGarey

Name: Jennifer C. McGarey Title: Secretary

Attest:	/s/ Nicole Jones

Name:	Nicole Jones
Title:	Assistant Secretary

METROPOLITAN FIBER SYSTEMS OF PITTSBURGH, INC.

By:	/s/ Jennifer C. McGarey

Name: Jennifer C. McGarey Title: Secretary

Attest:	/s/ Nicole Jones

Name:	Nicole Jones
Title:	Assistant Secretary

METROPOLITAN FIBER SYSTEMS OF RHODE ISLAND, INC.

By:	/s/ Jennifer C. McGarey

Name: Jennifer C. McGarey Title: Secretary

Attest:	/s/ Nicole Jones

Name:	Nicole Jones
Title:	Assistant Secretary

METROPOLITAN FIBER SYSTEMS OF SEATTLE, INC.

By:	/s/ Jennifer C. McGarey

Name: Jennifer C. McGarey Title: Secretary

Attest:	/s/ Nicole Jones

Name:	Nicole Jones
Title:	Assistant Secretary

METROPOLITAN FIBER SYSTEMS OF ST. LOUIS, INC.

By:	/s/ Jennifer C. McGarey

Name: Jennifer C. McGarey Title: Secretary

Attest:	/s/ Nicole Jones

Name:	Nicole Jones
Title:	Assistant Secretary

METROPOLITAN FIBER SYSTEMS OF TENNESSEE, INC.

By:	/s/ Jennifer C. McGarey

Name: Jennifer C. McGarey Title: Secretary

Attest:	/s/ Nicole Jones

Name:	Nicole Jones
Title:	Assistant Secretary

METROPOLITAN FIBER SYSTEMS OF VIRGINIA, INC.

By:	/s/ Jennifer C. McGarey

Name: Jennifer C. McGarey Title: Secretary

Attest:	/s/ Nicole Jones

Name:	Nicole Jones
Title:	Assistant Secretary

METROPOLITAN FIBER SYSTEMS OF WISCONSIN, INC.

By:	/s/ Jennifer C. McGarey

Name: Jennifer C. McGarey Title: Secretary

Attest:	/s/ Nicole Jones

Name:	Nicole Jones
Title:	Assistant Secretary

METROPOLITAN FIBER SYSTEMS/MCCOURT, INC.

By:	/s/ Jennifer C. McGarey

Name: Jennifer C. McGarey Title: Secretary

Attest:	/s/ Nicole Jones

Name:	Nicole Jones
Title:	Assistant Secretary

MFS CABLECO U.S., INC.

By:	/s/ Jennifer C. McGarey

Name: Jennifer C. McGarey Title: Secretary

Attest:	/s/ Nicole Jones

Name:	Nicole Jones
Title:	Assistant Secretary

MFS DATANET, INC.

By:	/s/ Jennifer C. McGarey

Name: Jennifer C. McGarey Title: Secretary

Attest:	/s/ Nicole Jones

Name:	Nicole Jones
Title:	Assistant Secretary

MFS FOREIGN PERSONNEL, INC.

By:	/s/ Jennifer C. McGarey

Name: Jennifer C. McGarey Title: Secretary

Attest:	/s/ Nicole Jones

Name:	Nicole Jones
Title:	Assistant Secretary

MFS GLOBAL COMMUNICATIONS, INC. (F/K/A MCI WORLDCOM SERVICES CO.)

By:	/s/ Jennifer C. McGarey

Name: Jennifer C. McGarey Title: Secretary

Attest:	/s/ Nicole Jones

Name:	Nicole Jones
Title:	Assistant Secretary

MFS GLOBENET, INC.

By:	/s/ Jennifer C. McGarey

Name: Jennifer C. McGarey Title: Secretary

Attest:	/s/ Nicole Jones

Name:	Nicole Jones
Title:	Assistant Secretary

MFS INTERNATIONAL HOLDINGS, L.L.C.

By:	/s/ Jennifer C. McGarey

Name: Jennifer C. McGarey Title: Secretary

Attest:	/s/ Nicole Jones

Name:	Nicole Jones
Title:	Assistant Secretary

MFS INTERNATIONAL OPPORTUNITIES, INC. (F/K/A MCI WORLDCOM MARKETING CO.)

By:	/s/ Jennifer C. McGarey

Name: Jennifer C. McGarey Title: Secretary

Attest:	/s/ Nicole Jones

Name:	Nicole Jones
Title:	Assistant Secretary

MFS TELECOM, INC.

By:	/s/ Jennifer C. McGarey

Name: Jennifer C. McGarey Title: Secretary

Attest:	/s/ Nicole Jones

Name:	Nicole Jones
Title:	Assistant Secretary

MFS TELEPHONE OF MISSOURI, INC.

By:	/s/ Jennifer C. McGarey

Name: Jennifer C. McGarey Title: Secretary

Attest:	/s/ Nicole Jones

Name:	Nicole Jones
Title:	Assistant Secretary

MFS TELEPHONE OF NEW HAMPSHIRE, INC.

By:	/s/ Jennifer C. McGarey

Name: Jennifer C. McGarey Title: Secretary

Attest:	/s/ Nicole Jones

Name:	Nicole Jones
Title:	Assistant Secretary

MFS TELEPHONE OF VIRGINIA, INC.

By:	/s/ Jennifer C. McGarey

Name: Jennifer C. McGarey Title: Secretary

Attest:	/s/ Nicole Jones

Name:	Nicole Jones
Title:	Assistant Secretary

MFS TELEPHONE, INC.

By:	/s/ Jennifer C. McGarey

Name: Jennifer C. McGarey Title: Secretary

Attest:	/s/ Nicole Jones

Name:	Nicole Jones
Title:	Assistant Secretary

MFS/C-TEC (NEW JERSEY) PARTNERSHIP

By:	/s/ Jennifer C. McGarey

Name: Jennifer C. McGarey Title: Secretary

Attest:	/s/ Nicole Jones

Name:	Nicole Jones
Title:	Assistant Secretary

MFSA HOLDING, INC.

By:	/s/ Jennifer C. McGarey

Name: Jennifer C. McGarey Title: Secretary

Attest:	/s/ Nicole Jones

Name:	Nicole Jones
Title:	Assistant Secretary

MILITARY COMMUNICATIONS CENTER, INC.

By:	/s/ Jennifer C. McGarey

Name: Jennifer C. McGarey Title: Secretary

Attest:	/s/ Nicole Jones

Name:	Nicole Jones
Title:	Assistant Secretary

MOBILECOMM EUROPE INC.

By:	/s/ Jennifer C. McGarey

Name: Jennifer C. McGarey Title: Secretary

Attest:	/s/ Nicole Jones

Name:	Nicole Jones
Title:	Assistant Secretary

MTEL AMERICAN RADIODETERMINATION CORPORATION

By:	/s/ Jennifer C. McGarey

Name: Jennifer C. McGarey Title: Secretary

Attest:	/s/ Nicole Jones

Name:	Nicole Jones
Title:	Assistant Secretary

MTEL ASIA, INC.

By:	/s/ Jennifer C. McGarey

Name: Jennifer C. McGarey Title: Secretary

Attest:	/s/ Nicole Jones

Name:	Nicole Jones
Title:	Assistant Secretary

MTEL CELLULAR, INC.

By:	/s/ Jennifer C. McGarey

Name: Jennifer C. McGarey Title: Secretary

Attest:	/s/ Nicole Jones

Name:	Nicole Jones
Title:	Assistant Secretary

MTEL DIGITAL SERVICES, INC.

By:	/s/ Jennifer C. McGarey

Name: Jennifer C. McGarey Title: Secretary

Attest:	/s/ Nicole Jones

Name:	Nicole Jones
Title:	Assistant Secretary

MTEL INTERNATIONAL, INC.

By:	/s/ Jennifer C. McGarey

Name: Jennifer C. McGarey Title: Secretary

Attest:	/s/ Nicole Jones

Name:	Nicole Jones
Title:	Assistant Secretary

MTEL LATIN AMERICA, INC.

By:	/s/ Jennifer C. McGarey

Name: Jennifer C. McGarey Title: Secretary

Attest:	/s/ Nicole Jones

Name:	Nicole Jones
Title:	Assistant Secretary

MTEL MICROWAVE, INC.

By:	/s/ Jennifer C. McGarey

Name: Jennifer C. McGarey Title: Secretary

Attest:	/s/ Nicole Jones

Name:	Nicole Jones
Title:	Assistant Secretary

MTEL SERVICE CORPORATION

By:	/s/ Jennifer C. McGarey

Name: Jennifer C. McGarey Title: Secretary

Attest:	/s/ Nicole Jones

Name:	Nicole Jones
Title:	Assistant Secretary

MTEL SPACE TECHNOLOGIES CORPORATION

By:	/s/ Jennifer C. McGarey

Name: Jennifer C. McGarey Title: Secretary

Attest:	/s/ Nicole Jones

Name:	Nicole Jones
Title:	Assistant Secretary

MTEL TECHNOLOGIES, INC.

By:	/s/ Jennifer C. McGarey

Name: Jennifer C. McGarey Title: Secretary

Attest:	/s/ Nicole Jones

Name:	Nicole Jones
Title:	Assistant Secretary

N.C.S. EQUIPMENT CORPORATION

By:	/s/ Jennifer C. McGarey

Name: Jennifer C. McGarey Title: Secretary

Attest:	/s/ Nicole Jones

Name:	Nicole Jones
Title:	Assistant Secretary

NATIONAL TELECOMMUNICATIONS OF FLORIDA, INC.

By:	/s/ Jennifer C. McGarey

Name: Jennifer C. McGarey Title: Secretary

Attest:	/s/ Nicole Jones

Name:	Nicole Jones
Title:	Assistant Secretary

NETWAVE SYSTEMS, INC.

By:	/s/ Jennifer C. McGarey

Name: Jennifer C. McGarey Title: Secretary

Attest:	/s/ Nicole Jones

Name:	Nicole Jones
Title:	Assistant Secretary

NETWORKMCI, INC.

By:	/s/ Jennifer C. McGarey

Name: Jennifer C. McGarey Title: Secretary

Attest:	/s/ Nicole Jones

Name:	Nicole Jones
Title:	Assistant Secretary

NEW ENGLAND FIBER COMMUNICATIONS L.L.C.

By:	/s/ Jennifer C. McGarey

Name: Jennifer C. McGarey Title: Secretary

Attest:	/s/ Nicole Jones

Name:	Nicole Jones
Title:	Assistant Secretary

NORTHEAST NETWORKS, INC.

By:	/s/ Jennifer C. McGarey

Name: Jennifer C. McGarey Title: Secretary

Attest:	/s/ Nicole Jones

Name:	Nicole Jones
Title:	Assistant Secretary

NOVA CELLULAR CO. NTC, INC.

By:	/s/ Jennifer C. McGarey

Name: Jennifer C. McGarey Title: Secretary

Attest:	/s/ Nicole Jones

Name:	Nicole Jones
Title:	Assistant Secretary

OVERSEAS TELECOMMUNICATIONS, INC.

By:	/s/ Jennifer C. McGarey

Name: Jennifer C. McGarey Title: Secretary

Attest:	/s/ Nicole Jones

Name:	Nicole Jones
Title:	Assistant Secretary

SAVANNAH YACHT & SHIP, LLC

By:	/s/ Jennifer C. McGarey

Name: Jennifer C. McGarey Title: Secretary

Attest:	/s/ Nicole Jones

Name:	Nicole Jones
Title:	Assistant Secretary

SKYTEL COMMUNICATIONS, INC.

By:	/s/ Jennifer C. McGarey

Name: Jennifer C. McGarey Title: Secretary

Attest:	/s/ Nicole Jones

Name:	Nicole Jones
Title:	Assistant Secretary

SKYTEL CORP.

By:	/s/ Jennifer C. McGarey

Name: Jennifer C. McGarey Title: Secretary

Attest:	/s/ Nicole Jones

Name:	Nicole Jones
Title:	Assistant Secretary

SKYTEL PAYROLL SERVICES, LLC

By:	/s/ Jennifer C. McGarey

Name: Jennifer C. McGarey Title: Secretary

Attest:	/s/ Nicole Jones

Name:	Nicole Jones
Title:	Assistant Secretary

SOUTHERN WIRELESS VIDEO, INC.

By:	/s/ Jennifer C. McGarey

Name: Jennifer C. McGarey Title: Secretary

Attest:	/s/ Nicole Jones

Name:	Nicole Jones
Title:	Assistant Secretary

SOUTHERNNET OF SOUTH CAROLINA, INC.

By:	/s/ Jennifer C. McGarey

Name: Jennifer C. McGarey Title: Secretary

Attest:	/s/ Nicole Jones

Name:	Nicole Jones
Title:	Assistant Secretary

SOUTHERNNET SYSTEMS, INC.

By:	/s/ Jennifer C. McGarey

Name: Jennifer C. McGarey Title: Secretary

Attest:	/s/ Nicole Jones

Name:	Nicole Jones
Title:	Assistant Secretary

SOUTHERNNET, INC.

By:	/s/ Jennifer C. McGarey

Name: Jennifer C. McGarey Title: Secretary

Attest:	/s/ Nicole Jones

Name:	Nicole Jones
Title:	Assistant Secretary

TELECOM*USA, INC.

By:	/s/ Jennifer C. McGarey

Name: Jennifer C. McGarey Title: Secretary

Attest:	/s/ Nicole Jones

Name:	Nicole Jones
Title:	Assistant Secretary

TELECONNECT COMPANY

By:	/s/ Jennifer C. McGarey

Name: Jennifer C. McGarey Title: Secretary

Attest:	/s/ Nicole Jones

Name:	Nicole Jones
Title:	Assistant Secretary

TELECONNECT LONG DISTANCE SERVICES & SYSTEMS COMPANY

By:	/s/ Jennifer C. McGarey

Name: Jennifer C. McGarey Title: Secretary

Attest:	/s/ Nicole Jones

Name:	Nicole Jones
Title:	Assistant Secretary

TENANT NETWORK SERVICES, INC.

By:	/s/ Jennifer C. McGarey

Name: Jennifer C. McGarey Title: Secretary

Attest:	/s/ Nicole Jones

Name:	Nicole Jones
Title:	Assistant Secretary

TMC COMMUNICATIONS, INC.

By:	/s/ Jennifer C. McGarey

Name: Jennifer C. McGarey Title: Secretary

Attest:	/s/ Nicole Jones

Name:	Nicole Jones
Title:	Assistant Secretary

TRANSCALL AMERICA, INC.

By:	/s/ Jennifer C. McGarey

Name: Jennifer C. McGarey Title: Secretary

Attest:	/s/ Nicole Jones

Name:	Nicole Jones
Title:	Assistant Secretary

TRU VISION WIRELESS, INC.

By:	/s/ Jennifer C. McGarey

Name: Jennifer C. McGarey Title: Secretary

Attest:	/s/ Nicole Jones

Name:	Nicole Jones
Title:	Assistant Secretary

TRU VISION-FLIPPIN, INC.

By:	/s/ Jennifer C. McGarey

Name: Jennifer C. McGarey Title: Secretary

Attest:	/s/ Nicole Jones

Name:	Nicole Jones
Title:	Assistant Secretary

TTI NATIONAL, INC.

By:	/s/ Jennifer C. McGarey

Name: Jennifer C. McGarey Title: Secretary

Attest:	/s/ Nicole Jones

Name:	Nicole Jones
Title:	Assistant Secretary

UUNET AUSTRALIA LIMITED

By:	/s/ Jennifer C. McGarey

Name: Jennifer C. McGarey Title: Secretary

Attest:	/s/ Nicole Jones

Name:	Nicole Jones
Title:	Assistant Secretary

UUNET CARIBBEAN, INC.

By:	/s/ Jennifer C. McGarey

Name: Jennifer C. McGarey Title: Secretary

Attest:	/s/ Nicole Jones

Name:	Nicole Jones
Title:	Assistant Secretary

UUNET GLOBAL ALLIANCES, INC. (F/K/A MCI WORLDCOM TRANSMISSION CO.)

By:	/s/ Jennifer C. McGarey

Name: Jennifer C. Mcgarey Title: Secretary

Attest:	/s/ Nicole Jones

Name:	Nicole Jones
Title:	Assistant Secretary

UUNET HOLDINGS CORP.

By:	/s/ Jennifer C. McGarey

Name: Jennifer C. McGarey Title: Secretary

Attest:	/s/ Nicole Jones

Name:	Nicole Jones
Title:	Assistant Secretary

UUNET INTERNATIONAL LTD.

By:	/s/ Jennifer C. McGarey

Name: Jennifer C. McGarey Title: Secretary

Attest:	/s/ Nicole Jones

Name:	Nicole Jones
Title:	Assistant Secretary

UUNET JAPAN LTD.

By:	/s/ Jennifer C. McGarey

Name: Jennifer C. McGarey Title: Secretary

Attest:	/s/ Nicole Jones

Name:	Nicole Jones
Title:	Assistant Secretary

UUNET PAYROLL SERVICES, LLC

By:	/s/ Jennifer C. McGarey

Name: Jennifer C. McGarey Title: Secretary

Attest:	/s/ Nicole Jones

Name:	Nicole Jones
Title:	Assistant Secretary

UUNET TECHNOLOGIES, INC.

By:	/s/ Jennifer C. McGarey

Name: Jennifer C. McGarey Title: Secretary

Attest:	/s/ Nicole Jones

Name:	Nicole Jones
Title:	Assistant Secretary

VIRGINIA METROTEL, INC.

By:	/s/ Jennifer C. McGarey

Name: Jennifer C. McGarey Title: Secretary

Attest:	/s/ Nicole Jones

Name:	Nicole Jones
Title:	Assistant Secretary

WESTERN BUSINESS NETWORK, INC.

By:	/s/ Jennifer C. McGarey

Name: Jennifer C. McGarey Title: Secretary

Attest:	/s/ Nicole Jones

Name:	Nicole Jones
Title:	Assistant Secretary

WIRELESS ONE, INC.

By:	/s/ Jennifer C. McGarey

Name: Jennifer C. McGarey Title: Secretary

Attest:	/s/ Nicole Jones

Name:	Nicole Jones
Title:	Assistant Secretary

WIRELESS VIDEO ENHANCED SERVICES

By:	/s/ Jennifer C. McGarey

Name: Jennifer C. McGarey Title: Secretary

Attest:	/s/ Nicole Jones

Name:	Nicole Jones
Title:	Assistant Secretary

WIRELESS VIDEO ENTERPRISES, INC.

By:	/s/ Jennifer C. McGarey

Name: Jennifer C. McGarey Title: Secretary

Attest:	/s/ Nicole Jones

Name:	Nicole Jones
Title:	Assistant Secretary

WIRELESS VIDEO SERVICES

By:	/s/ Jennifer C. McGarey

Name: Jennifer C. McGarey Title: Secretary

Attest:	/s/ Nicole Jones

Name:	Nicole Jones
Title:	Assistant Secretary

WORLDCOM BROADBAND SOLUTIONS, INC.

By:	/s/ Jennifer C. McGarey

Name: Jennifer C. McGarey Title: Secretary

Attest:	/s/ Nicole Jones

Name:	Nicole Jones
Title:	Assistant Secretary

WORLDCOM CARIBBEAN, INC.

By:	/s/ Jennifer C. McGarey

Name: Jennifer C. McGarey Title: Secretary

Attest:	/s/ Nicole Jones

Name:	Nicole Jones
Title:	Assistant Secretary

WORLDCOM EAST, INC.

By:	/s/ Jennifer C. McGarey

Name: Jennifer C. McGarey Title: Secretary

Attest:	/s/ Nicole Jones

Name:	Nicole Jones
Title:	Assistant Secretary

WORLDCOM ETC, INC.

By:	/s/ Jennifer C. McGarey

Name: Jennifer C. McGarey Title: Secretary

Attest:	/s/ Nicole Jones

Name:	Nicole Jones
Title:	Assistant Secretary

WORLDCOM FEDERAL SYSTEMS, INC.

By:	/s/ Jennifer C. McGarey

Name: Jennifer C. McGarey Title: Secretary

Attest:	/s/ Nicole Jones

Name:	Nicole Jones
Title:	Assistant Secretary

WORLDCOM FUNDING CORPORATION

By:	/s/ Jennifer C. McGarey

Name: Jennifer C. McGarey Title: Secretary

Attest:	/s/ Nicole Jones

Name:	Nicole Jones
Title:	Assistant Secretary

WORLDCOM GLOBAL STRATEGIC ALLIANCES, INC.

By:	/s/ Jennifer C. McGarey

Name: Jennifer C. McGarey Title: Secretary

Attest:	/s/ Nicole Jones

Name:	Nicole Jones
Title:	Assistant Secretary

WORLDCOM GLOBAL STRATEGIC ALLIANCES INTERNATIONAL, INC.

By:	/s/ Jennifer C. McGarey

Name: Jennifer C. McGarey Title: Secretary

Attest:	/s/ Nicole Jones

Name:	Nicole Jones
Title:	Assistant Secretary

WORLDCOM ICC, INC.

By:	/s/ Jennifer C. McGarey

Name: Jennifer C. McGarey Title: Secretary

Attest:	/s/ Nicole Jones

Name:	Nicole Jones
Title:	Assistant Secretary

WORLDCOM INTERMEDIA COMMUNICATIONS CORPORATION (F/K/A SHARED TECHNOLOGIES FAIRCHILD COMMUNICATIONS CORPORATION)

By:	/s/ Jennifer C. McGarey

Name: Jennifer C. McGarey Title: Secretary

Attest:	/s/ Nicole Jones

Name:	Nicole Jones
Title:	Assistant Secretary

WORLDCOM INTERMEDIA TELECOM, INC. (F/K/A SHARED TECHNOLOGIES FAIRCHILD TELECOM, INC.)

By:	/s/ Jennifer C. McGarey

Name: Jennifer C. McGarey Title: Secretary

Attest:	/s/ Nicole Jones

Name:	Nicole Jones
Title:	Assistant Secretary

WORLDCOM INTERMEDIA, INC. (F/K/A SHARED TECHNOLOGIES FAIRCHILD, INC.)

By:	/s/ Jennifer C. McGarey

Name: Jennifer C. McGarey Title: Secretary

Attest:	/s/ Nicole Jones

Name:	Nicole Jones
Title:	Assistant Secretary

WORLDCOM INTERNATIONAL DATA SERVICES, INC.

By:	/s/ Jennifer C. McGarey

Name: Jennifer C. McGarey Title: Secretary

Attest:	/s/ Nicole Jones

Name:	Nicole Jones
Title:	Assistant Secretary

WORLDCOM INTERNATIONAL MOBILE SERVICES LLC

By:	/s/ Jennifer C. McGarey

Name: Jennifer C. McGarey Title: Secretary

Attest:	/s/ Nicole Jones

Name:	Nicole Jones
Title:	Assistant Secretary

WORLDCOM INTERNATIONAL MOBILE SERVICES, INC.

By:	/s/ Jennifer C. McGarey

Name: Jennifer C. McGarey Title: Secretary

Attest:	/s/ Nicole Jones

Name:	Nicole Jones
Title:	Assistant Secretary

WORLDCOM OVERSEAS HOLDINGS, INC.

By:	/s/ Jennifer C. McGarey

Name: Jennifer C. McGarey Title: Secretary

Attest:	/s/ Nicole Jones

Name:	Nicole Jones
Title:	Assistant Secretary

WORLDCOM PAYROLL SERVICES, LLC

By:	/s/ Jennifer C. McGarey

Name: Jennifer C. McGarey Title: Secretary

Attest:	/s/ Nicole Jones

Name:	Nicole Jones
Title:	Assistant Secretary

WORLDCOM PURCHASING, LLC

By:	/s/ Jennifer C. McGarey

Name: Jennifer C. McGarey Title: Secretary

Attest:	/s/ Nicole Jones

Name:	Nicole Jones
Title:	Assistant Secretary

WORLDCOM SWITZERLAND LLC

By:	/s/ Jennifer C. McGarey

Name: Jennifer C. McGarey Title: Secretary

Attest:	/s/ Nicole Jones

Name:	Nicole Jones
Title:	Assistant Secretary

WORLDCOM VENTURES, INC.

By:	/s/ Jennifer C. McGarey

Name: Jennifer C. McGarey Title: Secretary

Attest:	/s/ Nicole Jones

Name:	Nicole Jones
Title:	Assistant Secretary

WORLDCOM WIRELESS, INC.

By:	/s/ Jennifer C. McGarey

Name: Jennifer C. McGarey Title: Secretary

Attest:	/s/ Nicole Jones

Name:	Nicole Jones
Title:	Assistant Secretary

WIRELESS ONE OF BRYAN, TEXAS, INC.

By:	/s/ Kerry R. McKelvey

Name: Kerry R. McKelvey Title: President, Chief Executive Officer and Director

Attest:	/s/ John M. Coakley

Name:	John M. Coakley
Title:	CFO & Secretary

Exhibit Index

Exhibit No.	Description

Exhibit T3A-1	Articles of Amendment to the Second Amended and Restated Articles of Incorporation of Applicant (amending former Article Seven by inserting Articles Seven D, E, F, and G) (incorporated herein by reference to Exhibit 3.1 to Applicant’s registration statement on Form S-8 dated August 22, 2001 (Registration No. 333-68204)).

Exhibit T3A-2	Articles of Amendment to the Second Amended and Restated Articles of Incorporation of Applicant (amending former Article Four by deleting the text thereof and substituting new Article Four) (incorporated herein by reference to Exhibit 3.2 to Applicant’s registration statement on Form S-8 dated August 22, 2001 (Registration No. 333-68204)).

Exhibit T3A-3	Articles of Amendment to the Second Amended and Restated Articles of Incorporation of Applicant (amending former Article Eleven by deleting the text thereof and substituting new Article Eleven) (incorporated herein by reference to Exhibit 3.3 to Applicant’s registration statement on Form S-8 dated August 22, 2001 (Registration No. 333-68204)).

Exhibit T3A-4	Second Amended and Restated Articles of Incorporation of Applicant (including preferred stock designations), as amended as of May 1, 2000 (incorporated herein by reference to Exhibit 3.4 to Applicant’s registration statement on Form S-8 dated August 22, 2001 (Registration No. 333-68204)).

Exhibit T3A-5	Certificate of Incorporation of 1-800-Collect, Inc. P†

Exhibit T3A-6	Certificate of Incorporation of Access Network Services, Inc. P†

Exhibit T3A-7	Certificate of Incorporation of Access Virginia, Inc. P†

Exhibit T3A-8	Certificate of Incorporation of ALD Communications, Inc. P†

Exhibit T3A-9	Certificate of Incorporation of BC Yacht Sales, Inc. P†

Exhibit T3A-10	Certificate of Formation of BCT Holdings, LLC P†

Exhibit T3A-11	Certificate of Formation of BCT Real Estate, LLC P†

Exhibit T3A-12	Certificate of Incorporation of BFC Communications, Inc. P†

Exhibit T3A-13	Certificate of Incorporation of Bittel Telecommunications Corporation P†

Exhibit T3A-14	Certificate of Incorporation of Brooks Fiber Communications of Arkansas, Inc. P†

Exhibit T3A-15	Certificate of Incorporation of Brooks Fiber Communications of Bakersfield, Inc. P†

Exhibit T3A-16	Certificate of Incorporation of Brooks Fiber Communications of Connecticut, Inc. P†

Exhibit T3A-17	Certificate of Incorporation of Brooks Fiber Communications of Fresno, Inc. P†

Exhibit T3A-18	Certificate of Incorporation of Brooks Fiber Communications of Idaho, Inc. P†

Exhibit T3A-19	Certificate of Incorporation of Brooks Fiber Communications of Massachusetts, Inc. P†

Exhibit T3A-20	Certificate of Incorporation of Brooks Fiber Communications of Michigan, Inc. P†

Exhibit T3A-21	Certificate of Incorporation of Brooks Fiber Communications of Minnesota, Inc. P†

Exhibit T3A-22	Certificate of Incorporation of Brooks Fiber Communications of Mississippi, Inc. P†

Exhibit T3A-23	Certificate of Incorporation of Brooks Fiber Communications of Missouri, Inc. P†

Exhibit T3A-24	Certificate of Incorporation of Brooks Fiber Communications of Nevada, Inc. P†

Exhibit T3A-25	Certificate of Incorporation of Brooks Fiber Communications of New England, Inc. P†

Exhibit T3A-26	Certificate of Incorporation of Brooks Fiber Communications of New Mexico, Inc. P†

Exhibit T3A-27	Certificate of Incorporation of Brooks Fiber Communications of New York, Inc. P†

Exhibit T3A-28	Certificate of Incorporation of Brooks Fiber Communications of Ohio, Inc. P†

Exhibit T3A-29	Certificate of Incorporation of Brooks Fiber Communications of Oklahoma, Inc. P†

Exhibit T3A-30	Certificate of Incorporation of Brooks Fiber Communications of Rhode Island, Inc. P†

Exhibit T3A-31	Certificate of Incorporation of Brooks Fiber Communications of Sacramento, Inc. P†

Exhibit T3A-32	Certificate of Incorporation of Brooks Fiber Communications of San Jose, Inc. P†

Exhibit T3A-33	Certificate of Incorporation of Brooks Fiber Communications of Stockton, Inc. P†

Exhibit T3A-34	Certificate of Incorporation of Brooks Fiber Communications of Tennessee, Inc. P†

Exhibit T3A-35	Certificate of Incorporation of Brooks Fiber Communications of Texas, Inc. P†

Exhibit T3A-36	Certificate of Incorporation of Brooks Fiber Communications of Tucson, Inc. P†

Exhibit T3A-37	Certificate of Incorporation of Brooks Fiber Communications of Tulsa, Inc. P†

Exhibit T3A-38	Certificate of Incorporation of Brooks Fiber Communications of Utah, Inc. P†

Exhibit T3A-39	Certificate of Incorporation of Brooks Fiber Communications-LD, Inc. P†

Exhibit T3A-40	Certificate of Incorporation of Brooks Fiber Properties, Inc. P†

Exhibit T3A-41	Certificate of Incorporation of BTC Finance Corp. P†

Exhibit T3A-42	Certificate of Incorporation of BTC Transportation Corporation P†

Exhibit T3A-43	Certificate of Incorporation of Business Internet, Inc. P†

Exhibit T3A-44	Certificate of Incorporation of CC Wireless, Inc. P†

Exhibit T3A-45	Certificate of Incorporation of Chicago Fiber Optic Corporation P†

Exhibit T3A-46	Certificate of Incorporation of Com Systems, Inc. P†

Exhibit T3A-47	Certificate of Incorporation of COM/NAV Realty Corp. P†

Exhibit T3A-48	Certificate of Incorporation of Compuplex Incorporated P†

Exhibit T3A-49	Certificate of Incorporation of Cross Country Wireless, Inc. P†

Exhibit T3A-50	Certificate of Incorporation of CS Network Services, Inc. P†

Exhibit T3A-51	Certificate of Incorporation of CS Wireless Battle Creek, Inc. P†

Exhibit T3A-52	Certificate of Incorporation of CS Wireless Systems, Inc. P†

Exhibit T3A-53	Certificate of Incorporation of Digex, Incorporated P†

Exhibit T3A-54	Certificate of Incorporation of Digex International Holding Company P†

Exhibit T3A-55	Certificate of Incorporation of E.L. Acquisition, Inc. P†

Exhibit T3A-56	Certificate of Incorporation of Express Communications, Inc. P†

Exhibit T3A-57	Certificate of Incorporation of Fibercom of Missouri, Inc. P†

Exhibit T3A-58	Certificate of Incorporation of FiberNet Rochester, Inc. P†

Exhibit T3A-59	Certificate of Incorporation of Fibernet, Inc. P†

Exhibit T3A-60	Certificate of Incorporation of Healan Communications, Inc. P†

Exhibit T3A-61	Certificate of Formation of ICI Capital LLC P†

Exhibit T3A-62	Certificate of Incorporation of Institutional Communications Company – Virginia P†

Exhibit T3A-63	Certificate of Incorporation of Intelligent Investment Partners, Inc. P†

Exhibit T3A-64	Certificate of Incorporation of Intermedia Capital, Inc. P†

Exhibit T3A-65	Certificate of Incorporation of Intermedia Communications Inc. P†

Exhibit T3A-66	Certificate of Incorporation of Intermedia Communications of Virginia, Inc. P†

Exhibit T3A-67	Certificate of Incorporation of Intermedia Investment, Inc. P†

Exhibit T3A-68	Certificate of Incorporation of Intermedia Licensing Company P†

Exhibit T3A-69	Certificate of Formation of Intermedia Services LLC P†

Exhibit T3A-70	Certificate of Incorporation of J.B. Telecom, Inc. P†

Exhibit T3A-71	Certificate of Incorporation of Jones Lightwave of Denver, Inc. P†

Exhibit T3A-72	Certificate of Incorporation of Marconi Telegraph-Cable Company, Inc. P†

Exhibit T3A-73	Certificate of Incorporation of MCI Canada, Inc. P†

Exhibit T3A-74	Certificate of Incorporation of MCI Communications Corporation P†

Exhibit T3A-75	Certificate of Incorporation of MCI Equipment Acquisition Corporation P†

Exhibit T3A-76	Certificate of Incorporation of MCI Galaxy III Transponder Leasing, Inc. P†

Exhibit T3A-77	Certificate of Incorporation of MCI Global Access Corporation P†

Exhibit T3A-78	Certificate of Incorporation of MCI Global Support Corporation P†

Exhibit T3A-79	Certificate of Incorporation of MCI International Services, L.L.C. P†

Exhibit T3A-80	Certificate of Incorporation of MCI International Telecommunications Corporation P†

Exhibit T3A-81	Certificate of Incorporation of MCI International Telecommunications Holding Corporation P†

Exhibit T3A-82	Certificate of Incorporation of MCI International, Inc. P†

Exhibit T3A-83	Certificate of Incorporation of MCI Investments Holdings, Inc. P†

Exhibit T3A-84	Certificate of Incorporation of MCI Network Technologies, Inc. P†

Exhibit T3A-85	Certificate of Incorporation of MCI Omega Properties, Inc. P†

Exhibit T3A-86	Certificate of Formation of MCI Payroll Services, LLC P†

Exhibit T3A-87	Certificate of Incorporation of MCI Research, Inc. P†

Exhibit T3A-88	Certificate of Incorporation of MCI Systemhouse L.L.C. P†

Exhibit T3A-89	Certificate of Incorporation of MCI Transcon Corporation P†

Exhibit T3A-90	Certificate of Incorporation of MCI Wireless, Inc. P†

Exhibit T3A-91	Certificate of Incorporation of MCI WORLDCOM Brands, L.L.C. P†

Exhibit T3A-92	Certificate of Formation of MCI WORLDCOM Brazil LLC P†

Exhibit T3A-93	Certificate of Formation of MCI WORLDCOM Brooks Telecom, LLC P†

Exhibit T3A-94	Certificate of Incorporation of MCI WORLDCOM Capital Management Corporation P†

Exhibit T3A-95	Certificate of Incorporation of MCI WORLDCOM Communications of Virginia, Inc. P†

Exhibit T3A-96	Certificate of Incorporation of MCI WORLDCOM Communications, Inc. P†

Exhibit T3A-97	Certificate of Incorporation of MCI WORLDCOM Financial Management Corporation P†

Exhibit T3A-98	Certificate of Incorporation of MCI WORLDCOM International, Inc. P†

Exhibit T3A-99	Certificate of Incorporation of MCI WorldCom Management Company, Inc. P†

Exhibit T3A-100	Certificate of Formation of MCI WORLDCOM MFS Telecom, LLC P†

Exhibit T3A-101	Certificate of Incorporation of MCI WORLDCOM Network Services of Virginia, Inc. P†

Exhibit T3A-102	Certificate of Incorporation of MCI WORLDCOM Network Services, Inc. P†

Exhibit T3A-103	Certificate of Incorporation of MCI WORLDCOM Receivables Corporation P†

Exhibit T3A-104	Certificate of Incorporation of MCI WORLDCOM Synergies Management Company, Inc. P†

Exhibit T3A-105	Certificate of Incorporation of MCI/OTI Corporation P†

Exhibit T3A-106	Certificate of Formation of MCImetro Access Transmission Services LLC P†

Exhibit T3A-107	Certificate of Incorporation of Metrex Corporation P†

Exhibit T3A-108	Certificate of Incorporation of Metropolitan Fiber Systems of Alabama, Inc. P†

Exhibit T3A-109	Certificate of Incorporation of Metropolitan Fiber Systems of Arizona, Inc. P†

Exhibit T3A-110	Certificate of Incorporation of Metropolitan Fiber Systems of Baltimore, Inc. P†

Exhibit T3A-111	Certificate of Incorporation of Metropolitan Fiber Systems of California, Inc. P†

Exhibit T3A-112	Certificate of Incorporation of Metropolitan Fiber Systems of Columbus, Inc. P†

Exhibit T3A-113	Certificate of Incorporation of Metropolitan Fiber Systems of Connecticut, Inc. P†

Exhibit T3A-114	Certificate of Incorporation of Metropolitan Fiber Systems of Dallas, Inc. P†

Exhibit T3A-115	Certificate of Incorporation of Metropolitan Fiber Systems of Delaware, Inc. P†

Exhibit T3A-116	Certificate of Incorporation of Metropolitan Fiber Systems of Denver, Inc. P†

Exhibit T3A-117	Certificate of Incorporation of Metropolitan Fiber Systems of Detroit, Inc. P†

Exhibit T3A-118	Certificate of Incorporation of Metropolitan Fiber Systems of Florida, Inc. P†

Exhibit T3A-119	Certificate of Incorporation of Metropolitan Fiber Systems of Hawaii, Inc. P†

Exhibit T3A-120	Certificate of Incorporation of Metropolitan Fiber Systems of Houston, Inc. P†

Exhibit T3A-121	Certificate of Incorporation of Metropolitan Fiber Systems of Indianapolis, Inc. P†

Exhibit T3A-122	Certificate of Incorporation of Metropolitan Fiber Systems of Iowa, Inc. P†

Exhibit T3A-123	Certificate of Incorporation of Metropolitan Fiber Systems of Kansas City, Missouri, Inc. P†

Exhibit T3A-124	Certificate of Incorporation of Metropolitan Fiber Systems of Kansas, Inc. P†

Exhibit T3A-125	Certificate of Incorporation of Metropolitan Fiber Systems of Kentucky, Inc. P†

Exhibit T3A-126	Certificate of Incorporation of Metropolitan Fiber Systems of Massachusetts, Inc. P†

Exhibit T3A-127	Certificate of Incorporation of Metropolitan Fiber Systems of Minneapolis/St. Paul, Inc. P†

Exhibit T3A-128	Certificate of Incorporation of Metropolitan Fiber Systems of Nebraska, Inc. P†

Exhibit T3A-129	Certificate of Incorporation of Metropolitan Fiber Systems of Nevada, Inc. P†

Exhibit T3A-130	Certificate of Incorporation of Metropolitan Fiber Systems of New Hampshire, Inc. P†

Exhibit T3A-131	Certificate of Incorporation of Metropolitan Fiber Systems of New Jersey, Inc. P†

Exhibit T3A-132	Certificate of Incorporation of Metropolitan Fiber Systems of New Orleans, Inc. P†

Exhibit T3A-133	Certificate of Incorporation of Metropolitan Fiber Systems of New York, Inc. P†

Exhibit T3A-134	Certificate of Incorporation of Metropolitan Fiber Systems of North Carolina, Inc. P†

Exhibit T3A-135	Certificate of Incorporation of Metropolitan Fiber Systems of Ohio, Inc. P†

Exhibit T3A-136	Certificate of Incorporation of Metropolitan Fiber Systems of Oklahoma, Inc. P†

Exhibit T3A-137	Certificate of Incorporation of Metropolitan Fiber Systems of Oregon, Inc. P†

Exhibit T3A-138	Certificate of Incorporation of Metropolitan Fiber Systems of Philadelphia, Inc. P†

Exhibit T3A-139	Certificate of Incorporation of Metropolitan Fiber Systems of Pittsburgh, Inc. P†

Exhibit T3A-140	Certificate of Incorporation of Metropolitan Fiber Systems of Rhode Island, Inc. P†

Exhibit T3A-141	Certificate of Incorporation of Metropolitan Fiber Systems of Seattle, Inc. P†

Exhibit T3A-142	Certificate of Incorporation of Metropolitan Fiber Systems of St. Louis, Inc. P†

Exhibit T3A-143	Certificate of Incorporation of Metropolitan Fiber Systems of Tennessee, Inc. P†

Exhibit T3A-144	Certificate of Incorporation of Metropolitan Fiber Systems of Virginia, Inc. P†

Exhibit T3A-145	Certificate of Incorporation of Metropolitan Fiber Systems of Wisconsin, Inc. P†

Exhibit T3A-146	Certificate of Incorporation of Metropolitan Fiber Systems/McCourt, Inc. P†

Exhibit T3A-147	Certificate of Incorporation of MFS CableCo U.S., Inc. P†

Exhibit T3A-148	Certificate of Incorporation of MFS Datanet, Inc. P†

Exhibit T3A-149	Certificate of Incorporation of MFS Foreign Personnel, Inc. P†

Exhibit T3A-150	Certificate of Incorporation of MFS Global Communications, Inc. (f/k/a MCI WorldCom Services Co.) P†

Exhibit T3A-151	Certificate of Incorporation of MFS Globenet, Inc. P†

Exhibit T3A-152	Certificate of Incorporation of MFS International Holdings, L.L.C. P†

Exhibit T3A-153	Certificate of Incorporation of MFS International Opportunities, Inc. (f/k/a MCI WorldCom Marketing Co.) P†

Exhibit T3A-154	Certificate of Incorporation of MFS Telecom, Inc. P†

Exhibit T3A-155	Certificate of Incorporation of MFS Telephone of Missouri, Inc. P†

Exhibit T3A-156	Certificate of Incorporation of MFS Telephone of New Hampshire, Inc. P†

Exhibit T3A-157	Certificate of Incorporation of MFS Telephone of Virginia, Inc. P†

Exhibit T3A-158	Certificate of Incorporation of MFS Telephone, Inc. P†

Exhibit T3A-159	Certificate of Partnership of MFS/C-TEC (New Jersey) Partnership P†

Exhibit T3A-160	Certificate of Incorporation of MFSA Holding, Inc. P†

Exhibit T3A-161	Certificate of Incorporation of Military Communications Center, Inc. P†

Exhibit T3A-162	Certificate of Incorporation of MobileComm Europe Inc. P†

Exhibit T3A-163	Certificate of Incorporation of Mtel American Radiodetermination Corporation P†

Exhibit T3A-164	Certificate of Incorporation of Mtel Asia, Inc. P†

Exhibit T3A-165	Certificate of Incorporation of Mtel Cellular, Inc. P†

Exhibit T3A-166	Certificate of Incorporation of Mtel Digital Services, Inc. P†

Exhibit T3A-167	Certificate of Incorporation of Mtel International, Inc. P†

Exhibit T3A-168	Certificate of Incorporation of Mtel Latin America, Inc. P†

Exhibit T3A-169	Certificate of Incorporation of Mtel Microwave, Inc. P†

Exhibit T3A-170	Certificate of Incorporation of Mtel Service Corporation P†

Exhibit T3A-171	Certificate of Incorporation of Mtel Space Technologies Corporation P†

Exhibit T3A-172	Certificate of Incorporation of Mtel Technologies, Inc. P†

Exhibit T3A-173	Certificate of Incorporation of N.C.S. Equipment Corporation P†

Exhibit T3A-174	Certificate of Incorporation of National Telecommunications of Florida, Inc. P†

Exhibit T3A-175	Certificate of Incorporation of Netwave Systems, Inc. P†

Exhibit T3A-176	Certificate of Incorporation of networkMCI, Inc. P†

Exhibit T3A-177	Certificate of Incorporation of New England Fiber Communications L.L.C. P†

Exhibit T3A-178	Certificate of Incorporation of Northeast Networks, Inc. P†

Exhibit T3A-179	Certificate of Incorporation of NTC, Inc. P†

Exhibit T3A-180	Certificate of Incorporation of Overseas Telecommunications, Inc. P†

Exhibit T3A-181	Certificate of Formation of Savannah Yacht & Ship, LLC P†

Exhibit T3A-182	Certificate of Incorporation of SkyTel Communications, Inc. P†

Exhibit T3A-183	Certificate of Incorporation of SkyTel Corp. P†

Exhibit T3A-184	Certificate of Formation of SkyTel Payroll Services, LLC P†

Exhibit T3A-185	Certificate of Incorporation of Southern Wireless Video, Inc. P†

Exhibit T3A-186	Certificate of Incorporation of Southernnet of South Carolina, Inc. P†

Exhibit T3A-187	Certificate of Incorporation of Southernnet Systems, Inc. P†

Exhibit T3A-188	Certificate of Incorporation of Southernnet, Inc. P†

Exhibit T3A-189	Certificate of Incorporation of Telecom*USA, Inc. P†

Exhibit T3A-190	Certificate of Incorporation of Teleconnect Company P†

Exhibit T3A-191	Certificate of Incorporation of Teleconnect Long Distance Services & Systems Company P†

Exhibit T3A-192	Certificate of Incorporation of Tenant Network Services, Inc. P†

Exhibit T3A-193	Certificate of Incorporation of TMC Communications, Inc. P†

Exhibit T3A-194	Certificate of Incorporation of TransCall America, Inc. P†

Exhibit T3A-195	Certificate of Incorporation of Tru Vision Wireless, Inc. P†

Exhibit T3A-196	Certificate of Incorporation of Tru Vision-Flippin, Inc. P†

Exhibit T3A-197	Certificate of Incorporation of TTI National, Inc. P†

Exhibit T3A-198	Certificate of Incorporation of UUNET Australia Limited P†

Exhibit T3A-199	Certificate of Incorporation of UUNET Caribbean, Inc. P†

Exhibit T3A-200	Certificate of Incorporation of UUNet Global Alliances, Inc. (f/k/a MCI WorldCom Transmission Co.) P†

Exhibit T3A-201	Certificate of Incorporation of UUNET Holdings Corp. P†

Exhibit T3A-202	Certificate of Incorporation of UUNET International Ltd. P†

Exhibit T3A-203	Certificate of Incorporation of UUNET Japan Ltd. P†

Exhibit T3A-204	Certificate of Formation of UUNET Payroll Services, LLC P†

Exhibit T3A-205	Certificate of Incorporation of UUNET Technologies, Inc. P†

Exhibit T3A-206	Certificate of Incorporation of Virginia Metrotel, Inc. P†

Exhibit T3A-207	Certificate of Incorporation of Western Business Network, Inc. P†

Exhibit T3A-208	Certificate of Formation of Wireless Enterprises LLC P†

Exhibit T3A-209	Certificate of Incorporation of Wireless One of Bryan, Texas, Inc. P†

Exhibit T3A-210	Certificate of Incorporation of Wireless One, Inc. P†

Exhibit T3A-211	Certificate of Incorporation of Wireless Video Enhanced Services P†

Exhibit T3A-212	Certificate of Incorporation of Wireless Video Enterprises, Inc. P†

Exhibit T3A-213	Certificate of Incorporation of Wireless Video Services P†

Exhibit T3A-214	Certificate of Incorporation of WorldCom Broadband Solutions, Inc. P†

Exhibit T3A-215	Certificate of Incorporation of WorldCom Caribbean, Inc. P†

Exhibit T3A-216	Certificate of Incorporation of WorldCom East, Inc. P†

Exhibit T3A-217	Certificate of Incorporation of WorldCom ETC, Inc. P†

Exhibit T3A-218	Certificate of Incorporation of WorldCom Federal Systems, Inc. P†

Exhibit T3A-219	Certificate of Incorporation of WorldCom Funding Corporation P†

Exhibit T3A-220	Certificate of Incorporation of WorldCom Global Strategic Alliances, Inc. P†

Exhibit T3A-221	Certificate of Incorporation of WorldCom Global Strategic Alliances International, Inc. P†

Exhibit T3A-222	Certificate of Incorporation of WorldCom ICC, Inc. P†

Exhibit T3A-223	Certificate of Incorporation of WorldCom Intermedia Communications Corporation (f/k/a Shared Technologies Fairchild Communications Corporation) P†

Exhibit T3A-224	Certificate of Incorporation of WorldCom Intermedia Telecom, Inc. (f/k/a Shared Technologies Fairchild Telecom, Inc.) P†

Exhibit T3A-225	Certificate of Incorporation of WorldCom Intermedia, Inc. (f/k/a Shared Technologies Fairchild, Inc.) P†

Exhibit T3A-226	Certificate of Incorporation of WorldCom International Data Services, Inc. P†

Exhibit T3A-227	Certificate of Formation of WorldCom International Mobile Services LLC P†

Exhibit T3A-228	Certificate of Incorporation of WorldCom International Mobile Services, Inc. P†

Exhibit T3A-229	Certificate of Incorporation of WorldCom Overseas Holdings, Inc. P†

Exhibit T3A-230	Certificate of Formation of WorldCom Payroll Services, LLC P†

Exhibit T3A-231	Certificate of Formation of WorldCom Purchasing, LLC P†

Exhibit T3A-232	Certificate of Formation of WorldCom Switzerland LLC P†

Exhibit T3A-233	Certificate of Incorporation of WorldCom Ventures, Inc. P†

Exhibit T3A-234	Certificate of Incorporation of WorldCom Wireless, Inc. P†

Exhibit T3A-235	Certificate of Incorporation of MCImetro Access Transmission Services of Virginia, Inc. P†

Exhibit T3A-236	Certificate of Incorporation of Brooks Fiber Communications of Virginia P†

Exhibit T3A-237	Certificate of Incorporation of B.T.C. Real Estate Investments, Inc. P†

Exhibit T3A-238	Certificate of Incorporation of Nova Cellular Co. P†

Exhibit T3B-1	Restated Bylaws of Applicant (incorporated by reference to Exhibit 99.2 to Applicant’s current report on Form 8-K dated October 23, 2002 (File No. 0-11258)).

Exhibit T3B-2	By-laws of 1-800-Collect, Inc. P†

Exhibit T3B-3	By-laws of Access Network Services, Inc. P†

Exhibit T3B-4	By-laws of Access Virginia, Inc. P†

Exhibit T3B-5	By-laws of ALD Communications, Inc. P†

Exhibit T3B-6	By-laws of BC Yacht Sales, Inc. P†

Exhibit T3B-7	Limited Liability Company Agreement of BCT Holdings, LLC P†

Exhibit T3B-8	Limited Liability Company Agreement of BCT Real Estate, LLC P†

Exhibit T3B-9	By-laws of BFC Communications, Inc. P†

Exhibit T3B-10	By-laws of Bittel Telecommunications Corporation P†

Exhibit T3B-11	By-laws of Brooks Fiber Communications of Arkansas, Inc. P†

Exhibit T3B-12	By-laws of Brooks Fiber Communications of Bakersfield, Inc. P†

Exhibit T3B-13	By-laws of Brooks Fiber Communications of Connecticut, Inc. P†

Exhibit T3B-14	By-laws of Brooks Fiber Communications of Fresno, Inc. P†

Exhibit T3B-15	By-laws of Brooks Fiber Communications of Idaho, Inc. P†

Exhibit T3B-16	By-laws of Brooks Fiber Communications of Massachusetts, Inc. P†

Exhibit T3B-17	By-laws of Brooks Fiber Communications of Michigan, Inc. P†

Exhibit T3B-18	By-laws of Brooks Fiber Communications of Minnesota, Inc. P†

Exhibit T3B-19	By-laws of Brooks Fiber Communications of Mississippi, Inc. P†

Exhibit T3B-20	By-laws of Brooks Fiber Communications of Missouri, Inc. P†

Exhibit T3B-21	By-laws of Brooks Fiber Communications of Nevada, Inc. P†

Exhibit T3B-22	By-laws of Brooks Fiber Communications of New England, Inc. P†

Exhibit T3B-23	By-laws of Brooks Fiber Communications of New Mexico, Inc. P†

Exhibit T3B-24	By-laws of Brooks Fiber Communications of New York, Inc. P†

Exhibit T3B-25	By-laws of Brooks Fiber Communications of Ohio, Inc. P†

Exhibit T3B-26	By-laws of Brooks Fiber Communications of Oklahoma, Inc. P†

Exhibit T3B-27	By-laws of Brooks Fiber Communications of Rhode Island, Inc. P†

Exhibit T3B-28	By-laws of Brooks Fiber Communications of Sacramento, Inc. P†

Exhibit T3B-29	By-laws of Brooks Fiber Communications of San Jose, Inc. P†

Exhibit T3B-30	By-laws of Brooks Fiber Communications of Stockton, Inc. P†

Exhibit T3B-31	By-laws of Brooks Fiber Communications of Tennessee, Inc. P†

Exhibit T3B-32	By-laws of Brooks Fiber Communications of Texas, Inc. P†

Exhibit T3B-33	By-laws of Brooks Fiber Communications of Tucson, Inc. P†

Exhibit T3B-34	By-laws of Brooks Fiber Communications of Tulsa, Inc. P†

Exhibit T3B-35	By-laws of Brooks Fiber Communications of Utah, Inc. P†

Exhibit T3B-36	By-laws of Brooks Fiber Communications-LD, Inc. P†

Exhibit T3B-37	By-laws of Brooks Fiber Properties, Inc. P†

Exhibit T3B-38	By-laws of BTC Finance Corp. P†

Exhibit T3B-39	By-laws of BTC Transportation Corporation P†

Exhibit T3B-40	By-laws of Business Internet, Inc. P†

Exhibit T3B-41	By-laws of CC Wireless, Inc. P†

Exhibit T3B-42	By-laws of Chicago Fiber Optic Corporation P†

Exhibit T3B-43	By-laws of Com Systems, Inc. P†

Exhibit T3B-44	By-laws of COM/NAV Realty Corp. P†

Exhibit T3B-45	By-laws of By-laws of Compuplex Incorporated P†

Exhibit T3B-46	By-laws of Cross Country Wireless, Inc. P†

Exhibit T3B-47	By-laws of CS Network Services, Inc. P†

Exhibit T3B-48	By-laws of CS Wireless Battle Creek, Inc. P†

Exhibit T3B-49	By-laws of CS Wireless Systems, Inc. P†

Exhibit T3B-50	By-laws of Digex, Incorporated P†

Exhibit T3B-51	By-laws of Digex International Holding Company P†

Exhibit T3B-52	By-laws of E.L. Acquisition, Inc. P†

Exhibit T3B-53	By-laws of Express Communications, Inc. P†

Exhibit T3B-54	By-laws of Fibercom of Missouri, Inc. P†

Exhibit T3B-55	By-laws of FiberNet Rochester, Inc. P†

Exhibit T3B-56	By-laws of Fibernet, Inc. P†

Exhibit T3B-57	By-laws of Healan Communications, Inc. P†

Exhibit T3B-58	Limited Liability Company Agreement of ICI Capital LLC P†

Exhibit T3B-59	By-laws of Institutional Communications Company - Virginia P†

Exhibit T3B-60	By-laws of Intelligent Investment Partners, Inc. P†

Exhibit T3B-61	By-laws of Intermedia Capital, Inc. P†

Exhibit T3B-62	By-laws of Intermedia Communications Inc. P†

Exhibit T3B-63	By-laws of Intermedia Communications of Virginia, Inc. P†

Exhibit T3B-64	By-laws of Intermedia Investment, Inc. P†

Exhibit T3B-65	By-laws of Intermedia Licensing Company P†

Exhibit T3B-66	Limited Liability Company Agreement of Intermedia Services LLC P†

Exhibit T3B-67	By-laws of J.B. Telecom, Inc. P†

Exhibit T3B-68	By-laws of Jones Lightwave of Denver, Inc. P†

Exhibit T3B-69	By-laws of Marconi Telegraph-Cable Company, Inc. P†

Exhibit T3B-70	By-laws of MCI Canada, Inc. P†

Exhibit T3B-71	By-laws of MCI Communications Corporation P†

Exhibit T3B-72	By-laws of MCI Equipment Acquisition Corporation P†

Exhibit T3B-73	By-laws of MCI Galaxy III Transponder Leasing, Inc. P†

Exhibit T3B-74	By-laws of MCI Global Access Corporation P†

Exhibit T3B-75	By-laws of MCI Global Support Corporation P†

Exhibit T3B-76	By-laws of MCI International Services, L.L.C. P†

Exhibit T3B-77	By-laws of MCI International Telecommunications Corporation P†

Exhibit T3B-78	By-laws of MCI International Telecommunications Holding Corporation P†

Exhibit T3B-79	By-laws of MCI International, Inc. P†

Exhibit T3B-80	By-laws of MCI Investments Holdings, Inc. P†

Exhibit T3B-81	By-laws of MCI Network Technologies, Inc. P†

Exhibit T3B-82	By-laws of MCI Omega Properties, Inc. P†

Exhibit T3B-83	Limited Liability Company Agreement of MCI Payroll Services, LLC P†

Exhibit T3B-84	By-laws of MCI Research, Inc. P†

Exhibit T3B-85	By-laws of MCI Systemhouse L.L.C. P†

Exhibit T3B-86	By-laws of MCI Transcon Corporation P†

Exhibit T3B-87	By-laws of MCI Wireless, Inc. P†

Exhibit T3B-88	By-laws of MCI WORLDCOM Brands, L.L.C. P†

Exhibit T3B-89	Limited Liability Company Agreement of MCI WORLDCOM Brazil LLC P†

Exhibit T3B-90	Limited Liability Company Agreement of MCI WORLDCOM Brooks Telecom, LLC P†

Exhibit T3B-91	By-laws of MCI WORLDCOM Capital Management Corporation P†

Exhibit T3B-92	By-laws of MCI WORLDCOM Communications of Virginia, Inc. P†

Exhibit T3B-93	By-laws of MCI WORLDCOM Communications, Inc. P†

Exhibit T3B-94	By-laws of MCI WORLDCOM Financial Management Corporation P†

Exhibit T3B-95	By-laws of MCI WORLDCOM International, Inc. P†

Exhibit T3B-96	By-laws of MCI WorldCom Management Company, Inc. P†

Exhibit T3B-97	Limited Liability Company Agreement of MCI WORLDCOM MFS Telecom, LLC P†

Exhibit T3B-98	By-laws of MCI WORLDCOM Network Services of Virginia, Inc. P†

Exhibit T3B-99	By-laws of MCI WORLDCOM Network Services, Inc. P†

Exhibit T3B-100	By-laws of MCI WORLDCOM Receivables Corporation P†

Exhibit T3B-101	By-laws of MCI WORLDCOM Synergies Management Company, Inc. P†

Exhibit T3B-102	By-laws of MCI/OTI Corporation P†

Exhibit T3B-103	Limited Liability Company Agreement of MCImetro Access Transmission Services LLC P†

Exhibit T3B-104	By-laws of Metrex Corporation P†

Exhibit T3B-105	By-laws of Metropolitan Fiber Systems of Alabama, Inc. P†

Exhibit T3B-106	By-laws of Metropolitan Fiber Systems of Arizona, Inc. P†

Exhibit T3B-107	By-laws of Metropolitan Fiber Systems of Baltimore, Inc. P†

Exhibit T3B-108	By-laws of Metropolitan Fiber Systems of California, Inc. P†

Exhibit T3B-109	By-laws of Metropolitan Fiber Systems of Columbus, Inc. P†

Exhibit T3B-110	By-laws of Metropolitan Fiber Systems of Connecticut, Inc. P†

Exhibit T3B-111	By-laws of Metropolitan Fiber Systems of Dallas, Inc. P†

Exhibit T3B-112	By-laws of Metropolitan Fiber Systems of Delaware, Inc. P†

Exhibit T3B-113	By-laws of Metropolitan Fiber Systems of Denver, Inc. P†

Exhibit T3B-114	By-laws of Metropolitan Fiber Systems of Detroit, Inc. P†

Exhibit T3B-115	By-laws of Metropolitan Fiber Systems of Florida, Inc. P†

Exhibit T3B-116	By-laws of Metropolitan Fiber Systems of Hawaii, Inc. P†

Exhibit T3B-117	By-laws of Metropolitan Fiber Systems of Houston, Inc. P†

Exhibit T3B-118	By-laws of Metropolitan Fiber Systems of Indianapolis, Inc. P†

Exhibit T3B-119	By-laws of Metropolitan Fiber Systems of Iowa, Inc. P†

Exhibit T3B-120	By-laws of Metropolitan Fiber Systems of Kansas City, Missouri, Inc. P†

Exhibit T3B-121	By-laws of Metropolitan Fiber Systems of Kansas, Inc. P†

Exhibit T3B-122	By-laws of Metropolitan Fiber Systems of Kentucky, Inc. P†

Exhibit T3B-123	By-laws of Metropolitan Fiber Systems of Massachusetts, Inc. P†

Exhibit T3B-124	By-laws of Metropolitan Fiber Systems of Minneapolis/St. Paul, Inc. P†

Exhibit T3B-125	By-laws of Metropolitan Fiber Systems of Nebraska, Inc. P†

Exhibit T3B-126	By-laws of Metropolitan Fiber Systems of Nevada, Inc. P†

Exhibit T3B-127	By-laws of Metropolitan Fiber Systems of New Hampshire, Inc. P†

Exhibit T3B-128	By-laws of Metropolitan Fiber Systems of New Jersey, Inc. P†

Exhibit T3B-129	By-laws of Metropolitan Fiber Systems of New Orleans, Inc. P†

Exhibit T3B-130	By-laws of Metropolitan Fiber Systems of New York, Inc. P†

Exhibit T3B-131	By-laws of Metropolitan Fiber Systems of North Carolina, Inc. P†

Exhibit T3B-132	By-laws of Metropolitan Fiber Systems of Ohio, Inc. P†

Exhibit T3B-133	By-laws of Metropolitan Fiber Systems of Oklahoma, Inc. P†

Exhibit T3B-134	By-laws of Metropolitan Fiber Systems of Oregon, Inc. P†

Exhibit T3B-135	By-laws of Metropolitan Fiber Systems of Philadelphia, Inc. P†

Exhibit T3B-136	By-laws of Metropolitan Fiber Systems of Pittsburgh, Inc. P†

Exhibit T3B-137	By-laws of Metropolitan Fiber Systems of Rhode Island, Inc. P†

Exhibit T3B-138	By-laws of Metropolitan Fiber Systems of Seattle, Inc. P†

Exhibit T3B-139	By-laws of Metropolitan Fiber Systems of St. Louis, Inc. P†

Exhibit T3B-140	By-laws of Metropolitan Fiber Systems of Tennessee, Inc. P†

Exhibit T3B-141	By-laws of Metropolitan Fiber Systems of Virginia, Inc. P†

Exhibit T3B-142	By-laws of Metropolitan Fiber Systems of Wisconsin, Inc. P†

Exhibit T3B-143	By-laws of Metropolitan Fiber Systems/McCourt, Inc. P†

Exhibit T3B-144	By-laws of MFS CableCo U.S., Inc. P†

Exhibit T3B-145	By-laws of MFS Datanet, Inc. P†

Exhibit T3B-146	By-laws of MFS Foreign Personnel, Inc. P†

Exhibit T3B-147	By-laws of MFS Global Communications, Inc. (f/k/a MCI WorldCom Services o.) P†

Exhibit T3B-148	By-laws of MFS Globenet, Inc. P†

Exhibit T3B-149	By-laws of MFS International Holdings, L.L.C. P†

Exhibit T3B-150	By-laws of MFS International Opportunities, Inc. (f/k/a MCI WorldCom Marketing Co.) P†

Exhibit T3B-151	By-laws of MFS Telecom, Inc. P†

Exhibit T3B-152	By-laws of MFS Telephone of Missouri, Inc. P†

Exhibit T3B-153	By-laws of MFS Telephone of New Hampshire, Inc. P†

Exhibit T3B-154	By-laws of MFS Telephone of Virginia, Inc. P†

Exhibit T3B-155	By-laws of MFS Telephone, Inc. P†

Exhibit T3B-156	Partnership Agreement of MFS/C-TEC (New Jersey) Partnership P†

Exhibit T3B-157	By-laws of MFSA Holding, Inc. P†

Exhibit T3B-158	By-laws of Military Communications Center, Inc. P†

Exhibit T3B-159	By-laws of MobileComm Europe Inc. P†

Exhibit T3B-160	By-laws of Mtel American Radiodetermination Corporation P†

Exhibit T3B-161	By-laws of Mtel Asia, Inc. P†

Exhibit T3B-162	By-laws of Mtel Cellular, Inc. P†

Exhibit T3B-163	By-laws of Mtel Digital Services, Inc. P†

Exhibit T3B-164	By-laws of Mtel International, Inc. P†

Exhibit T3B-165	By-laws of Mtel Latin America, Inc. P†

Exhibit T3B-166	By-laws of Mtel Microwave, Inc. P†

Exhibit T3B-167	By-laws of Mtel Service Corporation P†

Exhibit T3B-168	By-laws of Mtel Space Technologies Corporation P†

Exhibit T3B-169	By-laws of Mtel Technologies, Inc. P†

Exhibit T3B-170	By-laws of N.C.S. Equipment Corporation P†

Exhibit T3B-171	By-laws of National Telecommunications of Florida, Inc. P†

Exhibit T3B-172	By-laws of Netwave Systems, Inc. P†

Exhibit T3B-173	By-laws of networkMCI, Inc. P†

Exhibit T3B-174	By-laws of New England Fiber Communications L.L.C. P†

Exhibit T3B-175	By-laws of Northeast Networks, Inc. P†

Exhibit T3B-176	By-laws of NTC, Inc. P†

Exhibit T3B-177	By-laws of Overseas Telecommunications, Inc. P†

Exhibit T3B-178	Limited Liability Company Agreement of Savannah Yacht & Ship, LLC P†

Exhibit T3B-179	By-laws of SkyTel Communications, Inc. P†

Exhibit T3B-180	By-laws of SkyTel Corp. P†

Exhibit T3B-181	Limited Liability Company Agreement of SkyTel Payroll Services, LLC P†

Exhibit T3B-182	By-laws of Southern Wireless Video, Inc. P†

Exhibit T3B-183	By-laws of Southernnet of South Carolina, Inc. P†

Exhibit T3B-184	By-laws of Southernnet Systems, Inc. P†

Exhibit T3B-185	By-laws of Southernnet, Inc. P†

Exhibit T3B-186	By-laws of Telecom*USA, Inc. P†

Exhibit T3B-187	By-laws of Teleconnect Company P†

Exhibit T3B-188	By-laws of Teleconnect Long Distance Services & Systems Company P†

Exhibit T3B-189	By-laws of Tenant Network Services, Inc. P†

Exhibit T3B-190	By-laws of TMC Communications, Inc. P†

Exhibit T3B-191	By-laws of TransCall America, Inc. P†

Exhibit T3B-192	By-laws of Tru Vision Wireless, Inc. P†

Exhibit T3B-193	By-laws of Tru Vision-Flippin, Inc. P†

Exhibit T3B-194	By-laws of TTI National, Inc. P†

Exhibit T3B-195	By-laws of UUNET Australia Limited P†

Exhibit T3B-196	By-laws of UUNET Caribbean, Inc. P†

Exhibit T3B-197	By-laws of UUNet Global Alliances, Inc. (f/k/a MCI WorldCom Transmission Co.) P†

Exhibit T3B-198	By-laws of UUNET Holdings Corp. P†

Exhibit T3B-199	By-laws of UUNET International Ltd. P†

Exhibit T3B-200	By-laws of UUNET Japan Ltd. P†

Exhibit T3B-201	Limited Liability Company Agreement of UUNET Payroll Services, LLC P†

Exhibit T3B-202	By-laws of UUNET Technologies, Inc. P†

Exhibit T3B-203	By-laws of Virginia Metrotel, Inc. P†

Exhibit T3B-204	By-laws of Western Business Network, Inc. P†

Exhibit T3B-205	Limited Liability Company Agreement of Wireless Enterprises LLC P†

Exhibit T3B-206	By-laws of Wireless One of Bryan, Texas, Inc. P†

Exhibit T3B-207	By-laws of Wireless One, Inc. P†

Exhibit T3B-208	By-laws of Wireless Video Enhanced Services P†

Exhibit T3B-209	By-laws of Wireless Video Enterprises, Inc. P†

Exhibit T3B-210	By-laws of Wireless Video Services P†

Exhibit T3B-211	By-laws of WorldCom Broadband Solutions, Inc. P†

Exhibit T3B-212	By-laws of WorldCom Caribbean, Inc. P†

Exhibit T3B-213	By-laws of WorldCom East, Inc. P†

Exhibit T3B-214	By-laws of WorldCom ETC, Inc. P†

Exhibit T3B-215	By-laws of WorldCom Federal Systems, Inc. P†

Exhibit T3B-216	By-laws of WorldCom Funding Corporation P†

Exhibit T3B-217	By-laws of WorldCom Global Strategic Alliances, Inc. P†

Exhibit T3B-218	By-laws of WorldCom Global Strategic Alliances International, Inc. P†

Exhibit T3B-219	By-laws of WorldCom ICC, Inc. P†

Exhibit T3B-220	By-laws of WorldCom Intermedia Communications Corporation (f/k/a Shared Technologies Fairchild Communications Corporation) P†

Exhibit T3B-221	By-laws of WorldCom Intermedia Telecom, Inc. (f/k/a Shared Technologies Fairchild Telecom, Inc.) P†

Exhibit T3B-222	By-laws of WorldCom Intermedia, Inc. (f/k/a Shared Technologies Fairchild, Inc.) P†

Exhibit T3B-223	By-laws of WorldCom International Data Services, Inc. P†

Exhibit T3B-224	Limited Liability Company Agreement of WorldCom International Mobile Services LLC P†

Exhibit T3B-225	By-laws of WorldCom International Mobile Services, Inc. P†

Exhibit T3B-226	By-laws of WorldCom Overseas Holdings, Inc. P†

Exhibit T3B-227	Limited Liability Company Agreement of WorldCom Payroll Services, LLC P†

Exhibit T3B-228	Limited Liability Company Agreement of WorldCom Purchasing, LLC P†

Exhibit T3B-229	Limited Liability Company Agreement of WorldCom Switzerland LLC P†

Exhibit T3B-230	By-laws of WorldCom Ventures, Inc. P†

Exhibit T3B-231	By-laws of WorldCom Wireless, Inc. P†

Exhibit T3B-232	By-laws of MCImetro Access Transmission Services of Virginia, Inc. P†

Exhibit T3B-233	By-laws of Brooks Fiber Communications of Virginia P†

Exhibit T3B-234	By-laws of B.T.C. Real Estate Investments, Inc. P†

Exhibit T3B-235	By-laws of Nova Cellular Co. P†

Exhibit T3C-1*	Form of Indenture between Applicant and the Trustee governing Senior Notes due 2014.

Exhibit T3C-2*	Form of Indenture between Applicant and the Trustee governing Senior Notes due 2009.

Exhibit T3C-3*	Form of Indenture between Applicant and the Trustee governing Senior Notes due 2007.

Exhibit T3D	Not Applicable.

Exhibit T3E-1	Disclosure Statement for Debtors’ Joint Plan of Reorganization, dated May 23, 2003 (previously filed).

Exhibit T3E-2	Debtors’ Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code, dated May 23, 2003 (previously filed).

Exhibit T3E-3	Debtors’ Amended Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code, dated July 9, 2003 (incorporated by reference to Exhibit 2.1 to Applicant’s current report on Form 8-K dated July 17, 2003 (File No. 0-11258)).

Exhibit T3E-4	Supplement to Disclosure Statement for Debtors’ Joint Plan of Reorganization, dated July 9, 2003 (incorporated by reference to Exhibit 2.2 to Applicant’s current report on Form 8-K dated July 17, 2003 (File No. 0-11258)).

Exhibit T3E-5	Second Supplement to Disclosure Statement for Debtors’ Joint Plan of Reorganization, dated August 6, 2003 (incorporated by reference to Exhibit 99 to Applicant’s current report on Form 8-K dated August 8, 2003 (File No. 0-11258)).

Exhibit T3E-6	Third Supplement to Disclosure Statement for Debtors’ Joint Plan of Reorganization, dated September 12, 2003 (incorporated by reference to Exhibit 99 to Applicant’s current report on Form 8-K dated September 22, 2003 (File No. 0-11258)).

Exhibit T3E-7	Debtors’ Modified Second Amended Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code, dated October 21, 2003 (incorporated by reference to Exhibit 2.1 to Applicant’s current report on Form 8-K dated November 18, 2003 (File No. 0-11258)).

Exhibit T3F*	Cross reference sheet showing the location in the Indenture of the provisions inserted therein pursuant to Sections 310 through 318(a), inclusive, of the Trust Indenture Act of 1939 (included as part of Exhibits T3C-1, T3C-2 and T3C-3).

Exhibit T3G*	Statement of eligibility and qualification of the Trustee on Form T-1.

*	Filed herewith.
†	In accordance with Rule 202 of Regulation S-T, paper copy previously filed pursuant to a continuing hardship exemption.